    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1997.


                                                      REGISTRATION NO. 333-20733
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                                AMENDMENT NO. 2



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   HPSC, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                6159                               04-2560004
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                          60 STATE STREET, 35TH FLOOR
                        BOSTON, MASSACHUSETTS 02109-1803
                                 (617) 720-3600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                     JOHN W. EVERETS, CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                                   HPSC, INC.
                          60 STATE STREET, 35TH FLOOR
                        BOSTON, MASSACHUSETTS 02109-1803
                                 (617) 720-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                        Copies of all communications to:

             DENNIS W. TOWNLEY, ESQ.                              LEWIS J. GEFFEN, ESQ.
               Hill & Barlow, P.C.                    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
             One International Place                                       P.C.
              Boston, MA 02110-2607                                One Financial Center
                  (617) 428-3000                                  Boston, MA 02111-2657
                                                                      (617) 542-6000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective date of this Registration Statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 18, 1997


                                  $20,000,000

                                   HPSC LOGO
                       % SENIOR SUBORDINATED NOTES DUE 2007
                           --------------------------


    The   % Senior Subordinated Notes offered hereby (the "Notes") will mature on April 1, 2007. Interest on the Notes is payable semiannually on April 1 and October 1, beginning October 1, 1997. The Notes are redeemable at the option of HPSC, Inc. ("HPSC"), in whole or in part, other than through the operation of the Sinking Fund (defined herein), as described in this Prospectus, after April 1, 2002 at the redemption prices set forth herein, plus accrued but unpaid interest to the date of repurchase.



    On and after April 1, 2002, HPSC is required to redeem, on January 1, April 1, July 1 and October 1 of each year, a portion of the aggregate principal amount of the Notes as set forth herein at a redemption price equal to 100% of the aggregate principal amount of the Notes so redeemed, plus accrued but unpaid interest to the redemption date. The principal amount of Notes to be redeemed may at the option of HPSC be reduced in inverse order of maturity by an amount equal to the sum of (i) the principal amount of Notes theretofore issued and acquired at any time by HPSC and delivered to the Trustee for cancellation, and not theretofore made the basis for the reduction of a Sinking Fund payment, and
(ii) the principal amount of Notes at any time redeemed and paid pursuant to the optional redemption provisions of the Notes or which shall at any time have been duly called for redemption (otherwise than through operation of the Sinking
Fund) and the redemption price shall have been deposited in trust for that purpose and which theretofore have not been made the basis for the reduction of a Sinking Fund payment. See "Description of Notes--Redemption--SINKING FUND."


    Upon the occurrence of a Change of Control (defined herein), each holder of the Notes will have the option to require HPSC to repurchase such holder's Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, together with accrued but unpaid interest to the date of repurchase. See "Description of Notes--Certain Covenants--REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL."


    The Notes are unsecured, general obligations of HPSC, subordinate in right of payment to all Secured Portfolio Debt (as defined) of HPSC, ranking PARI PASSU with all existing unsecured Funded Recourse Debt (as defined) of HPSC, and senior in right of payment to all future unsecured Funded Recourse Debt of HPSC. In addition, as no existing or future subsidiary of HPSC has guaranteed or will guarantee the Notes, the Notes will be effectively subordinated to any Indebtedness of any Subsidiaries (as such terms are defined herein) of HPSC. At December 31, 1996, after giving effect to the sale of the Notes and the application of the estimated net proceeds thereof, the outstanding Secured Portfolio Debt of the Company would have been $98.2 million, of which $74.3 million would have been Indebtedness of Subsidiaries of HPSC. The Company does not currently have outstanding any Indebtedness that is subordinate or junior in right of payment to the Notes.


    HPSC does not intend to list the Notes on any securities exchange or to include them on any quotation system, and no active trading market is likely to develop. Although the Underwriters have indicated an intention to make a market in the Notes, neither Underwriter is obligated to make a market in the Notes, and any market making may be discontinued at any time without notice at the sole discretion of such Underwriter. See "Underwriting."
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                             Underwriting
                                                        Price to             Discounts and           Proceeds to
                                                         Public             Commissions(1)           Company(2)
Per Senior Subordinated Note....................          100%                     %                      %
Total(3)........................................       $20,000,000                 $                      $

(1) HPSC has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by HPSC estimated at $500,000.
(3) HPSC has granted the Underwriters a 30-day option to purchase up to an additional $3,000,000 principal amount of the Notes, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to HPSC
    will be $23,000,000, $         and $         .
                         ------------------------------

    The Notes are offered by the Underwriters, subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the Notes will be made at the offices of Advest, Inc., New York, New
York, on or about          , 1997.

ADVEST, INC.  LEGG MASON WOOD WALKER
                                                        INCORPORATED
                The date of this Prospectus is           , 1997.

[Map of the continental United States displaying the locations of the Company's sales offices and the regional distribution of the Company's portfolio balances for contracts owned and managed by HPSC (ACFC portfolio excluded)]

            REGION              AMOUNT ($)   NUMBER OF CONTRACTS
------------------------------  -----------  -------------------
West                            $54 million                2,900
Central                         $48 million                2,900
Southeast                       $48 million                3,100
Northeast                       $40 million                2,200

HEADQUARTERS:
Boston, Massachusetts

BRANCHES:
Fairfield, New Jersey

Charlotte, North Carolina

Atlanta, Georgia

Peachtree City, Georgia

Valrico, Florida

Bloomingdale, Illinois

Chicago, Illinois

Itasca, Illinois

Dallas, Texas

Arvada, Colorado

Chatsworth, California

Emeryville, California

                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. When used in this Prospectus, the words "believes," "anticipates," "expects," "plans," "intends," "estimates," "continue," "could," "may" or "will" (or the negative of such words) and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth beginning on page 9 and the matters set forth in this Prospectus generally. HPSC cautions the reader, however, that such list of risk factors may not be exhaustive. HPSC undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.
                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The logo of HPSC is a registered service mark of HPSC. All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, WHEN USED HEREIN "HPSC" REFERS TO HPSC, INC., A DELAWARE CORPORATION, AND THE "COMPANY" REFERS TO HPSC AND ITS SUBSIDIARIES, AS DESCRIBED BELOW. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATED TO THE PURCHASE OF NOTES OF THE COMPANY. SEE "RISK FACTORS."

                                  THE COMPANY


    HPSC, Inc. is a specialty finance company engaged primarily in providing financing for equipment and other professional practice-related expenses to the dental, ophthalmic, general medical, chiropractic and veterinary professions throughout the United States. The Company has over 20 years of experience as a provider of financing to dental professionals in the United States.



    In 1996, approximately 60.0% of the Company's originations were derived from healthcare equipment financing. Management estimates that the Company currently provides financing for equipment of more than 500 vendors. The Company competes principally in the portion of the healthcare finance market where the size of the transaction is $250,000 or less, sometimes referred to as the "small-ticket" market. The average size of the Company's financing transactions during 1996 was approximately $25,000. The Company's equipment financing transactions consist of noncancellable, direct finance leases and installment sales contracts, substantially all of which provide for a full payout at a fixed interest rate over a term of one to seven years. The Company provides its leasing customers with an option to purchase the leased equipment at the end of the term. Since 1991, over 99.0% of the Company's customers have exercised this option.



    HPSC also finances the purchase of healthcare practices, particularly dental practices. In addition, through its subsidiary, American Commercial Finance Corporation, the Company makes asset-based loans to a variety of businesses in the northeastern United States. In 1996, approximately 30.0% of the Company's originations were generated from financing professional practice related expenses, including practice finance, leasehold improvements, office furniture, working capital and supplies, and approximately 10.0% arose from asset-based lending.



    At December 31, 1996, the Company's outstanding leases and notes receivable owned and managed were approximately $208.0 million, consisting of 11,100 active contracts. HPSC's financing contract originations were approximately $86.9 million in 1996 compared to approximately $61.3 million in 1995 and approximately $28.4 million in 1994, annual increases of 41.9% and 115.8%, respectively. ACFC originated lines of credit in the amount of approximately $17.6 million in 1996, $12.1 million in 1995 and $5.0 million in 1994. The Company markets its financing services to healthcare providers in a number of ways, including through advertising and participation at trade shows and conventions, through its sales staff with 14 offices in nine states and through cooperative arrangements with equipment vendors.


    The Company's strategy is to expand its business and to enhance its profitability by (i) increasing its share of the dental equipment financing market, as well as by expanding its activities in other healthcare markets; (ii) diversifying the Company's revenue stream through its practice finance and asset-based lending; (iii) emphasizing service to vendors and customers; (iv) increasing its direct sales and other marketing efforts; (v) maintaining and increasing the Company's access to low-cost capital and managing interest rate risks; (vi) continuing to manage effectively its credit risks; and (vii) capitalizing on information technology to increase productivity and enable the Company to manage a higher volume of financing transactions.

    HPSC was incorporated in Delaware in 1975. Its executive offices are located at 60 State Street, Boston, Massachusetts 02109, and its telephone number is
(617) 720-3600. The Company's common stock is traded on the Nasdaq National Market under the symbol "HPSC."

                                  THE OFFERING


Securities Offered by the         $20,000,000 principal amount of    % Senior Subordinated
  Company.......................  Notes due 2007 (the "Notes").

Maturity Date...................  April 1, 2007

Sinking Fund....................  Sinking fund payments beginning in year five to yield a weighted average life to maturity of approximately seven
                                  and one-half years. On and after April 1, 2002, HPSC is
                                  required to redeem, on January 1, April 1, July 1 and
                                  October 1 of each year, a portion of the aggregate
                                  principal amount of the Notes as set forth herein at a
                                  redemption price equal to 100% of the aggregate principal
                                  amount of the Notes so redeemed, plus accrued but unpaid
                                  interest to the redemption date. The principal amount of
                                  Notes to be redeemed may at the option of HPSC be reduced
                                  in inverse order of maturity by an amount equal to the sum of (i) the principal amount of Notes theretofore issued
                                  and acquired at any time by HPSC and delivered to the
                                  Trustee for cancellation, and not theretofore made the
                                  basis for the reduction of a Sinking Fund payment, and
                                  (ii) the principal amount of Notes at any time redeemed
                                  and paid pursuant to the optional redemption provisions of the Notes or which shall at any time have been duly called for redemption (otherwise than through operation of the
                                  Sinking Fund) and the redemption price shall have been
                                  deposited in trust for that purpose and which theretofore
                                  have not been made the basis for the reduction of a
                                  Sinking Fund payment. See "Description of
                                  Notes--Redemption--Sinking Fund."

Interest Payment Dates..........  April 1 and October 1, beginning October 1, 1997

Ranking.........................  The Notes will be unsecured, general obligations of HPSC, subordinate in right of payment to all Secured Portfolio
                                  Debt (as defined below under the heading "Description of
                                  Notes--Certain Definitions") of HPSC, ranking PARI PASSU
                                  with all existing unsecured Funded Recourse Debt (as
                                  defined below under the heading "Description of
                                  Notes--Certain Definitions") of HPSC, and senior in right
                                  of payment to all future unsecured Funded Recourse Debt of
                                  HPSC. In addition, as no existing or future subsidiary of
                                  HPSC has guaranteed or will guarantee the Notes, the Notes will be effectively subordinated to any Indebtedness of
                                  any Subsidiaries (as such terms are defined below under
                                  the heading "Description of Notes--Certain Definitions")
                                  of HPSC. The Company does not currently have outstanding
                                  any Indebtedness that is subordinate or junior in right of payment to the Notes.

Optional Redemption.............  The Notes will be nonredeemable for five years after issuance. The Notes will be redeemable at the option of
                                  HPSC, in whole or in part, after five years, at premiums
                                  declining annually until April 1, 2002, at which time the
                                  Notes will be redeemable at par plus accrued interest.

Repurchase Option Upon Death....  Upon the death of any Holder, HPSC will repurchase upon request, at par plus accrued but unpaid interest, such
                                  Holder's Notes, subject to limits of $25,000 in principal
                                  amount per Holder per year and $250,000 in aggregate
                                  principal amount for all Holders in any 12-month period,
                                  and subject to other conditions being satisfied.

Change of Control...............  Upon the occurrence of a Change of Control (as defined below under the heading "Description of Notes--Certain
                                  Covenants-- REPURCHASE OF NOTES AT THE OPTION OF THE
                                  HOLDER UPON A CHANGE OF CONTROL"), each Holder of the
                                  Notes will have the option to require HPSC to repurchase
                                  such Holder's Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, together with
                                  accrued but unpaid interest to the date of repurchase.

Use of Proceeds.................  To repay indebtedness outstanding under the Revolver (as defined herein) and for working capital and general
                                  corporate purposes.

Principal Covenants.............  The Indenture will contain certain covenants that will restrict, among other things, the ability of the Company
                                  to (i) incur Funded Recourse Debt and Disqualified Capital
                                  Stock (as defined below under the heading "Description of
                                  Notes--Certain Definitions"), (ii) make Restricted
                                  Payments (as defined below under the heading "Description
                                  of Notes--Certain Definitions"), (iii) restrict the
                                  ability of Subsidiaries to pay dividends or make
                                  distributions, (iv) incur liens, (v) enter into Affiliate
                                  Transactions (as defined below under the heading
                                  "Description of Notes--Certain Covenants--LIMITATION ON
                                  TRANSACTIONS WITH AFFILIATES"), (vi) merge or consolidate
                                  with or into another entity or sell substantially all of
                                  its assets and (vii) engage in other lines of business.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                                                            YEAR ENDED
                                                                       -----------------------------------------------------
                                                                       DEC. 26,   DEC. 25,   DEC. 31,   DEC. 31,   DEC. 31,
                                                                         1992     1993 (1)   1994 (2)     1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Earned income on leases and notes..................................    $21,734    $17,095    $11,630    $12,871    $17,515
  Gain on sales of leases and notes..................................         --         --         --         53      1,572
  Provision for losses...............................................     (4,307)   (15,104)      (754)    (1,296)    (1,564)
                                                                       ---------  ---------  ---------  ---------  ---------
      Net revenues...................................................     17,427      1,991     10,876     11,628     17,523
  Selling, general and administrative expenses.......................      3,574      5,160      6,970      5,984      8,059
  Interest expense...................................................     10,663      9,057      3,514      5,339      8,146
  Interest income....................................................        (54)       (78)      (358)      (375)      (261)
  Loss on write-off of foreign currency translation adjustment (3)...         --         --         --        601         --
                                                                       ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes..................................      3,244    (12,148)       750         79      1,579
  Provision (benefit) for income taxes...............................      1,260     (4,870)       300        204        704
                                                                       ---------  ---------  ---------  ---------  ---------
  Net income (loss)..................................................    $ 1,984   $ (7,278)    $  450     $ (125)    $  875
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share........................................    $  0.40    $ (1.48)   $  0.09    $ (0.03)   $  0.22
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
  Shares used to compute net income (loss) per share.................  4,922,473  4,923,233  4,989,391  3,881,361  4,067,236

OTHER DATA:
  Leases and notes receivable originated during period (4)...........    $25,161    $14,152    $32,609    $68,554    $96,982
  Number of leases and notes originated during period (4)............      1,575        745      1,590      2,800      3,740
  Average amount financed per contract originated during period
     (4).............................................................     $   16     $   19     $   21     $   24     $   26
  Charge-offs divided by average net investment in leases and notes
     (before allowance)..............................................        3.4%      12.4%       3.2%       1.4%       1.2%
  Ratio of earnings to fixed charges (5).............................       1.30x        --       1.21x      1.01x      1.19x
  Pro forma ratio of earnings to fixed charges (6)...................                                                   1.07x
  EBITDA (7).........................................................    $14,889     $ (396)   $ 6,136    $ 7,758    $12,587
  Ratio of EBITDA to interest expense (8)............................       1.40x        --       1.75x      1.45x      1.55x
  Pro forma ratio of EBITDA to interest expense (6) (7) (9)..........                                                   1.39x



                                                                        YEAR ENDED
                                        ---------------------------------------------------------------------------
                                                                                                 DEC. 31, 1996
                                                                                            -----------------------
                                         DEC. 26,     DEC. 25,     DEC. 31,     DEC. 31,                     AS
                                           1992       1993 (1)       1994         1995        ACTUAL     ADJUSTED(7)
                                        ----------   ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........  $     625    $  16,600    $     419    $     861    $   2,176    $   2,176
  Restricted cash.....................         --           --        7,936        5,610        6,769        6,769
  Net investment in leases and
     notes............................    157,058      109,752       91,193      119,916      149,222      149,222
  Total assets........................    158,857      130,437      103,148      130,571      163,217      164,717
  Revolving credit borrowings.........     24,584        7,130       16,500       39,000       40,000       21,500
  Senior notes........................     50,000       50,000       41,024       49,523       76,737       76,737
  Senior Subordinated Notes...........         --           --           --           --           --       20,000
  Subordinated debt...................     19,090       19,962           --           --           --           --
  Total liabilities...................    113,816       92,816       70,326       97,410      128,885      130,385
  Total stockholders' equity..........     45,041       37,621       32,822       33,161       34,332       34,332


------------------------------

(1) In 1993, the Company experienced a substantial decrease in new business, increased selling, general and administrative costs and a substantial adjustment to its loan loss reserves, in each case largely as a result of the bankruptcy of Healthco International, Inc., which previously had referred to the Company substantially all of the Company's business.


(2) For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53-week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year-end to December 31.



(3) Reflects a one-time, non-cash loss on write-off of cumulative foreign currency translation adjustments related to the Company's discontinued Canadian operations.



(4) For contracts originated by ACFC, originations reflect initial advances on committed lines of credit. Excludes leases and notes receivable originated by the Company's discontinued Canadian operations in 1992 and 1993.

(5) For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs. Earnings before income taxes plus fixed charges were insufficient to cover fixed charges in 1993 by approximately $12.1 million. The ratio of earnings to fixed charges, excluding the loss on write-off of foreign currency translation adjustment, was 1.13x for the year ended December 31, 1995.



(6) In computing pro forma earnings to fixed charges and pro forma EBITDA (as defined below) to interest expense, the Company assumes that it will incur additional interest expense on the $20 million of new indebtedness at an estimated interest rate of 10%, offset, in part, by a reduction of interest expense at a weighted average interest rate of 7.25% on the $18.5 million of debt that will be repaid with the net proceeds of the offering. In addition, the pro forma calculation includes the effect of the amortization of debt issue costs incurred in connection with this offering over a 10-year period.



(7) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.



(8) Ratio of EBITDA (as defined above) to interest expense is widely used as an indicator of a company's ability to service its debt, but is not necessarily an indication of, and should not be considered as an alternative to, the ratio of earnings to fixed charges. EBITDA was insufficient to cover interest expense in 1993 by approximately $9.4 million.



(9) Adjusted to give effect to the sale of $20.0 million principal amount of the Notes by the Company and the application of approximately $18.5 million of net proceeds therefrom, taking into account an assumed underwriting discount and estimated expenses of the offering, to repay senior secured bank debt. See "Use of Proceeds" and "Capitalization."


                         ------------------------------


EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, AND FURTHER ASSUMES NO EXERCISE OF THE 641,875 OPTIONS OUTSTANDING AS OF DECEMBER 31, 1996 TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK AT A WEIGHTED AVERAGE EXERCISE PRICE OF $3.36 PER SHARE. SEE "CAPITALIZATION" AND "UNDERWRITING."

                                  THE COMPANY

    HPSC was incorporated in 1975 as a captive finance company for Healthco International, Inc. ("Healthco") to provide financing to the dental profession for Healthco equipment. Healthco was a leading distributor of merchandise, equipment and services to dentists and institutional providers of dental care. Healthco referred to HPSC substantially all of HPSC's business and provided sales and related services to HPSC, as well as certain management, data processing and administrative services. Healthco sold approximately 60% of the stock of HPSC to the public in an initial public offering in 1983 and a subsequent offering in 1986, retaining an ownership interest of approximately 40%. HPSC repurchased this interest from Healthco's secured creditors in 1995.


    Healthco filed for bankruptcy on June 9, 1993, and subsequently was liquidated. At that time, HPSC severed its relationship with Healthco and became a fully autonomous finance company for healthcare providers. HPSC was able to replace the business previously referred to it by Healthco with business from other equipment vendors, which represented new sources of business in the dental, medical and other healthcare professions. It also began to provide for itself the sales, management, data processing and administrative services formerly provided by Healthco. Since 1993, HPSC has provided financing for over 900 equipment vendors. HPSC's annual originations of financing contracts have increased from $14.2 million in 1993, the year of Healthco's bankruptcy, to $86.9 million in 1996, a cumulative increase of 512.7%.



    In 1994, HPSC formed American Commercial Finance Corporation ("ACFC"), a wholly-owned subsidiary, in order to expand into asset-based lending. ACFC originated secured lines of credit in the amount of $5.0 million in 1994, $12.1 million in 1995 and $17.6 million in 1996.


    In 1993, HPSC formed HPSC Funding Corp. I ("Funding I"), a wholly-owned special-purpose subsidiary, in connection with a $70 million receivables-backed securitization transaction. In 1995, HPSC formed HPSC Bravo Funding Corp. ("Bravo"), a wholly-owned special-purpose subsidiary, in connection with the establishment of a $50 million (now $100 million) revolving credit securitization facility. HPSC also has a Canadian subsidiary, Credident, Inc. ("Credident"), the operations of which were largely discontinued during 1994 and 1995.

    Unless the context otherwise requires, references herein to the "Company" refer to HPSC, Inc., Funding I, Bravo and ACFC, each a Delaware corporation.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE NOTES OFFERED BY THIS PROSPECTUS.


    DEPENDENCE ON FUNDING SOURCES; RESTRICTIVE COVENANTS. The Company's financing activities are capital intensive. The Company's revenues and profitability are related directly to the volume of financing contracts it originates. To generate new financing contracts, the Company requires access to substantial short- and long-term credit. To date, the Company's principal sources of funding for its financing transactions have been (i) a revolving credit facility with The First National Bank of Boston, as Agent, for borrowing up to $95.0 million (the "Revolver"), (ii) borrowings under a receivables-backed limited recourse asset securitization transaction with Funding I in an original amount of $70.0 million, (iii) a $100.0 million limited recourse revolving credit facility with Bravo, (iv) a fixed-rate, full recourse term loan from a savings bank, (v) specific recourse sales of financing contracts to savings banks and other purchasers ((iv) and (v) constitute "Savings Bank Indebtedness") and (vi) the Company's internally generated revenues. There can be no assurance that the Company will be able to negotiate a new revolving credit facility at the end of the current term of the Revolver in December 1997, complete additional asset securitizations or obtain other additional financing, when needed and on acceptable terms. The Company would be adversely affected if it were unable to continue to secure sufficient and timely funding on acceptable terms. The agreement governing the Revolver (the "Revolver Agreement") contains numerous financial and operating covenants. There can be no assurance that the Company will be able to maintain compliance with these covenants, and failure to meet such covenants would result in a default under the Revolver Agreement. Moreover, the Company's financing arrangements with Bravo and the savings banks described above incorporate the covenants and default provisions of the Revolver Agreement. Thus, any default under the Revolver Agreement will also trigger defaults under these other financing arrangements. In addition, the Indenture contains certain covenants that could restrict the Company's access to funding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Funding Sources," "Description of Notes" and "Description of Certain Indebtedness."



    SECURITIZATION RECOURSE; PAYMENT RESTRICTION AND DEFAULT RISK. As part of its overall funding strategy, the Company utilizes asset securitization transactions with wholly-owned, bankruptcy-remote subsidiaries to seek fixed rate, matched-term financing. The Company sells financing contracts to these subsidiaries which, in turn, either pledge or sell the contracts to third parties. The third parties' recourse with regard to the pledge or sale is limited to the contracts sold to the subsidiary. If the contract portfolio of these subsidiaries does not perform within certain guidelines, the subsidiaries must retain or "trap" any monthly cash distribution to which the Company might otherwise be entitled. This restriction on cash distributions could continue until the portfolio performance returns to acceptable levels (as defined in the relevant agreements), which restriction could have a negative impact on the cash flow available to the Company. There can be no assurance that the portfolio performance would return to acceptable levels or that the payment restrictions would be removed. In July and August of 1996, the level of delinquencies of the contracts held in Funding I rose above specified levels and triggered such a payment restriction event, "trapping" any cash distributions to the Company. The event was considered a default under the Revolver Agreement, which default was waived by the lending banks. In September 1996, delinquency levels improved and the payment restrictions were removed. A payment restriction event may occur again before Funding I is fully paid out. The default provisions of the Revolver Agreement were amended in December 1996 to conform to the default provisions of the Funding I agreements. As a result, a payment restriction event under Funding I will not constitute a default under the Revolver Agreement unless such event continues for at least six months. There can be no assurance that any future defaults will be waived by the lending banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Funding Sources."


    CUSTOMER CREDIT RISKS. The Company maintains an allowance for doubtful accounts in connection with payments due under financing contracts originated by the Company (whether or not such contracts have been securitized, held as collateral for loans to the Company or, when sold, a separate recourse reserve is maintained) at a level which the Company deems sufficient to meet future estimated uncollectible receivables, based on an analysis of the delinquencies, problem accounts, and overall risks and probable losses associated with such contracts, together with a review of the Company's historical credit loss experience. There can be no assurance that this allowance or recourse reserve will prove to be adequate. Failure of the Company's customers to make scheduled payments under their financing contracts could require the Company to (i) make payments in connection with its recourse loan and asset sale transactions, (ii) lose its residual interest in any underlying equipment and (iii) forfeit collateral pledged as security for the Company's limited recourse asset securitizations. In addition, although the provision for losses on the contracts originated by the Company have been 1.1% of the Company's net investment in leases and notes for 1996, any increase in such losses or in the rate of payment defaults under the financing contracts originated by the Company could adversely affect the Company's ability to obtain additional financing, including its ability to complete additional asset securitizations and secured asset sales or loans. There can be no assurance that the Company will be able to maintain or reduce its current level of credit losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Collection and Loss Experience."



    RANKING; SUBORDINATION OF THE NOTES. The Notes are unsecured, general obligations of HPSC. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the payment when due of all Secured Portfolio Debt of HPSC, which includes, without limitation, the Revolver and Savings Bank Indebtedness. In addition, none of HPSC's existing or future Subsidiaries has guaranteed or will guarantee the Indebtedness under the Notes. Accordingly, the Indebtedness under the Notes will be effectively subordinated to any Indebtedness of any Subsidiary of HPSC, including, without limitation, Indebtedness of Funding I or Bravo. The Notes will rank senior to all other subordinated Indebtedness of HPSC. The Company does not currently have outstanding any Indebtedness that is subordinate or junior in right of payment to the Notes. At December 31, 1996, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom as described herein under "Use of Proceeds," the outstanding Secured Portfolio Debt of the Company would have been $98.2 million, of which $74.3 million would have been Indebtedness of Subsidiaries of HPSC. In addition, under the recourse provisions of the agreements evidencing sales of financing contracts, the Company had a contingent obligation of $16.7 million at December 31, 1996 to repurchase the Customer Receivables securing such agreements and/or make payments on such receivables under certain circumstances, including delinquencies of the underlying debtors. Upon the occurrence of a triggering event under the recourse provisions of such agreements, such obligation to repurchase and/or make payments on such receivables would constitute Secured Portfolio Debt. Although the Indenture contains limitations on the amount of additional Funded Recourse Debt which the Company may incur, the Indenture contains no restrictions on the amount of Secured Portfolio Debt which the Company may incur and, under certain circumstances, the amount of additional Funded Recourse Debt permitted to be incurred could be substantial. In the event of the bankruptcy, liquidation, reorganization or other dissolution of the Company, there may not be sufficient assets remaining to satisfy the holders of the Notes after satisfying the claims of any holders of Secured Portfolio Debt of the Company and Indebtedness of any existing or future Subsidiaries of HPSC. See "Description of Notes--Ranking; Subordination of the Notes."


    COMPETITION. The Company's financing activities are highly competitive. The Company competes for customers with a number of national, regional and local finance companies, including those which, like the Company, specialize in financing for healthcare providers. In addition, the Company's competitors include those equipment manufacturers which finance the sale or lease of their products themselves, conventional leasing companies and other types of financial services companies such as commercial banks and savings and loan associations. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. Moreover, the Company's future profitability will be directly related to its ability to obtain capital funding at favorable funding rates as compared to the capital costs of its competitors. The Company's competitors and potential competitors include many larger, more established companies that have a lower cost of funds than the Company and access to capital markets and to other funding sources that may be unavailable to the Company. There can be no assurance that the Company will be able to continue to compete successfully in its targeted markets. See "Business--Competition."

    EQUIPMENT MARKET RISK. The demand for the Company's equipment financing services depends upon various factors not within its control. These factors include general economic conditions, including the effects of recession or inflation, and fluctuations in supply and demand related to, among other things,
(i) technological advances in and economic obsolescence of the equipment and
(ii) government regulation of equipment and payment for healthcare services. The acquisition, use, maintenance and ownership of most types of medical and dental equipment, including the types of equipment financed by the Company, are affected by rapid technological changes in the healthcare field and evolving federal, state and local regulation of healthcare equipment, including regulation of the ownership and resale of such equipment. Changes in the reimbursement policies of the Medicare and Medicaid programs and other third-party payors, such as insurance companies, as well as changes in the reimbursement policies of managed care organizations, such as health maintenance organizations, may also affect demand for medical and dental equipment and, accordingly, may have a material adverse effect on the Company's business, operating results and financial condition.

    CHANGES IN HEALTHCARE PAYMENT POLICIES. The increasing cost of medical care has brought about federal and state regulatory changes designed to limit governmental reimbursement of certain healthcare providers. These changes include the enactment of fixed-price reimbursement systems in which the rates of payment to hospitals, outpatient clinics and private individual and group practices for specific categories of care are determined in advance of treatment. Rising healthcare costs may also cause non-governmental medical insurers, such as Blue Cross and Blue Shield associations and the growing number of self-insured employers, to revise their reimbursement systems and policies governing the purchasing and leasing of medical and dental equipment. Alternative healthcare delivery systems, such as health maintenance organizations, preferred provider organizations and managed care programs, have adopted similar cost containment measures. Other proposals to reform the United States healthcare system are considered from time to time. These proposals could lead to increased government involvement in healthcare and otherwise change the operating environment for the Company's customers. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investment in medical and dental equipment. Future changes in the healthcare industry, including governmental regulation thereof, and the effect of such changes on the Company's business cannot be predicted. Changes in payment or reimbursement programs could adversely affect the ability of the Company's customers to satisfy their payment obligations to the Company and, accordingly, may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Healthcare Provider Financing--GOVERNMENT REGULATION AND HEALTHCARE TRENDS."


    INTEREST RATE RISK. Except for $18.7 million of the Company's financing contracts, which are at variable interest rates with no scheduled payments, the Company's financing contracts require the Company's customers to make payments at fixed interest rates for specified terms. However, approximately $40.0 million of the Company's borrowings currently are subject to a variable interest rate. Consequently, an increase in interest rates, before the Company is able to secure fixed-rate, long-term financing for such contracts or to generate higher-rate financing contracts to compensate for the increased borrowing cost, could adversely affect the Company's business, operating results and financial condition. The Company's ability to secure additional long-term financing and to generate higher-rate financing contracts is limited by many factors, including competition, market and general economic conditions and the Company's financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Funding Sources."


    RESIDUAL VALUE RISK. At the inception of its equipment leasing transactions, the Company estimates what it believes will be the fair market value of the financed equipment at the end of the initial lease term and records that value (typically 10% of the initial purchase price) on its balance sheet. The Company's results of operations depend, to some degree, upon its ability to realize these residual values (as of December 31, 1996, the estimated residual value of equipment at the end of the lease term was approximately $9.3 million, representing approximately 5.7% of the Company's total assets). Realization of residual values depends on many factors, several of which are not within the Company's control, including, but not limited to, general market conditions at the time of the lease expiration; any unusual wear and tear on the equipment; the cost of comparable new equipment; the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term; and the effects of any new government regulations. If, upon the expiration of a lease contract, the Company sells or refinances the underlying equipment and the amount realized is less than the original recorded residual value for such equipment, a loss reflecting the difference will be recorded on the Company's books. Failure to realize aggregate recorded residual values could thus have an adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Healthcare Provider Financing-- REALIZATION OF RESIDUAL VALUES ON EQUIPMENT LEASES."



    SALES OF RECEIVABLES. As part of the Company's portfolio management strategy and as a source of funding of its operations, the Company has sold selected pools of its lease contracts and notes receivable due in installments to a variety of savings banks. Each of these transactions is subject to certain covenants that require the Company to (i) repurchase financing contracts from the bank and/or make payments under certain circumstances, including the delinquency of the underlying debtor, and (ii) service the underlying financing contracts. The Company carries a recourse reserve for each transaction in its allowance for losses and recognizes a gain that is included for accounting purposes in earned income for leases and notes for the year in which the transaction is completed. Each of these transactions incorporates the covenants under the Revolver as such covenants were in effect at the time the asset sale or loan agreement was entered into. Any default under the Revolver may trigger a default under the loan or asset sale agreements. The Company may enter into additional asset sale agreements in the future in order to manage its liquidity. The level of recourse reserves established by the Company in relation to these sales may not prove to be adequate. Failure of the Company to honor its repurchase and/or payment commitments under these agreements could create an event of default under the loan or asset sale agreements and under the Revolver. There can be no assurance that a continuing market can be found to sell these types of assets or that the purchase prices in the future would generate comparable gain recognition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Funding Sources."


    DEPENDENCE ON SALES REPRESENTATIVES. The Company is, and its growth and future revenues are, dependent in large part upon (i) the ability of the Company's sales representatives to establish new relationships, and maintain existing relationships, with equipment vendors, distributors and manufacturers and with healthcare providers and other customers and (ii) the extent to which such relationships lead equipment vendors, distributors and manufacturers to promote the Company's financing services to potential purchasers of their equipment. As of December 31, 1996, the Company had 14 field sales representatives and eight in-house sales personnel. Although the Company is not materially dependent upon any one sales representative, the loss of a group of sales representatives could, until appropriate replacements were obtained, have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

    ABSENCE OF PUBLIC MARKET. There is no existing market for the Notes, and there can be no assurance that one will develop or, if developed, as to whether it will be sustained. Accordingly, there can be no assurance as to the liquidity of any market that may develop, the ability of holders to sell their Notes or the price that holders would receive upon sale of their Notes. The Underwriters have advised the Company that they intend to make a market in the Notes; however, they are not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation system. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. See "Underwriting."

    NO RATING OF NOTES. The Notes are not rated by any financial rating organization and may be characterized as "high-yield" securities. In recent years, uncertainties in the high-yield debt market have been reflected in volatile prices of such securities. Such volatility may have a material adverse effect on the price of the Notes and the ability of a purchaser to resell the Notes for any value. There can be no assurance that any purchaser of the Notes will be able to resell the Notes in the future.

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of the Notes may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of the Notes through or with the Underwriters. Although they have no obligation to do so, the Underwriters intend to make a market in the Notes and may otherwise effect transactions in such securities. As a result, the Underwriters may exert a dominating influence on the market for the Notes, if a market is developed, and such market activity by the Underwriters may be discontinued at any time. The price and liquidity of the Notes may be significantly affected by the degree, if any, of the Underwriters' participation in the market for the Notes. See "Underwriting."


    REPURCHASE OF THE NOTES UPON A CHANGE OF CONTROL. Upon a Change of Control (as defined in the Indenture), the Company will be required to offer to repurchase the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued but unpaid interest, to the date of repurchase. There can be no assurance that the Company will have adequate funds to repurchase the Notes in the event of a Change of Control. Such repurchase, if made, could constitute an event of default under the Revolver Agreement and the Indebtedness of the Subsidiaries of HPSC. The failure of the Company following a Change of Control to make or consummate an offer to repurchase the Notes would constitute an Event of Default under the Indenture. In such an event, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all of the outstanding Notes. A Change of Control generally means any transaction which would result in any person beneficially owning or controlling more than 50% of the voting stock of HPSC. See "Description of Notes --Certain Covenants--REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL."


    DEPENDENCE ON CURRENT MANAGEMENT. The operations and future success of the Company are dependent upon the continued efforts of the Company's executive officers, two of whom are also directors of the Company. The loss of the services of any of these key executives could have a material adverse effect on the Company's business, operating results and financial condition. See "Management--Executive Officers and Directors."

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Historically, the Company has generally experienced fluctuating quarterly revenues and earnings caused by varying portfolio performance and operating and interest costs. Given the possibility of such fluctuations, the Company believes that quarterly comparisons of the results of its operations during any fiscal year are not necessarily meaningful and that results for any one fiscal quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    BROAD DISCRETION IN USE OF PROCEEDS. The principal purpose of this offering is to increase the Company's working capital. The Company intends to use the net proceeds of this offering to repay, in part, amounts outstanding under the Revolver and for working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval by the Company's stockholders. See "Use of Proceeds."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Notes, after deducting underwriting discounts and estimated offering expenses payable by the Company, are estimated to be approximately $18.5 million ($21.3 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of this offering to repay, in part, amounts outstanding under the Revolver and for working capital and general corporate purposes. As of December 31, 1996, the total amount outstanding under the Revolver was approximately $40.0 million. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings and to carry on normal operations.


                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to give effect to this offering and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                                            DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                        ----------  --------------
                                                                                          (DOLLARS IN THOUSANDS)
Revolving credit borrowings...........................................................  $   40,000   $     21,500
Senior notes..........................................................................      76,737         76,737
Senior Subordinated Notes.............................................................          --         20,000
Stockholders' equity:
  Preferred stock, $1.00 par value per share: 5,000,000 shares authorized, none issued
    and outstanding...................................................................          --             --
  Common stock, $0.01 par value per share: 15,000,000 shares authorized; 4,786,530
    issued; and 4,657,930 shares outstanding (2)......................................          48             48
  Treasury stock (at cost): 128,600 shares............................................        (587)          (587)
  Additional paid-in capital..........................................................      12,305         12,305
  Retained earnings...................................................................      25,351         25,351
                                                                                        ----------  --------------
                                                                                            37,117         37,117
  Less deferred compensation and receivables..........................................      (2,785)        (2,785)
                                                                                        ----------  --------------
    Total stockholders' equity........................................................      34,332         34,332
                                                                                        ----------  --------------
      Total capitalization............................................................  $  151,069   $    152,569
                                                                                        ----------  --------------
                                                                                        ----------  --------------


------------------------


(1) Adjusted to give effect to the sale of $20.0 million principal amount of the Notes by the Company and the application of approximately $18.5 million of net proceeds therefrom, taking into account an assumed underwriting discount and estimated expenses of the offering, to repay amounts outstanding under the Revolver.


(2) Includes 337,000 shares of restricted stock granted to certain key employees of the Company, which shares are subject to certain Company performance and employee service requirements prior to becoming fully vested. If the Company does not meet the applicable performance requirements, or if the employee does not meet the applicable service requirements, some or all of the restricted stock held by that employee will revert to the Company and will be retired or become treasury stock. See "Management--Executive Compensation--STOCK OPTION AND STOCK INCENTIVE PLANS."

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                   YEAR ENDED
                                                         --------------------------------------------------------------
                                                          DEC. 26,     DEC. 25,     DEC. 31,     DEC. 31,     DEC. 31,
                                                            1992       1993 (1)     1994 (2)       1995         1996
                                                         ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Earned income on leases and notes....................     $21,734      $17,095      $11,630      $12,871      $17,515
  Gain on sales of leases and notes....................          --           --           --           53        1,572
  Provision for losses.................................      (4,307)     (15,104)        (754)      (1,296)      (1,564)
                                                         ----------   ----------   ----------   ----------   ----------
      Net revenues.....................................      17,427        1,991       10,876       11,628       17,523
  Selling, general and administrative expenses.........       3,574        5,160        6,970        5,984        8,059
  Interest expense.....................................      10,663        9,057        3,514        5,339        8,146
  Interest income......................................         (54)         (78)        (358)        (375)        (261)
  Loss on write-off of foreign currency translation
     adjustment (3)....................................          --           --           --          601           --
                                                         ----------   ----------   ----------   ----------   ----------
  Income (loss) before income taxes....................       3,244      (12,148)         750           79        1,579
  Provision (benefit) for income taxes.................       1,260       (4,870)         300          204          704
                                                         ----------   ----------   ----------   ----------   ----------
  Net income (loss)....................................     $ 1,984     $ (7,278)      $  450       $ (125)      $  875
                                                         ----------   ----------   ----------   ----------   ----------
                                                         ----------   ----------   ----------   ----------   ----------
  Net income (loss) per share..........................     $  0.40      $ (1.48)     $  0.09      $ (0.03)     $  0.22
                                                         ----------   ----------   ----------   ----------   ----------
                                                         ----------   ----------   ----------   ----------   ----------
  Shares used to compute net income (loss) per share...   4,922,473    4,923,233    4,989,391    3,881,361    4,067,236

OTHER DATA:
  Leases and notes receivable originated during period
     (4)...............................................     $25,161      $14,152      $32,609      $68,554      $96,982
  Number of leases and notes originated during period
     (4)...............................................       1,575          745        1,590        2,800        3,740
  Average amount financed per contract originated
     during period (4).................................      $   16       $   19       $   21       $   24       $   26
  Charge-offs divided by average net investment in
     leases and notes (before allowance)...............         3.4%        12.4%         3.2%         1.4%         1.2%
  Ratio of earnings to fixed charges (5)...............        1.30x          --         1.21x        1.01x        1.19x
  Pro forma ratio of earnings to fixed charges (6).....                                                            1.07x
  EBITDA (7)...........................................     $14,889       $ (396)     $ 6,136      $ 7,758      $12,587
  Ratio of EBITDA to interest expense (8)..............        1.40x          --         1.75x        1.45x        1.55x
  Pro forma ratio of EBITDA to interest expense (6) (7)
     (9)...............................................                                                            1.39x



                                                                        YEAR ENDED
                                        ---------------------------------------------------------------------------
                                                                                                 DEC. 31, 1996
                                                                                            -----------------------
                                         DEC. 26,     DEC. 25,     DEC. 31,     DEC. 31,                     AS
                                           1992       1993 (1)       1994         1995        ACTUAL     ADJUSTED(7)
                                        ----------   ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........  $     625    $  16,600    $     419    $     861    $   2,176    $   2,176
  Restricted cash.....................         --           --        7,936        5,610        6,769        6,769
  Net investment in leases and
     notes............................    157,058      109,752       91,193      119,916      149,222      149,222
  Total assets........................    158,857      130,437      103,148      130,571      163,217      164,717
  Revolving credit borrowings.........     24,584        7,130       16,500       39,000       40,000       21,500
  Senior notes........................     50,000       50,000       41,024       49,523       76,737       76,737
  Senior Subordinated Notes...........         --           --           --           --           --       20,000
  Subordinated debt...................     19,090       19,962           --           --           --           --
  Total liabilities...................    113,816       92,816       70,326       97,410      128,885      130,385
  Total stockholders' equity..........     45,041       37,621       32,822       33,161       34,332       34,332


------------------------------

(1) In 1993, the Company experienced a substantial decrease in new business, increased selling, general and administrative costs and a substantial adjustment to its loan loss reserves, in each case largely as a result of the bankruptcy of Healthco, which previously had referred to the Company substantially all of the Company's business.


(2) For 1994 and prior years, the Company's fiscal year was the 52 or 53-week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53-week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year-end to December 31.



(3) Reflects a one-time, non-cash loss on write-off of cumulative foreign currency translation adjustments related to the Company's discontinued Canadian operations.

(4) For contracts originated by ACFC, originations reflect initial advances on committed lines of credit. Excludes leases and notes receivable originated by the Company's discontinued Canadian operations in 1992 and 1993.



(5) For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs. Earnings before income taxes plus fixed charges were insufficient to cover fixed charges in 1993 by approximately $12.1 million. The ratio of earnings to fixed charges, excluding the loss on write-off of foreign currency translation adjustment, was 1.13x for the year ended December 31, 1995.



(6) In computing pro forma earnings to fixed charges and pro forma EBITDA (as defined below) to interest expense, the Company assumes that it will incur additional interest expense on the $20 million of new indebtedness at an estimated interest rate of 10%, offset, in part, by a reduction of interest expense at a weighted average interest rate of 7.25% on the $18.5 million of debt that will be repaid with the net proceeds of the offering. In addition, the pro forma calculation includes the effect of the amortization of debt issue costs incurred in connection with this offering over a 10-year period.



(7) EBITDA is defined as earnings from operations before interest, taxes, depreciation and amortization. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity.



(8) Ratio of EBITDA (as defined above) to interest expense is widely used as an indicator of a company's ability to service its debt, but is not necessarily an indication of, and should not be considered as an alternative to, the ratio of earnings to fixed charges. EBITDA was insufficient to cover interest expense in 1993 by approximately $9.4 million.



(9) Adjusted to give effect to the sale of $20.0 million principal amount of the Notes by the Company and the application of approximately $18.5 million of net proceeds therefrom, taking into account an assumed underwriting discount and estimated expenses of the offering, to repay senior secured bank debt. See "Use of Proceeds" and "Capitalization."

             SUMMARY QUARTERLY FINANCIAL INFORMATION AND OTHER DATA


    The following table sets forth certain unaudited quarterly statement of operations and financing contract information for each of the eight quarters ending with the quarter ended December 31, 1996. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.


                                                                    FISCAL QUARTER ENDED
                               ----------------------------------------------------------------------------------------------
                               MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,   MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                                  1995        1995        1995        1995        1996        1996        1996        1996
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Earned income on leases and
    notes.....................   $ 2,718      $ 3,203     $ 3,417     $ 3,533    $ 3,773      $ 4,354     $ 4,435     $ 4,953
  Gain on sale of leases and
    notes.....................        --           --          --          53         83          193         609         687
  Provision for losses........      (277)        (264)       (336)       (419)      (348)        (452)       (424)       (340)
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net revenues..............     2,441        2,939       3,081       3,167      3,508        4,095       4,620       5,300
  Selling, general and
    administrative expenses...     1,480        1,520       1,537       1,447      1,647        1,867       2,066       2,479
  Interest expense............       915        1,297       1,481       1,646      1,670        1,951       2,202       2,323
  Interest income.............       (97)        (102)        (84)        (92)       (61)         (57)        (56)        (87)
  Loss on write-off of foreign
    currency translation
    adjustment................        --           --          --         601         --           --          --          --
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) before income
    taxes.....................       143          224         147        (435)       252          334         408         585
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Provision for income
    taxes.....................        56           88          58           2        100          130         160         314
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss)...........    $   87       $  136      $   89      $ (437)    $  152       $  204      $  248      $  271
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss) per
    share.....................   $  0.02      $  0.04     $  0.02     $ (0.11)   $  0.04      $  0.05     $  0.06     $  0.07
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Shares used to compute net
    income (loss) per share... 5,044,811    3,838,116   3,903,464   3,906,637  4,013,862    4,069,795   4,145,270   4,066,906

OTHER DATA (2):
  Leases and notes receivable
    originated during
    period....................   $14,687      $13,499     $17,843     $22,525    $20,282      $23,354     $22,389     $30,957
  Number of leases and notes
    originated during
    period....................       668          660         631         841        796          923         883       1,138
  Average amount financed per
    contract originated during
    period....................    $   22       $   20      $   28      $   27     $   25       $   25      $   25      $   27


------------------------------

(1) Reflects one-time, non-operating, non-cash loss on cumulative write-off of foreign currency translation adjustments related to the Company's discontinued Canadian operations.

(2) For contracts originated by ACFC, originations reflect initial advances on committed lines of credit.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCING CONTRACT ACCOUNTING

    OVERVIEW


    The Company provides financing primarily to healthcare providers throughout the United States. The Company finances dental, ophthalmic, general medical, chiropractic, and veterinary equipment, as well as leasehold improvements, office furniture and equipment, working capital and certain other costs involved in opening or maintaining a healthcare provider's office. The Company principally engages in two types of equipment financing transactions with its customers, which are classified for accounting purposes either as direct finance leases (which encompasses all leases) or notes. In a lease transaction, the Company takes title to the financed equipment which is delivered by the vendor to the customer. In a note transaction, the Company does not take title to or retain a residual interest in any underlying equipment. The Company does not carry any inventory in either type of transaction. The Company also finances the acquisition of healthcare practices by healthcare providers, and engages in asset-based lending through its wholly-owned subsidiary ACFC. Except for approximately $18.7 million of ACFC receivables, the Company's financing contracts with its customers are noncancellable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of one to seven years.



    When a financing transaction is initially activated, the Company records the minimum payments and, in the case of leases, the estimated residual value associated with the transaction. The difference between the sum of the payments due plus residual, if applicable, less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method in essentially all cases. No later than 145 days after scheduled payments become delinquent, recognition of revenue for that transaction is suspended. Earned income includes fee income from service charges on portfolio accounts, gains and losses on residual transactions and asset sales, as well as miscellaneous income items, net of deferred origination cost amortization.


    The Company records an allowance for losses in its portfolio in connection with its financing transactions. The extent of the allowance is based on a specific analysis of potential loss accounts, delinquencies and historical loss experiences. An account is written off when deemed uncollectible. The Company occasionally repossesses equipment from customers who have defaulted on their obligations to the Company; however, the Company held no such equipment for sale at December 31, 1996 or December 31, 1995.


    The Company considers its finance portfolio assets to consist of two general categories of assets based on such assets' relative risk.



    The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 87.7% of the Company's net investment in leases and notes at December 31, 1996 (90.1% at December 31, 1995). Substantially all of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogeneous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, all of the Company's historical provision for losses, charge offs, recoveries and allowance for losses have related to its lease contracts and notes due in installments.



    The second category of assets consists of the Company's notes receivable, which comprise approximately 12.3% of the Company's net investment in leases and notes at December 31, 1996 (9.9% at December 31, 1995). Such notes receivable consist of commercial, asset-based, revolving lines of credit to small and medium size manufacturers and distributors, at variable interest rates, and typically have terms of two years. The Company began commercial lending activities in mid-1994. Through December 31, 1996, the Company has not had any charge-offs of commercial notes receivable. The provision for losses related to the commercial notes receivable was $146,000, $95,000 and $43,000 in 1996, 1995 and 1994,
respectively. The amount of the allowance for losses related to the commercial notes receivable was $284,000 and $138,000 at December 31, 1996 and 1995, respectively.



    LEASE CONTRACTS AND NOTES RECEIVABLE DUE IN INSTALLMENTS



    Equipment financing transactions are classified as lease contracts when the Company retains a residual interest in the equipment being financed and therefore has a continuing economic interest in the relevant financing contract. In addition, collectibility of the contract payments must be reasonably certain and the transaction must meet at least one of the following criteria: (i) the contract transfers ownership of the equipment to the customer at the end of the contract term, (ii) the contract contains a bargain purchase option, (iii) the contract term at inception is at least 75% of the estimated economic life of the financed equipment, or (iv) the present value of the minimum payments required of the customer is at least 90% of the fair market value of the equipment at the inception of the contract. For lease contracts, the Company records the total contract payments, estimated unguaranteed residual value and initial direct costs as the gross investment in the lease contracts. The difference between the gross investment in the lease contract and the cost to the Company of the equipment being financed is recorded as unearned income. Interest income is recognized over the term of the contract by amortizing the unearned income using the interest method.



    Transactions are classified as "notes receivable due in installments" when no residual interest is retained by the Company and the customer takes title to any equipment. Approximately one-half of the Company's equipment financings, and all of its practice financings, are accounted for as notes receivable due in installments. Earnings are recorded on a similar basis as that described above for lease contracts.


    NOTES RECEIVABLE


    Transactions classified as "Notes Receivable" are asset-based loans primarily secured by accounts receivable, inventory, and equipment. Interest on the outstanding balances under these revolving lines of credit is computed daily at variable rates as determined by each line of credit agreement. Additionally, servicing and commitment fees may also be charged to the borrower.


    GAIN ON SALE OF FINANCING TRANSACTIONS


    As part of its portfolio management strategy, the Company occasionally sells its financing contracts to other parties. Income is recorded at the time of the sale in an amount that is approximately equal to the present value of the anticipated future cash flow, partially offset by initial direct costs and expenses and estimated credit losses under certain recourse provisions of the related sale agreements. Generally, the Company retains the servicing of financing contracts that are sold. Income equal to the estimated future costs of servicing these financing contracts is deferred and recognized in proportion to the estimated periodic servicing costs.


RESULTS OF OPERATIONS


    FISCAL YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995



    Earned income from leases and notes for 1996 was approximately $17.5 million (including approximately $2.6 million from ACFC) as compared to approximately $12.9 million (approximately $1.3 million from ACFC) for 1995. This increase of approximately 36.1% was due primarily to the increase in the net investment in leases and notes from 1995 to 1996. The increase in net investment in leases and notes resulted from an increase of approximately 41.4% in the Company's financing contract originations for fiscal 1996 to approximately $97.0 million (including approximately $10.0 million in ACFC originations, and excluding approximately $3.8 million of initial direct costs) from approximately $68.6 million

(including approximately $7.6 million in ACFC originations, and excluding approximately $3.0 million of initial direct costs) for 1995. Gains on sales of leases and notes increased to approximately $1.6 million in 1996 compared to $53,000 in 1995. This increase was caused by higher levels of sales activity in 1996. Earned income on leases and notes is a function of the amount of net investment in leases and notes and the level of financing contract interest rates. Earned income is recognized over the life of the net investment in leases and notes, using the interest method.



    Interest expense net of interest income on cash balances for 1996 was approximately $7.9 million (45.1% of earned income) compared to approximately $5.0 million (38.6% of earned income) for 1995, an increase of 58.8%. The increase in net interest expense was due primarily to a 31.9% increase in debt levels from 1995 to 1996, which resulted from borrowings to finance the Company's financing contract originations. The increase as a percentage of earned income was due to higher interest rates on debt in 1996 as compared to 1995.



    Net financing margin (earned income less net interest expense) for fiscal 1996 was approximately $9.6 million (55.0% of earned income) as compared to approximately $7.9 million (61.4% of earned income) for 1995. The increase in amount was due to higher earnings on a higher balance of earning assets. The decline in percentage of earned income was due to higher debt during 1996 as compared to 1995.



    The provision for losses for fiscal 1996 was approximately $1.6 million (8.9% of earned income) compared to approximately $1.3 million (10.1% of earned income) for 1995. This increase in amount resulted from higher levels of new financings in 1996 and the Company's continuing evaluation of its allowance for losses. The allowance for losses at December 31, 1996 was approximately $4.1 million (2.7% of net investment in leases and notes) as compared to approximately $4.5 million (3.7% of net investment in leases and notes) at December 31, 1995. Net charge-offs were approximately $1.5 million in 1996 compared to approximately $1.4 million in 1995.



    Selling, general and administrative expenses for fiscal 1996 were approximately $8.1 million (46.0% of earned income) as compared to approximately $6.0 million (46.5% of earned income) for 1995. This increase resulted from increased staffing and systems and support costs required by higher volumes of financing activity in 1996 and anticipated near-term growth.



    In 1995, the Company incurred a loss on write-off of foreign currency translation adjustment of approximately $601,000 in connection with substantial liquidation of the Company's investment in its Canadian subsidiary. The Company incurred no such loss in 1996.



    The Company's income before income taxes for fiscal 1996 was approximately $1.6 million compared to $79,000 for 1995. The provision for income taxes was $704,000 (44.6% of income before tax) in 1996 compared to $204,000 (258.2%) in
1995. The 1995 provision was affected by the $601,000 foreign currency translation adjustment related to the company's Canadian operations that was not deductible.



    The Company's net income for fiscal 1996 was $875,000 or $0.22 per share compared to ($125,000) or ($0.03) per share for 1995. The increase in 1996 over 1995 was due to higher earned income from leases and notes and gains on sales offset by increases in the provision for losses, higher selling, general and administrative expenses, higher average debt levels and higher average rates of interest on debt and a foreign currency translation adjustment in 1995.



    At December 31, 1996, the Company had approximately $47.5 million of customer applications which had been approved but had not resulted in a completed transaction, compared to approximately $39.9 million of such customer applications at December 31, 1995. Not all approved applications will result in completed financing transactions with the Company.


    FISCAL YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994


    Earned income from leases and notes for fiscal 1995 was approximately $12.9 million compared to approximately $11.6 million in 1994. This increase of 11.2% resulted primarily from an increase of 31.5% in the net investment in leases and notes from 1994 to 1995. The Company financed new portfolio assets at a cost of approximately $68.6 million in 1995 compared to approximately $32.6 million in 1994, a 110.4% increase in the value of assets financed.



    Interest expense net of interest income on cash balances for 1995 was approximately $5.0 million (38.6% of earned income) compared to approximately $3.2 million (27.1% of earned income) in 1994. The 57.3% increase in amount was due primarily to a 42.7% increase in the level of debt required to support the increase in new portfolio assets and higher average interest rates in 1995. The Company funded its business in 1995 in part with fixed rate and revolving credit arrangements. See "--Liquidity and Capital Resources" and Note B to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.



    Net financing margin for fiscal 1995 was approximately $7.9 million (61.4% of earned income), compared to approximately $8.5 million (72.9% of earned income) in fiscal 1994. The declines in both the amount of net interest margin and its percentage of earned income were due to the Company's higher levels of debt at higher average interest rates on debt in 1995 as compared to 1994.



    The provision for losses was approximately $1.3 million (10.1% of earned income) in 1995 as compared to $754,000 (6.5% of earned income) in 1994. The allowance for losses at December 31, 1995 was approximately $4.5 million (3.7% of net investment in leases and notes), compared to approximately $4.6 million (5.0% of net investment in leases and notes) at December 31, 1994. Net charge-offs were approximately $1.4 million in 1995 compared to approximately $3.1 million in 1994. The increase in the provision for losses was due to the higher level of financing contract originations and the Company's continuing adjustment of the provision for losses to reflect the risks and diversification in its portfolio.



    Selling, general and administrative expenses were approximately $6.0 million (46.5% of earned income) in fiscal year 1995 compared to approximately $7.0 million (59.9% of earned income) in fiscal year 1994. The decrease in amount was due to a reduction in expenses related to the Company's discontinued Canadian operations in 1995 and the reversal of certain accruals related to the uncertain impact on the Company of the bankruptcy of Healthco in 1993.


    In 1994, the Company discontinued its Canadian operations as part of its strategic plan to focus on its business in the United States. Consistent with this strategy, and in an effort to begin to liquidate its Canadian operations, the Company in 1994 sold a large portion of its Canadian portfolio to Newcourt Credit Group, Inc. ("Newcourt") for approximately $7.0 million and used most of the proceeds to repay third party debt. Some of the proceeds were repatriated to the Company. As part of the sale agreement, the Company entered into a service agreement whereby Newcourt agreed to manage certain accounts over the next two-year period ending June 30, 1996. Since the Company no longer generated new business in Canada, these managed accounts were written down to estimated net realizable value. As a result of the transaction with Newcourt the Company's total investment in Canada decreased from approximately $3.8 million to approximately $2.1 million at December 31, 1994. In 1995, the Company continued to liquidate its Canadian assets and repatriated another $700,000 to the United States. At December 31, 1995, after currency adjustments, the Company's investment in Canada was less than $800,000. Accordingly, the Company was deemed to have substantially liquidated its Canadian investment. Therefore, in accordance with Statement of Financing Accounting Standards No. 52 ("Foreign Currency Translation"), the Company recognized in earnings the cumulative translation losses incurred in prior years that had been deferred as a separate component of equity.


    The Company had income before income taxes in 1995 of $79,000 compared to $750,000 in 1994. The provision for income taxes was $204,000 in 1995 compared to $300,000 in 1994. The provision for income taxes in 1995 was 258.2% of income before income taxes, due to the fact that the $601,000 foreign currency translation adjustment related to the Company's Canadian operations was not deductible. In addition, the Company had a $128,000 reduction in its tax provision for a 1995 Canadian provincial refund of taxes from prior years.



    The Company's net loss was $125,000 or $0.03 per share in 1995 compared to net income of $450,000 or $0.09 per share in 1994. The decrease in 1995 was primarily caused by the recognition of a non-cash write-off of a cumulative foreign currency translation adjustment of $601,000 related to the Company's discontinued Canadian operations.



    The earnings per share impact from the Company's repurchase and retirement of treasury shares in 1995 was less than $0.01. Earnings per share were unfavorably affected in 1995 by $0.16 per share due to the 1995 write-off of the Company's cumulative translation adjustment from the substantial liquidation of its Canadian operations.


LIQUIDITY AND CAPITAL RESOURCES

    The Company's financing activities require substantial amounts of capital, and its ability to originate new financing transactions is dependent on the availability of cash and credit. The Company currently has access to credit under the Revolver, its securitization transactions with Bravo, and a loan secured by financing contracts. The Company obtains cash from sales of its financing contracts to various savings banks and from lease and note payments. Substantially all of the assets of HPSC and ACFC and the stock of ACFC have been pledged to HPSC's lenders as security under HPSC's various short- and long-term credit arrangements. Borrowings under the securitizations are secured by financing contracts, including the amounts receivable thereunder, and the assets securing the financing contracts. The securitizations are limited recourse obligations of the Company, structured so that the cash flow from the securitized financing contracts services the debt. In these limited recourse transactions, the Company retains some risk of loss because it shares in any losses incurred, and it may forfeit the residual interest, if any, it has in the securitized financing contracts should a default occur. The Company's borrowings under the Revolver are full recourse obligations of HPSC. Most of the Company's borrowings under the Revolver are used to temporarily fund new financing contracts entered into by the Company and are repaid with the proceeds obtained from other full or limited recourse financings and cash flow from the Company's financing transactions.


    At December 31, 1996, the Company had approximately $8.9 million in cash, cash equivalents and restricted cash as compared to approximately $6.5 million at the end of 1995. As described in Note D to the Company's Consolidated Financial Statements included in this Prospectus, approximately $6.8 million of such cash was restricted pursuant to financing agreements as of December 31, 1996, compared to approximately $5.6 million at December 31, 1995.



    Cash provided by operating activities was approximately $6.7 million for the year ended December 31, 1996 compared to approximately $4.5 million in 1995 and cash used in operating activities of approximately $2.6 million in 1994. The significant components of cash provided for 1996 as compared to 1995 were an increase in net income in 1996 to $875,000 from a loss of $125,000 in 1995; an increase in the gain on sales of leases and notes to approximately $1.6 million in 1996 from $53,000 in 1995, which was caused by a higher level of sales activity in 1996; and an increase in accounts payable and accrued liabilities of approximately $2.4 million in 1996 as compared to 1995, which was caused by a higher level of originations of lease contracts and notes receivable in 1996 as compared to 1995.



    Cash used in investing activities was approximately $34.4 million for the year ended December 31, 1996 compared to approximately $32.6 million in 1995 and cash provided by investing activities of approximately $15.7 million in 1994. The primary components of cash used in investing activity for 1996 as compared to 1995 were an increase in originations of lease contracts and notes receivable to approximately $90.7 million from $63.9 million in 1995, offset by an increase in proceeds from sales of lease contracts and notes receivable to approximately $24.3 million in 1996 from approximately $1.5 million in 1995.



    Cash provided by financing activities was approximately $29.0 million for the year ended December 31, 1996 compared to cash provided by financing activities of approximately $28.5 million for 1995 and cash used in financing activities of approximately $29.3 million in 1994. The significant components of cash provided by financing activity in 1996 as compared to 1995 were an increase in the proceeds from issuance of senior notes in 1996 to approximately $53.0 million from approximately $28.4 million in 1995, offset by repayments of senior notes in 1996 of approximately $26.0 million compared to approximately $23.4 million in 1995 and a decrease in net proceeds from demand and revolving notes payable to banks to $1.0 million in 1996 from $25.6 million in 1995.



    On December 27, 1993, the Company raised $70.0 million through an asset securitization transaction in which its wholly-owned subsidiary, Funding I, issued senior secured notes (the "Funding I Notes") at a rate of 5.01%. The Funding I Notes are secured by a portion of the Company's portfolio which it sold in part and contributed in part to Funding I. Proceeds of this financing were used to retire $50.0 million of 10.125% senior notes due December 28, 1993, and $20.0 million of 10% subordinated notes due January 15, 1994. The Funding I Notes had an outstanding balance of approximately $7.0 million at December 31, 1996. In July and August of 1996, the level of delinquencies in Funding I rose above specified levels and triggered a payment restriction event. This restriction had the effect of "trapping" any cash distribution that the Company otherwise would have been eligible to receive. The event was considered a technical default under the Revolver Agreement, which default was waived by the lending banks in September 1996. In September 1996, delinquency levels improved and the payment restrictions were removed. A payment restriction event is not unusual during the later stages of a static pool securitization and may occur again before Funding I is fully paid out. The Revolver Agreement was amended and restated on December 12, 1996, amending the default provisions with respect to Funding I payment restriction events to conform to the default provisions of the Funding I agreements. As a result, a payment restriction event under Funding I will not constitute a default under the Revolver Agreement unless such event continues for at least six months. There can be no assurance that any future defaults will be waived by the lending banks. Under the terms of the Funding I securitization, when the principal balance of the Funding I Notes equals the balance of the restricted cash in the facility, Funding I must automatically pay the Funding I Notes and terminate. This event may occur during fiscal 1997, prior to the scheduled termination of Funding I. In the event of an early termination, the Company would incur a non-cash, non-operating charge against earnings representing the early recognition of certain unamortized deferred transaction origination costs. At December 31, 1996, these unamortized costs were approximately $400,000 and were amortizing at approximately $17,000 per month.



    The Revolver Agreement, as amended and restated, increased the Company's availability under the Revolver to $95.0 million. Under the Revolver Agreement, the Company may borrow at variable rates of prime and at LIBOR plus 1.25% to 1.75%, dependent on certain performance covenants. At December 31, 1996, the Company had $40.0 million outstanding under this facility and $55.0 million available for borrowing, subject to borrowing base limitations. The Revolver Agreement currently is not hedged and is, therefore, exposed to upward movements in interest rates.



    As of January 31, 1995, the Company, along with its newly-formed, wholly-owned, special-purpose subsidiary Bravo, established a $50.0 million revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company has sold and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's portfolio. HPSC may make additional sales to Bravo subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations. The Company is the servicer of the Bravo portfolio, subject to meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the agreement. The Company had approximately $67.5 million outstanding under the Bravo facility at December 31, 1996, and, in connection with this facility, had 14 separate interest rate swap agreements with The First National Bank of Boston with a total notional value of approximately $65.2 million. Effective November 5, 1996, the Bravo facility was increased to $100.0 million and amended to provide that up to $30.0 million of such facility may be used as sales of receivables from Bravo for accounting purposes. The Company had approximately $7.0 million outstanding from sales of receivables under this portion of the facility at December 31, 1996.

    In April 1995, the Company entered into a fixed rate, fixed term loan agreement with Springfield Institution for Savings ("SIS") under which the Company borrowed approximately $3.5 million at 9.5% subject to certain recourse and performance covenants. The Company had approximately $2.4 million outstanding under this agreement at December 31, 1996. Also in fiscal 1995, the Company entered into a sale agreement with SIS under which it sold approximately $1.7 million of financing contracts (which included a cash payment of $1.5 million and scheduled future payments of $200,000), subject to certain recourse covenants and servicing of these contracts by the Company, and recognized a net gain of approximately $53,000 in connection with the sale. Through December 31, 1996, the Company had entered into several similar sale agreements with savings banks and the Bravo securitization facility under which it received a total of approximately $24.3 million during 1996 and recognized a net gain of approximately $1.6 million.



    Amortization of debt discount of $0, $0 and $38,000 in 1996, 1995 and 1994, respectively, is included in interest expense.


    The Company's existing senior secured debt, issued in connection with certain securitization transactions as shown on the balance sheet contained in the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus, reflect its approximate fair market value. The fair market value is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity.

    Management believes that the Company's liquidity, resulting from the availability of credit under the Revolver, the Bravo facility and the loan from SIS, along with cash obtained from the sales of its financing contracts and from internally generated revenues and the anticipated net proceeds of this offering, is adequate to meet current obligations and future projected levels of financings and to carry on normal operations. In order to finance adequately its anticipated growth, the Company will continue to seek to raise additional capital from bank and non-bank sources, make selective use of asset sale transactions in 1997 and use its current credit facilities. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance it will be able to do so.

    Inflation in the form of rising interest rates could have an adverse impact on the interest rate margins of the Company and its ability to maintain adequate earning spreads on its portfolio assets.

    CERTAIN ACCOUNTING PRONOUNCEMENTS

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future.

    Effective January 1, 1995, the Company adopted prospectively Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These standards apply to the Company's practice acquisition loans and asset-based lending. The standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Company will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms. Impaired loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses. The adoption of these new standards did not have a material impact on the Company's allowance for losses.

    In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard was effective January 1, 1996. The standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements and would supersede the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." An entity may continue to apply APB No. 25 provided the entity discloses its pro forma net income and earnings per share as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply APB No. 25 and to disclose the pro forma information required by SFAS No. 123.

    Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125), effective for the Company on January 1, 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 127 has delayed the effective date of certain sections of SFAS 125 until January 1, 1998. The Company's adoption of the appropriate sections of SFAS 125 is not expected to have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL


    The Company is a specialty finance company engaged primarily in financing healthcare providers throughout the United States. To date, the largest part of the Company's revenues has been derived from its financing of healthcare equipment. HPSC also finances the purchase of healthcare practices, particularly dental practices. The Company has over 20 years of experience as a provider of financing to dental professionals in the United States. Through its subsidiary, ACFC, the Company also provides asset-based lending to a variety of businesses in the northeastern United States.



    HPSC provides financing for equipment and other practice-related expenses to the dental, ophthalmic, general medical, chiropractic and veterinary professions. On a consolidated basis, approximately 60.0% of the Company's business arises from equipment financing, approximately 30.0% from related financing, including practice finance, leasehold improvements, office furniture, working capital and supplies, and approximately 10% from asset-based lending. HPSC principally competes in the portion of the healthcare finance market where the size of the transaction is $250,000 or less, sometimes referred to as the "small-ticket" market. The average size of the Company's financing transactions in 1996 has been approximately $25,000. In connection with its equipment financings, the Company enters into noncancellable installment sales and lease contracts, substantially all of which provide for a full payout at a fixed interest rate over a term of one to seven years. The Company markets its financing services to healthcare providers in a number of ways, including direct marketing through trade shows, conventions and advertising, through its sales staff with 14 offices in nine states and through cooperative arrangements with equipment vendors.



    At December 31, 1996, HPSC's outstanding leases and notes receivable owned and managed were approximately $190 million, consisting of approximately 11,100 active contracts. HPSC's financing contract originations in 1996 were approximately $86.9 million compared to approximately $60.9 million in 1995, an increase of 42.7%, which compared to financing contract originations of approximately $28.4 million in 1994, an increase of 114.4%. The following table summarizes HPSC's financing contract originations for fiscal years 1994, 1995 and 1996 (excluding ACFC originations).


                        HPSC ORIGINATIONS BY MARKET (1)

                                                                         YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------------
                                                         1994                      1995                      1996
                                               ------------------------  ------------------------  ------------------------

                                                DOLLAR    PERCENTAGE OF   DOLLAR    PERCENTAGE OF   DOLLAR    PERCENTAGE OF
MARKET                                          AMOUNT    ORIGINATIONS    AMOUNT    ORIGINATIONS    AMOUNT    ORIGINATIONS
---------------------------------------------  ---------  -------------  ---------  -------------  ---------  -------------
                                                                          (DOLLARS IN THOUSANDS)
Dental.......................................  $  19,000        67.0%    $  28,900        47.0%    $  45,900        53.0%
Other Medical (2)............................      9,400        33.0%       32,000        53.0%       41,000        47.0%
                                               ---------  -------------  ---------  -------------  ---------  -------------
    Total....................................  $  28,400       100.0%    $  60,900       100.0%    $  86,900       100.0%
                                               ---------  -------------  ---------  -------------  ---------  -------------
                                               ---------  -------------  ---------  -------------  ---------  -------------


------------------------

(1) Items financed include equipment (through leases and notes), leasehold improvements, working capital, supplies, as well as practice finance.

(2) Includes financing contracts for the ophthalmic, general medical, chiropractic and veterinary professions.


    ACFC, the Company's wholly-owned subsidiary, provides asset-based financing, principally in the northeastern United States, for companies which cannot readily obtain traditional bank financing. The ACFC loan portfolio generally provides the Company with a greater spread over its borrowing costs than the Company can achieve in its healthcare financing business. The Company anticipates that it will expand its asset-based financing business. The following table summarizes ACFC's line of credit originations for fiscal 1994, 1995 and 1996.

                               ACFC ORIGINATIONS


                                                                         YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                               1994               1995                1996
                                                         -----------------  -----------------  ------------------
                                                                          (DOLLARS IN THOUSANDS)
Amount of Originated Lines of Credit...................      $   5,000          $  12,100          $   17,600
Balance Outstanding (period end).......................      $   4,000          $  12,000          $   18,700
Number of Lines of Credit Originated...................              2                  8                  14



    The continuing increase in the Company's originations of financing contracts and lines of credit resulted in a 36.1% increase in the Company's revenues for fiscal year 1996, as compared with fiscal year 1995, and an 10.7% increase in the Company's revenues for fiscal year 1995 compared with fiscal year 1994. This percentage increase in revenues is lower than the percentage increase in originations because revenues consist of earned income on leases and notes, which is a function of the amount of net investment in leases and notes and the level of interest rates, and is recognized over the life of the financing contract, while originations are recognized at the time of origination.


BUSINESS STRATEGY

    The Company's strategy is to expand its business and enhance its profitability by (i) increasing its share of the dental equipment financing market, the Company's traditional market, as well as by expanding its activities in other healthcare markets; (ii) diversifying the Company's revenue stream through its practice finance and asset-based lending businesses; (iii) emphasizing service to vendors and customers; (iv) increasing its direct sales and other marketing efforts; (v) maintaining and increasing its access to low-cost capital and managing interest rate risks; (vi) continuing to manage effectively its credit risks; and (vii) capitalizing on information technology to increase productivity and enable the Company to manage a higher volume of financing transactions. Important components of the Company's strategy include:

    - INCREASE HEALTHCARE EQUIPMENT FINANCING. The Company's goal is to increase its share of the dental equipment financing market, as well as to expand its activities in other healthcare markets, such as the ophthalmic, general medical, chiropractic and veterinary professions. The Company is pursuing this goal by hiring sales personnel with experience in financing for those professions, through direct sales calls and advertising and by applying the Company's experience in the dental profession to other medical professions. The Company has increased its share of the dental equipment financing market in each year since 1993 and believes that it can increase its market share in other targeted professions through its sales and marketing efforts and high level of service. The Company believes that it has benefited and will continue to benefit from technological advances which stimulate the demand for new and upgraded healthcare equipment. The Company also believes that regulatory trends in the healthcare professions have resulted in greater demand for outpatient services, which may result in greater need for medical outpatient equipment and supporting office equipment, including office automation equipment. The Company intends to pursue these potential opportunities for new financing business. This Note offering will increase the Company's capital base, thereby permitting the Company to increase its financing activity.


    - DIVERSIFY REVENUE STREAM. In addition to retaining and increasing its share of the healthcare equipment financing market, the Company plans to expand its presence in the practice finance and asset-based lending markets. In 1996, practice finance transactions accounted for approximately 13.0% of HPSC's financing contract originations. HPSC has originated approximately 260 practice finance loans aggregating approximately $24.6 million over the past three years. In addition to this business being profitable on a stand-alone basis, management believes that practice finance earns HPSC substantial goodwill among healthcare providers. Asset-based lending through ACFC accounts for approximately 10% of the Company's revenues on a consolidated basis. ACFC has entered into 24 asset-based lending transactions since its inception in 1994, totaling approximately $34.7 million in lines of credit, and currently has approximately $18.7 million of loans outstanding. The Company anticipates that it will expand its asset-based financing business.

    - EMPHASIZE SERVICE TO VENDORS AND CUSTOMERS. The Company believes that healthcare providers seek financing through the Company in large part due to the high level of service it provides to both customers and vendors, including the Company's familiarity with the specialized needs of dental and medical professionals, the speed and convenience of financing equipment through the Company and the Company's established relationships with equipment vendors. The Company competes with other providers of financing services for the business of vendors by ensuring that vendors in approved equipment financing transactions are paid promptly for the equipment, usually within one day of delivery to the customer. The Company intends to continue to provide equipment vendors with timely, convenient and competitive financing for their equipment sales and with a variety of other value-added services that promote both the vendors' equipment sales and the selection of the Company to provide financing, and thereby expects to continue to obtain referrals for additional financing transactions. The Company also will continue to emphasize customer service, which includes the flexibility to customize financing arrangements to the needs of individual healthcare providers. In most cases, the Company's sales representatives work directly with the vendors' potential purchasers, providing them with the guidance necessary to complete the equipment financing transaction. The Company believes that such "consultative financing" has enhanced, and will continue to enhance, customer satisfaction and loyalty.

    - INCREASE DIRECT SALES AND OTHER MARKETING EFFORTS. The Company currently has sales and marketing personnel located in 14 offices across the United States. The Company intends to open additional sales offices and to continue to hire sales staff with significant prior experience in the healthcare financing business. In addition to promoting its financing services through its sales and marketing personnel, the Company relies on various equipment financing referral sources and relationships with vendors and manufacturers of dental, medical and other equipment and intends to further leverage these relationships. Management believes that this marketing approach is more effective than isolated solicitations of equipment purchasers. The Company also expects to continue to broaden its customer base through national advertising in trade journals and magazines, by participation in trade shows and through the broad dissemination of literature describing the Company's financing programs.


    - REDUCE BORROWING COSTS AND MANAGE INTEREST RATE RISKS. In order to reduce its borrowing costs and manage interest rate risks, the Company seeks to match-fund its financing contracts through a variety of funding sources. Currently the Company has access to funding through the $95 million Revolver and the $100 million Bravo asset securitization facility, as well as its asset sales to, and loans from, a number of savings banks. The Company completed the Funding I and Bravo asset securitizations to take advantage of the significantly lower cost of funds available under these facilities, as compared with the Company's bank borrowings, with which to finance its contract originations. The Company's recently completed amendment to its Bravo asset securitization facility permits it to sell up to $30 million of financing assets under that program on a limited recourse basis. The Company will continue to seek advantageous sources of credit, possibly including additional securitizations and asset sales, if appropriate.


    - MANAGE CREDIT RISK. The Company employs comprehensive credit review procedures. The credit background of each potential customer is checked with one or more commercial credit reporting agencies, including TRW Inc., Equifax Inc., Trans Union Corporation and Dun & Bradstreet Corporation. Appropriate professional organizations may be consulted regarding the customer's professional status. In addition to a customer's credit profile, information such as the equipment type and vendor may be considered in some circumstances. The delinquency rate (based on contractual balances more than 60 days past due) of the Company's equipment financing contract portfolio has declined from 11.0% in fiscal year 1994 to 4.2% at December 31, 1996. The Company believes that its delinquency rate has declined because of (i) the Company's comprehensive on-line credit evaluation procedure to screen financing applications, (ii) the Company's improved collection procedures and (iii) growth in the Company's portfolio of financing contracts. Management believes that the Company's credit and loss experience compares favorably with other "small-ticket" equipment finance companies. The Company will continue its thorough credit application screening process and will seek to maintain the decline in its delinquency rate.

    - CAPITALIZE ON INFORMATION TECHNOLOGY. The Company has developed automated information systems and telecommunications capabilities tailored to support all areas within the organization. Systems support is provided for accounting, taxes, credit, collections, operations, sales, sales support and marketing. The Company has invested a significant amount of time and capital in computer hardware and proprietary customized software and has developed a substantial database of information that enables the Company to better target its sales and marketing activities. The Company's Boston headquarters is linked electronically with all of the Company's other offices. Each salesperson's laptop computer can also connect to the Boston office, permitting a salesperson to respond promptly to a customer's financing request. This capability also permits the Company to control the speed, accuracy and quality of the credit application process. The Company's centralized data processing system provides timely support for the marketing and service efforts of the Company's salespeople and for equipment manufacturers and dealers. The Company's computerized systems also provide management with accurate, up-to-date customer data which it uses to strengthen the Company's internal controls and forecasting. The Company believes that its system is among the most advanced in the small-ticket equipment financing industry and can accommodate significantly greater financing volume, giving the Company a competitive advantage based on the speed of its contract processing, control over credit risk and high level of service.

INDUSTRY OVERVIEW

    The equipment financing industry in the United States includes a wide variety of sources for financing the purchase and leasing of equipment, ranging from specialty financing companies, which concentrate on a particular industry or financing vehicle, to large banking institutions, which offer a full array of financial services. According to the Equipment Leasing Association of America ("ELA") 1995 Annual Survey of Industry Activity & Business Operations, the total financing volume in the United States for all types of equipment (including medical) was estimated to be approximately $160 billion in 1995, of which medical equipment, according to responses to the ELA survey, accounted for 3.1% (or approximately $5.0 billion) of 1995 total annual financing volume.

    The medical equipment finance industry includes two distinct markets which are generally differentiated based on equipment price and type of healthcare provider. The first market, in which the Company currently does not compete, is financing of equipment priced at over $250,000, which is typically sold to hospitals and other institutional purchasers. Because of the size of the purchase, long sales cycle, and number of financing alternatives generally available to these types of customers, their choice among financing alternatives tends to be based primarily on cost of financing. The second market, in which the Company competes, is the financing of lower-priced or "small-ticket" equipment, where the price of the financed equipment is generally $250,000 or less. Much of this equipment is sold to individual practitioners or small group practices, including dentists, ophthalmologists, physicians, chiropractors, veterinarians and other healthcare providers. The Company focuses on the small-ticket market because it is able to respond in a prompt and flexible manner to the needs of individual customers. Management believes that purchasers in the small-ticket healthcare equipment market often seek the value-added sales support and general ease of conducting business which the Company offers.

    The Company believes that healthcare providers are increasingly choosing to purchase rather than lease, equipment because of (i) the availability of a tax deduction of up to $17,500 of the purchase price in the first year of equipment use, (ii) changes in healthcare reimbursement methodologies that reduce incentives to lease equipment for relatively short periods of time and (iii) a reduced difference in financing costs between equipment purchases and equipment leases, due to generally lower interest rates. Consistent with industry trends, installment sales agreements (notes) now comprise 60% of the financing contracts originated by the Company.

    Although the Company has focused its business in the past on equipment finance, it has expanded more recently into practice finance. Practice finance is a specialized segment of the finance industry, in which the Company's primary competitors are banks. Practice finance is a relatively new business opportunity for financing companies such as HPSC that has developed as the sale of healthcare professional practices has increased. The primary sources of healthcare practice financing are banks; not all financing companies provide this service. Typically, HPSC has financed approximately 70% of the cost of the practice being purchased, although buyers are increasingly choosing to finance the entire purchase price. Management believes that HPSC is a leading provider of dental practice financing, due in large part to its active advertising program to the dental profession and direct solicitation of dental healthcare providers.

HEALTHCARE PROVIDER FINANCING

    TERMS AND CONDITIONS


    The Company's business consists primarily of the origination of equipment financing contracts pursuant to which the Company finances the acquisition by healthcare providers of various types of equipment as well as leasehold improvements, working capital and supplies. The contracts are either installment sales agreements (notes) or lease agreements and are noncancellable. The installment sales agreements are full payout contracts and provide for scheduled payments sufficient, in the aggregate, to cover the Company's borrowing costs and the costs of the underlying equipment, and to provide the Company with an appropriate profit margin. The majority of contracts originated by the Company (approximately 60%) are installment sales agreements. The balance of the equipment financing contracts originated by the Company are leases. The Company provides its leasing customers with an option to purchase the equipment at the end of the lease for 10% of its original cost. Since 1991, approximately 99% of lessees have exercised this option. The average cost of financings by HPSC in 1996 was approximately $26,000. In that period, HPSC entered into approximately 3,740 new financing contracts, an increase of approximately 33.6% from 1995.



    All of the Company's equipment financing contracts require the customer to:
(i) maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures; (ii) maintain property and public liability insurance for the equipment; (iii) pay all taxes associated with the equipment; and (iv) make all scheduled contract payments regardless of the performance of the equipment. Substantially all of the Company's financing contracts provide for principal and interest payments due monthly for the term of the contract. In the event of default by a customer, the financing contract provides that the Company has the rights afforded creditors under law, including the right to repossess the underlying equipment and in the case of legal proceedings arising from a default, to recover damages and attorneys' fees. The Company's equipment financing contracts generally provide for late fees and service charges to be applied on payments which are overdue. In 1996, the Company billed approximately $1.1 million in late fees and service charges on late payments, compared to approximately $700,000 in 1995. This increase was due to growth in the Company's portfolio and to the completion of the Company's implementation of a modified late fee and service charge program, rather than to increased delinquencies.


    Although the customer has the full benefit of the equipment manufacturers' warranties with respect to the equipment it finances, the Company makes no warranties to its customers as to the equipment. In addition, the financing contract obligates the customer to continue to make contract payments regardless of any defects in the equipment. Under an installment sale contract (note), the customer holds title to the equipment and the Company has a lien on the equipment to secure the loan; under a lease, the Company retains title to the equipment. The Company has the right to assign any financing contract without the consent of the customer.


    A practice finance transaction typically takes the form of a loan to a healthcare provider purchasing a practice, which is secured by the assets of the practice being financed and may be secured by one or more personal guarantees or personal assets. The average size of a practice finance transaction is approximately $100,000, with a typical contract term of 60 to 72 months.



    The length of the Company's lease agreements and notes due in installments range from 12 to 84 months, with a median term of 60 months and an average initial term of 55 months, and an average implicit interest rate, before the yield adjustment for deferred origination costs, of 13.0% for 1996 originations (excluding ACFC).


    CUSTOMERS


    The primary customers for the Company's financing contracts are healthcare providers, including dentists, ophthalmologists, other physicians, chiropractors and veterinarians. The following table provides the general composition of the Company's healthcare finance portfolio as of December 31, 1996 (excluding ACFC's portfolio).


                      HPSC LEASES AND NOTES RECEIVABLE (1)


                                                                                             NUMBER OF
                                                                    DOLLARS    PERCENTAGE    CONTRACTS   PERCENTAGE
                                                                   ----------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Dental...........................................................  $  130,910        69.0%       7,900         71.2%
Other Medical (2)................................................  $   59,000        31.0%       3,200         28.8%
                                                                   ----------       -----   -----------       -----
    Total........................................................  $  189,910       100.0%      11,100        100.0%
                                                                   ----------       -----   -----------       -----
                                                                   ----------       -----   -----------       -----


------------------------

(1) Includes receivables owned or managed.

(2) Includes ophthalmic, general medical, chiropractic and veterinary providers.

    As of December 31, 1996, no single customer (or group of affiliated customers) accounted for more than 1% of the Company's healthcare finance portfolio.

    The Company's customers are located throughout the United States, but primarily in heavily populated states such as California, Florida, Texas, Illinois and New York. The map located on the inside front cover page of this Prospectus shows the distribution of HPSC's portfolio balance by region as of December 31, 1996.

    REALIZATION OF RESIDUAL VALUES ON EQUIPMENT LEASES


    Since 1994, the Company has realized over 99% of the residual value of equipment covered by leases. The overall growth in the Company's equipment lease portfolio in recent years has resulted in increases in the aggregate amount of recorded residual values. Substantially all of the residual values on the Company's balance sheet as of December 31, 1996 are attributable to leases which will expire by the end of 2001. Realization of such values depends on factors not within the Company's control, such as the condition of the equipment, the cost of comparable new equipment and the technological or economic obsolescence of equipment. Although the Company has received over 99% of recorded residual values for leases which expired during the last three years, there can be no assurance that this realization rate will be maintained.


    PRACTICE FINANCE


    The Company regularly provides financing to healthcare providers in connection with the acquisition of professional practices. HPSC typically makes a loan to the professional acquiring the practice, which is secured by all of the assets of the practice and which may require a personal guarantee and a pledge of personal assets by the professional who is obtaining the financing. Through December 31, 1996, the Company has originated a total of approximately 260 practice finance loans aggregating approximately $24.6 million, with an average loan of approximately $100,000. The term of such loans averages 60 to 84 months. In 1996, practice finance generated approximately 13.0% of HPSC's financing contract originations. Management believes that its practice finance business contributes to the diversification of the Company's revenue sources and earns HPSC substantial goodwill among healthcare providers. All practice finance inquiries received at the Company's sales office, or by its salespersons in the field, are referred to the Boston office for processing.


    The Company solicits business for its practice finance services primarily by advertising in trade magazines, attending healthcare conventions, and directly approaching potential purchasers of healthcare practices. Over half of the healthcare practices financed by the Company to date have been dental practices. The Company has also financed the purchase of practices by chiropractors, ophthalmologists, general medical practitioners and veterinarians.

    The following table sets forth the estimated practice finance loan originations for fiscal years 1994, 1995 and 1996.

                         PRACTICE FINANCE ORIGINATIONS

                                                     YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------
                                           1994               1995                1996
                                     -----------------  -----------------  ------------------

                                                      (DOLLARS IN THOUSANDS)
Amount of Originations.............      $   3,200          $   8,400          $   13,000
Number of Contracts................             50                 90                 120


    GOVERNMENT REGULATION AND HEALTHCARE TRENDS

    The majority of the Company's present customers are healthcare providers. The healthcare industry is subject to substantial federal, state and local regulation. In particular, the federal and state governments have enacted laws and regulations designed to control healthcare costs, including mandated reductions in fees for the use of certain medical equipment and the enactment of fixed-price reimbursement systems, where the rates of payment to healthcare providers for particular types of care are fixed in advance of actual treatment. The United States Congress is considering changes to the Medicare program. The impact on the Company's business of any changes to the Medicare program which may be adopted cannot be predicted.

    Major changes have occurred in the United States healthcare delivery system, including the formation of integrated patient care networks (often involving joint ventures between hospitals and physician groups), as well as the grouping of healthcare consumers into managed-care organizations sponsored by insurance companies and other third parties. Moreover, state healthcare initiatives have significantly affected the financing and structure of the healthcare delivery system. These changes have not yet had a material effect on the Company's business, but the effect of any changes on the Company's future business cannot be predicted.

    The Company believes that the trend toward managed healthcare through health maintenance organizations may have a positive effect on the Company's future operations. The Company believes that as primary care physicians increasingly become "gatekeepers" to more specialized care, the Company will be able to accelerate its marketing programs to family and general practitioners. These physicians would require additional, cost-effective equipment that emphasizes early diagnosis and screening as compared to the more costly "big-ticket" medical equipment purchased by hospitals for treatment purposes. Medicaid managed care programs also encourage the increased availability of cost-effective "small-ticket" equipment such as that financed by the Company. Furthermore, the various reform initiatives are intended to result in a greater percentage of the population having access to some type of health coverage, which would increase the likelihood that healthcare providers will be reimbursed at some (perhaps lower) rate for services provided to this expanded insured population, thereby improving the credit quality of providers and increasing their ability to purchase and finance new equipment.

ASSET-BASED LENDING

    ACFC makes asset-based loans of $3 million or less, primarily secured by accounts receivable, inventory and equipment. ACFC typically makes accounts receivable loans to borrowers that cannot obtain traditional bank financing in a variety of industries (none of which to date are medical). ACFC takes a security interest in all of the borrower's assets and monitors collection of its receivables. Advances on a revolving loan generally do not exceed 80% of the borrower's eligible accounts receivable. ACFC also makes revolving and "term like" inventory loans not exceeding 50% of the value of the customer's active inventory, valued at the lower of cost or market rate. Finally, ACFC provides term financing for equipment, which is secured by the machinery and equipment of the borrower. Each of ACFC's officers has over ten years of experience providing these types of financing on behalf of various finance companies.

    The average ACFC loan is for a term of two to three years in an amount of $1 million. No single borrower accounts for more than 10% of ACFC's aggregate portfolio, and no more than 25% of ACFC's portfolio is concentrated in any single industry.

    ACFC's loans are "fully followed," which means that ACFC receives daily settlement statements of its borrowers' accounts receivable. ACFC participates in the collection of its borrowers' accounts receivable and requires that payments be made directly to an ACFC lock-box account. Availability under lines of credit is usually calculated daily. ACFC's credit committee, which includes members of the senior management of HPSC, must approve in advance all ACFC loans. To date, ACFC has experienced no loan losses; however, there can be no assurance that it will not experience losses in the future.


    From its inception through December 31, 1996, ACFC has provided 24 lines of credit totaling $34.7 million and currently has approximately $18.7 million of loans outstanding to 18 borrowers. The annual dollar volume of originations of lines of credit by ACFC has grown from $5.0 million in 1994 to $12.1 million in 1995 to $17.6 million in 1996. The Company anticipates that ACFC's asset-based lending will continue to grow.


CREDIT AND ADMINISTRATIVE PROCEDURES


    The Company processes all credit applications, and monitors all existing contracts, at its corporate headquarters in Boston, Massachusetts (other than ACFC applications and contracts, all of which are processed at ACFC's headquarters in West Hartford, Connecticut). The Company's credit procedure requires the review, verification and approval of a potential customer's credit file, accurate and complete documentation, delivery of the equipment and verification of installation by the customer, and correct invoicing by the vendor. When a sales representative receives a credit application from a potential customer, he or she enters it into the Company's computer system. The Company's credit requirements usually include an acceptable personal payment history and minimum credit rating scores on several credit reporting agency models, and generally require that the borrower be a practicing licensed medical professional. The credit of the potential customer is checked with one or more commercial credit reporting agencies, including TRW Inc., Equifax Inc., Trans Union Corporation and Dun & Bradstreet Corporation. Appropriate professional organizations may be consulted regarding the customer's professional status. In addition to a customer's credit profile, information such as the equipment type and vendor may be considered. The type and amount of information and time required for a credit decision varies according to the nature, size and complexity of each transaction. In smaller, less complicated transactions, a decision can often be reached within one hour; more complicated transactions may require up to three or four days. Once the equipment is shipped and installed, the vendor invoices the Company. The Company verifies that the customer has received and accepted the equipment and obtains the customer's authorization to pay the vendor. Following this telephone verification, the file is forwarded to the contract administration department for audit, booking and funding and to commence automated billing and transaction accounting procedures.


    Timely and accurate vendor payments are essential to the Company's business. In order to maintain its relationships with existing vendors and attract new vendors, the Company makes most payments to vendors for financed equipment within one day of equipment delivery to the customer.

    ACFC's underwriting procedures include an evaluation of the collectibility of the borrower's receivables that are pledged to ACFC, including an evaluation of the validity of such receivables and the creditworthiness of the payors of such receivables. ACFC may also require its customers to pay for credit insurance with respect to its loans. The Loan Administration Officer of ACFC is responsible for maintaining its lending standards and for monitoring its loans and underlying collateral. Before approving a loan, ACFC examines the prospective customer's books and records, and continues to make such examinations and to monitor its customers' operations as it deems necessary during the term of the loan. Loan officers are required to rate the risk of each loan made by ACFC, and to update the rating upon receipt of any financial statement from the customer or when 90 days have elapsed since the date of the last rating. Loan loss reserves are based on a percentage of loans outstanding. An account will be placed in non-accrual status when a customer is unable to service the debt and the collateral is deteriorating.


    The Company considers its finance portfolio assets to consist of two general categories of assets based on such assets' relative risk.



    The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 87.7% of the Company's net investment in leases and notes at December 31, 1996 (90.1% at December 31, 1995). Substantially all of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogeneous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, all of the Company's historical provision for losses, charge offs, recoveries and allowance for losses have related to its lease contracts and notes due in installments.



    The second category of assets consists of the Company's notes receivable, which comprise approximately 12.3% of the Company's net investment in leases and notes at December 31, 1996 (9.9% at December 31, 1995). Such notes receivable consist of commercial, asset-based, revolving lines of credit to small and medium size manufacturers and distributors, at variable interest rates, and typically have terms of two years. The Company began commercial lending activities in mid-1994. Through December 31, 1996, the Company has not had any charge-offs of commercial notes receivable. The provision for losses related to the commercial notes receivable was $146,000, $95,000 and $43,000 in 1996, 1995 and 1994, respectively. The amount of the allowance for losses related to the commercial notes receivable was $284,000 and $138,000 at December 31, 1996 and 1995, respectively.


COLLECTION AND LOSS EXPERIENCE

    The delinquency statistics for the Company's equipment financing contract portfolio have improved every year since 1993. The delinquency rate (based on contractual balances more than 60 days past due) of the Company's portfolio has declined from 11.0% at December 31, 1994 to 4.2% at December 31, 1996. The Company believes that the delinquency rate has declined because of (i) the Company's comprehensive on-line credit evaluation procedure to screen financing applications, (ii) the Company's improved collection procedures and (iii) growth in the Company's portfolio of financing contracts. The Company believes that its credit and loss experience compares favorably with other "small-ticket" equipment finance companies.


    The Company uses its own five-person in-house staff to collect late payments from customers and manage accounts that are in litigation. When an account is 30 days past due, the Company begins collection procedures. The following table illustrates HPSC's delinquent payment experience in fiscal 1994, 1995 and 1996 (excluding ACFC loans).

                           DELINQUENCY EXPERIENCE (1)

                                                                                   AS OF DECEMBER 31,
                                                                        ----------------------------------------
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------

                                                                                 (DOLLARS IN THOUSANDS)
Total Portfolio Owned and Managed.....................................  $  100,045    $  130,066    $  189,910
Contractual Delinquencies:
  61-90 days..........................................................  $    1,925    $    2,314    $    2,134
  Over 90 days........................................................       9,108         4,964         5,763
                                                                        ------------  ------------  ------------
Total Contractual Delinquencies (over 60 days)........................  $   11,033    $    7,278    $    7,897
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Contractual Delinquencies as a Percentage of Total Portfolio Owned and
  Managed
  61-90 days..........................................................         1.9%          1.8%          1.1%
  Over 90 days........................................................         9.1           3.8           3.1
                                                                        ------------  ------------  ------------
Total Contractual Delinquencies (over 60 days)........................        11.0%          5.6%          4.2%
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Net charge-offs divided by Average Total Portfolio Owned and Managed
  (2).................................................................         1.7%          1.2%          0.9%


------------------------

(1) Excludes ACFC. To date, ACFC has experienced no credit losses in its asset-based lending portfolio.

(2) Excludes losses attributable to the Company's discontinued Canadian operations.

ALLOWANCE FOR LOSSES; CHARGE-OFFS


    The Company maintains an allowance for losses in connection with equipment financing contracts and other loans held in the Company's portfolio at a level which the Company deems sufficient to meet future estimated uncollectible receivables, based on an analysis of delinquencies, problem accounts, and overall risks and probable losses associated with such contracts, and a review of the Company's historical loss experience. At December 31, 1996, this allowance for losses was 2.7% of the Company's net investment in leases and notes (before allowance). There can be no assurance that this allowance will prove to be adequate. Failure of the Company's customers to make scheduled payments under their financing contracts could require the Company to (i) make payments in connection with the recourse portion of its borrowing relating to such contract, (ii) forfeit its residual interest in any underlying equipment and (iii) forfeit cash collateral pledged as security for the Company's asset securitizations. In addition, although net charge-offs on the financing contracts originated by the Company have been 1.1% of the Company's average net investment in leases and notes (before allowance) for the year ended December 31, 1996, any increase in such losses or in the rate of payment defaults under the financing contracts originated by the Company could adversely affect the Company's ability to obtain additional funding, including its ability to complete additional asset securitizations.


    Accounts are normally charged off when future payment is deemed unlikely. The following table illustrates the Company's historical allowance for losses and charge-off experience.

                      CHARGE-OFFS AND ALLOWANCE FOR LOSSES


                                                                                       YEAR ENDED
                                                               ----------------------------------------------------------
                                                                DEC. 26,    DEC. 25,    DEC. 31,    DEC. 31,    DEC. 31,
                                                                  1992      1993 (1)      1994        1995        1996
                                                               ----------  -----------  ---------  ----------  ----------
                                                                                 (DOLLARS IN THOUSANDS)
Allowance for losses:
Balance at beginning of period...............................  $   11,033   $   9,216   $   6,897  $    4,595  $    4,482
Additions(2).................................................       4,307      15,104         754       1,266       1,114
Charge-offs..................................................      (6,179)    (17,501)     (3,350)     (1,504)     (1,609)
Recoveries...................................................          55          78         294         125          95
                                                               ----------  -----------  ---------  ----------  ----------
Balance at end of period.....................................  $    9,216   $   6,897   $   4,595  $    4,482  $    4,082
                                                               ----------  -----------  ---------  ----------  ----------
                                                               ----------  -----------  ---------  ----------  ----------
Net investment in leases and notes (before allowance)........  $  166,274   $ 116,649   $  95,788  $  124,398  $  153,304
Ending allowance divided by net investment in leases and
  notes (before allowance)...................................         5.5%        5.9%        4.8%        3.6%        2.7%
Charge-offs divided by average net investment in leases and
  notes (before allowance)...................................         3.5%       12.4%        3.2%        1.4%        1.2%


------------------------

(1) In 1993, the Company experienced a substantial decrease in originations, increased selling, general and administrative costs and a substantial adjustment to its allowance for losses, in each case largely as a result of the bankruptcy of Healthco, which previously had referred to the Company substantially all of the Company's business.


(2) In connection with the sale of leases and notes during 1996 and 1995, the Company recognized estimated recourse liability of $450,000 and $30,000, respectively.



    The above table includes a provision for losses related to the commercial notes receivable of $146,000, $95,000 and $43,000 in 1996, 1995 and 1994,
respectively. The amount of the allowance for losses related to the commercial notes receivable was $284,000 and $138,000 at December 31, 1996 and 1995, respectively.


FUNDING SOURCES

    GENERAL

    The Company's principal sources of funding for its financing transactions have been: (i) a $95 million Revolver, (ii) a receivables-backed limited recourse asset securitization transaction with Funding I in an original amount of $70 million, (iii) a securitized limited recourse revolving credit facility with Bravo, currently in the amount of $100 million, (iv) a defined recourse fixed-term loan from and sales of financing contracts to savings banks and other purchasers and (v) the Company's internally generated revenues. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings and to carry on normal operations.

    The Revolver is a line of credit arrangement under which the Company may borrow up to $95 million at any given time at variable rates. The Company is subject to extensive borrowing covenants and certain restrictions on its operations in connection with the Revolver. See "Description of Certain Indebtedness."

    The Company's securitization transactions provide funding for the Company's financing transactions at more favorable interest rates than the Company is able to obtain from conventional borrowing sources such as banks. In a securitization, the Company sells or contributes financing contracts to a special-purpose corporation ("SPC") wholly-owned by the Company. The SPC, in turn, either itself or through a third-party trust to which the SPC has pledged the financing contracts, issues securities representing an interest in the financing contracts to outside investors (the securitization). The offering proceeds from the securities are paid to the SPC, which then pays the Company for the financing contracts or makes credit available to the Company at favorable rates. Simultaneously, the Company and the SPC may arrange for interest rate swaps with institutional lenders, such that any credit extended to the Company by the SPC can be fixed at a lower rate of interest than that being paid on the Company's financing contracts. The SPC enlists the services of a credit organization to guarantee the issued securities, and pays a fee to the Company to service the underlying contracts (subject to the Company's compliance with certain financial and performance covenants). As the financing contracts generate revenue from customers' monthly payments, that revenue is used by the SPC or the trust to make payments on the securities. The SPC is intended to be bankruptcy remote, with assets entirely separate from those of the Company. It is limited in its business activities to owning the transferred financing contracts, completing the securitization of those contracts and providing credit to the Company based on the securitization. The SPC may incur indebtedness or other obligations only in relation to the securitization. The Company has found that securitizations are an effective means of obtaining credit on a limited recourse basis at favorable interest rates.

    Another funding source for the Company has been sales of its financing contracts to, and borrowing against such contracts from, a variety of savings banks. Each of these transactions is subject to certain covenants that may require the Company to (i) repurchase financing contracts from the bank and make payments under certain circumstances, including the delinquency of the underlying debtor, and (ii) service the underlying financing contracts. The Company carries a recourse reserve for each transaction in its allowance for losses and recognizes a gain that is included for accounting purposes in earned income for leases and notes for the year in which the transaction is completed. Each of these transactions incorporates the covenants under the Revolver as such covenants were in effect at the time the asset sale or loan agreement was entered into. Any default under the Revolver may trigger a default under the loan or asset sale agreements. The Company may enter into additional asset sale agreements in the future in order to manage its liquidity.

    THE REVOLVER

    The Company executed a Revolving Credit Agreement on June 23, 1994 with The First National Bank of Boston, individually and as Agent, and another bank, for borrowing up to $20 million. This agreement was amended and restated in May 1995, increasing credit availability to $50 million and adding additional lending banks. The agreement was next amended in December 1995 to increase availability to $60 million and extend the term to December 31, 1996, and amended again in July 1996 to increase availability to $75 million, and further amended in December 1996 to increase availability to $95 million. There are currently five banks providing the credit facility to the Company under the Revolver Agreement. Under the Revolver Agreement, the Company may borrow at variable rates of prime plus 0.25% to 0.50% and at LIBOR plus 1.75% to 2.00%, depending upon certain performance covenants. At December 31, 1996, the Company had approximately $40 million outstanding under this facility. The Revolver is not currently hedged and is, therefore, exposed to upward movements in interest rates. See "Description of Certain Indebtedness." The Revolver is secured by a lien on the assets of HPSC and ACFC (including a pledge of the capital stock of ACFC), including, without limitation, Customer Receivables (as defined herein). Accordingly, indebtedness under the Revolver constitutes Secured Portfolio Debt for purposes of the Indenture, and is senior in right of payment to the Notes.

    FUNDING I


    In December 1993, in a one-time receivables-backed securitization transaction, Funding I (a wholly-owned SPC of the Company) issued $70 million of secured notes ("Funding I Notes") bearing interest at 5.01% to three institutional investors, Travelers Insurance Company, Prudential Insurance Company and the Principal Group. Under the terms of the securitization, the Company sold or contributed certain of its financing contracts, equipment residual rights and rights to the underlying equipment to Funding I as collateral for the Funding I Notes (the "Collateral"). The Funding I Notes are rated "AAA" by Standard & Poor's. The required monthly payments of interest and principal to holders of the Funding I Notes are unconditionally guaranteed by Municipal Bond Investor Assurance Corporation ("MBIA") pursuant to the terms of a Note guarantee insurance policy. In connection with the securitization, the Company made an investment in Funding I, some or all of which may be required to fund payments to holders of the Funding I Notes if certain default and delinquency ratios relating to the Collateral are not met. As of December 31, 1996, Funding I had approximately $9.8 million of gross receivables as collateral for the Funding I Notes. The securitization agreement also imposes restrictions on cash balances of Funding I under certain conditions; at December 31, 1996, this restricted cash amounted to approximately $4.0 million. At December 31, 1996, the Funding I Notes had an outstanding balance of approximately $7.0 million. Note payments to investors for the years 1997 through 1999, based on projected cash flows from the Collateral, are expected to be $5.3 million, $1.3 million and $226,000, respectively. The Company is not permitted to sell or contribute additional financing contracts to Funding I as long as the current investor notes are outstanding.



    In July and August of 1996, the level of delinquencies of the contracts held in Funding I rose above certain levels, as defined in the operative documents, and triggered a payment restriction event. This restriction had the effect of "trapping" any cash distribution that the Company otherwise would have been eligible to receive. The event was considered a technical default under the Revolver, which default was waived by the lending banks. In September 1996, delinquency levels improved and the payment restrictions were removed. A payment restriction event is not unusual during the later stages of a static pool securitization and may occur again before Funding I is fully paid out. The default provisions of the Revolver Agreement were amended on December 12, 1996 to conform to the default provisions of the Funding I agreements. As a result, a payment restriction event under Funding I will not constitute a default under the Revolver unless such event continues for at least six months. There can be no assurance that any future defaults will be waived by the lending banks. Under the terms of Funding I, when the principal balance of the Funding I Notes equals the balance of the restricted cash in the facility, Funding I must automatically pay the Funding I Notes and terminate. This event is expected to occur during fiscal 1997. In the event of an early termination, the Company could incur a non-cash, non-operating charge against earnings representing the early recognition of certain unamortized deferred transaction origination costs. At December 31, 1996, these unamortized costs were approximately $400,000 and were amortizing at approximately $17,000 per month. The Notes are effectively subordinated to the Funding I Notes, which also constitute Secured Portfolio Debt. Funding I has not guaranteed payment of the Notes.


    BRAVO

    In January 1995, the Company entered into a revolving credit securitization facility (the "Facility") with another SPC, Bravo, structured and guaranteed by CapMAC. Under the Facility, the Company sells certain equipment financing contracts to Bravo which, along with the underlying equipment, serve as collateral or consideration for cash advanced to Bravo by Triple-A One Funding Corporation ("Triple-A"), a commercial paper conduit entity. Bravo, in turn, makes cash advances to the Company in return for the contracts. In November 1996, the Facility was amended to increase available borrowing to up to $100 million and to allow up to $30 million of the Facility to be used for sales of financing contracts to Triple-A from Bravo, $7.0 million of which had been used for such sales at December 31, 1996. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. Additional sales of financing contracts to Bravo from the Company may be made subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations. The Company's ability to make additional sales under the Facility (and therefore to continue to draw advances at commercial paper rates) will depend upon a number of factors, including general conditions in the credit markets and the ability of the Company to originate financing contracts which satisfy eligibility requirements set forth in the Facility documents. There can be no assurance that the Company will continue to originate eligible contracts.

    In order to secure a AAA rating for its commercial paper, Triple-A has established a liquidity line of credit with a group of liquidity banks, for which The First National Bank of Boston serves as liquidity agent. Each liquidity bank commits to make advances for a one-year term, which term may be extended at the sole option of each liquidity bank. The Facility terminates on the earlier of the termination of the liquidity banks' commitment to make liquidity advances (currently December 1997) or October 28, 1999, or upon an event of default. Upon termination of the Facility, no further advances will be made to either Bravo or the Company, and Bravo will continue to pay principal, interest and "sale" payments until all advances from Triple-A have been repaid in full. The Company had approximately $67.5 million outstanding under the Facility on December 31, 1996 and, in connection with the Facility, had 14 separate interest rate swap agreements with The First National Bank of Boston with a total notional value of approximately

$65.2 million. The weighted average cost of funds associated with Bravo's borrowings under the Facility since January 1995 is approximately 7.3%.

    The Notes are effectively subordinated to Bravo's obligations to Triple-A, which also constitute Secured Portfolio Debt. Bravo has not guaranteed payment of the Notes.

    SAVINGS BANK LOAN AND SALES OF FINANCING CONTRACTS


    In April 1995, the Company entered into a secured, fixed rate, fixed term loan agreement with Springfield Institution for Savings under which the Company borrowed $3.5 million at 9.5% subject to certain recourse and performance covenants. The Company had approximately $2.4 million outstanding under this agreement at December 31, 1996. In addition, between November 1995 and December 1996, the Company sold an aggregate of $20.6 million net amount of financing contracts to the following savings banks: Cambridge Savings Bank; Century Bank and Trust Co.; First Essex Bank, FSB; and Springfield Institution for Savings. The loan agreement and the agreements evidencing financing contract sales are secured by the underlying Customer Receivables. In addition, under the recourse provisions of the agreements evidencing the financing contract sales, the Company has a contingent obligation to repurchase the Customer Receivables securing such agreements and/or make payments on such receivables under certain circumstances, including delinquencies of the underlying debtors. Upon the occurrence of a triggering event under the recourse provisions of such agreements, the Company's obligation to repurchase and/or make payments on the Customer Receivables would constitute Secured Portfolio Debt.


INFORMATION TECHNOLOGY

    The Company has developed automated information systems and telecommunications capabilities to support all areas within the organization. Systems support is provided for accounting, taxes, credit, collections, operations, sales, sales support and marketing. The Company has invested a significant amount of time and capital in computer hardware and proprietary software. The Company's computerized systems provide management with accurate and up-to-date customer data which strengthens its internal controls and assists in forecasting.

    The Company contracts with an outside consulting firm to provide information technology services and has developed its own customized computer software. The Company's Boston office is linked electronically with all of the Company's other offices. Each salesperson's laptop computer may also be linked to the computer systems in the Boston office, permitting a salesperson to respond to a customer's financing request, or a vendor's informational request, almost immediately. Management believes that its investment in technology has positioned the Company to manage increased equipment financing volume.

    The Company's centralized data processing system provides timely support for the marketing and service efforts of its salespeople and for equipment manufacturers and dealers. The system permits the Company to generate collection histories, vendor analyses, customer reports and credit histories and other data useful in servicing customers and equipment suppliers. The system is also used for financial and tax reporting purposes, internal controls, personnel training and management. The Company believes that its system is among the most advanced in the small-ticket equipment financing industry, giving the Company a competitive advantage based on the speed of its contract processing, control over credit risk and high level of service.

SALES AND MARKETING

    GENERAL

    In addition to promoting its financing services through its sales and marketing employees, most of whom work out of the Company's regional offices, the Company relies on various equipment financing referral sources and relationships with vendors and manufacturers of dental, medical and other equipment for the marketing of its services. The Company's sales and marketing staff focuses its efforts primarily on these vendors in an effort to encourage them to recommend the Company as a preferred funding source to purchasers of their equipment. The Company then enters into financing contracts directly with the vendors' customers.

    HPSC currently has 14 field sales and marketing personnel located in 14 offices throughout the United States, as well as eight sales representatives at the Company's Boston headquarters. Sales personnel are assigned to a particular region of the country or to a particular healthcare profession. Sales personnel generally can obtain approval of a financing transaction within 24 to 48 hours, and often within one hour, of completion of documentation through use of the Company's computer system. Practice finance sales and marketing is managed centrally from Boston, with leads referred to Boston from the Company's sales offices. ACFC's employees are located in West Hartford, Connecticut. Its business is presently conducted primarily in the northeastern United States with all sales and marketing efforts managed from its West Hartford office.

    The Company's sales force emphasizes customer service, including providing customized financing arrangements for individual healthcare providers. In most cases, the Company's sales representatives work directly with the vendors' potential purchasers, providing them with the guidance necessary to complete the equipment financing transaction. The Company believes that such "consultative financing" enhances customer satisfaction and loyalty.

    The Company also attempts to broaden its customer base through national advertising in trade journals and magazines, by attending trade shows and through the broad dissemination of literature describing the Company's financing programs.

    VENDORS

    The Company's sales representatives establish formal and informal relationships with equipment vendors and manufacturers. The primary objective of these relationships is for the sales representative to support the equipment manufacturer or vendor or their representatives in their sales efforts by providing timely, convenient and competitive financing for their equipment sales. In addition, the Company provides these vendors with a variety of value-added services which simultaneously promote the vendors' equipment sales as well as the selection of the Company for financing. These services include consulting with the vendors on structuring financing transactions which meet the needs of the vendor and the equipment purchaser; training the vendor's sales and management staffs to understand and market the Company's various financing products; customizing financing products to encourage product sales; and, in most cases, working directly with the vendors' potential purchasers to provide them with the guidance necessary to complete the equipment financing transaction.


    The Company believes this method of marketing is more effective than isolated solicitations of equipment purchasers. During the year ended December 31, 1996, the Company estimates that vendor relationships generated a majority of the Company's financing contract originations, but no one vendor's financing accounted for more than 13% of the Company's financing contract originations. The top ten vendors in terms of the dollar volume of the Company's financings for the year ended December 31, 1996, accounted for approximately 35% of HPSC's originations during that period.


    MARKETING PROGRAMS

    The Company employs a number of marketing strategies to promote its healthcare provider financing services. For example, the Company advertises its services in national publications targeting dental, ophthalmic and other healthcare professionals. Representatives of the Company attend approximately 80 healthcare conventions per year, as well as solicit business directly from key manufacturers and distributors of equipment. From time to time, the Company participates in special promotions with equipment vendors to encourage both the purchase and financing of healthcare equipment. The Company also distributes to its customers and others informational brochures, which are produced by the Company and which describe the various financing services provided by the Company, as well as quarterly outlook fliers and a year-end tax advisory letter.

COMPETITION

    Healthcare provider financing and asset-based lending are highly competitive businesses. The Company competes for customers with a number of national, regional and local finance companies, including those which, like the Company, specialize in financing for healthcare providers. In addition, the Company's competitors include those equipment manufacturers which finance the sale or lease of their products themselves, conventional leasing companies and other types of financial services companies such as commercial banks and savings and loan associations. Although the Company believes that it currently has a competitive advantage based on its customer-oriented financing and value-added services, many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. Moreover, the Company's future profitability will be directly related to the Company's ability to obtain capital funding at favorable rates as compared to the capital costs of its competitors. The Company's competitors and potential competitors include many larger, more established companies that have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company. The Company's ability to compete effectively for profitable equipment financing business will continue to depend upon its ability to procure funding on attractive terms, to develop and maintain good relations with new and existing equipment suppliers, and to attract additional customers.

    Historically, the Company's equipment finance business has concentrated on leasing small-ticket dental, medical and office equipment. The Company may in the future finance more expensive equipment than it has in the past. As it does so, the Company's competition can be expected to increase. In addition, the Company may face greater competition with its expansion into the practice finance and asset-based lending markets.

EMPLOYEES

    At December 31, 1996, the Company had 67 full-time employees, seven of whom work for ACFC, and none of whom was represented by a labor union. Approximately 13 of the Company's employees are engaged in credit, collections and lease documentation, approximately 30 are in sales, marketing and customer service, and 19 are engaged in general administration, tax and accounting. Management believes that the Company's employee relations are good.

PROPERTY

    The Company leases approximately 11,320 square feet of office space at 60 State Street, Boston, Massachusetts for approximately $24,000 per month. This lease expires on May 31, 1999 with a five-year extension option. ACFC leases approximately 2,431 square feet at 433 South Main Street, West Hartford, Connecticut for approximately $4,000 per month. This lease expires on August 31, 1999 with a three-year extension option. The Company's total rent expense for 1996 under all operating leases was $390,665. The Company also rents space as required for its sales locations on a short-term basis. The Company believes that its facilities are adequate for its current operations and for the foreseeable future.

LEGAL PROCEEDINGS

    Although the Company is from time to time subject to actions or claims for damages in the ordinary course of its business and engages in collection proceedings with respect to delinquent accounts, the Company is aware of no such actions, claims, or proceedings currently pending or threatened that are expected to have a material adverse effect on the Company's business, operating results or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


                   NAME                        AGE                                POSITION
------------------------------------------     ---     ---------------------------------------------------------------

John W. Everets...........................         50  Chairman of the Board, Chief Executive Officer and Director (1)

Raymond R. Doherty........................         51  President, Chief Operating Officer and Director (1)

Rene Lefebvre.............................         50  Vice President of Finance, Chief Financial Officer and
                                                       Treasurer

Joseph A. Biernat.........................         69  Director (2)

J. Kermit Birchfield......................         57  Director (1)(3)

Dollie A. Cole............................         66  Director (2)(3)

Samuel P. Cooley..........................         65  Director (1)(2)(3)

Thomas M. McDougal........................         57  Director (2)

Lowell P. Weicker, Jr.....................         65  Director (2)


------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    John W. Everets has been Chairman of the Board and Chief Executive Officer of HPSC since July 1993 and has been a director of HPSC since 1983. He was Chairman of the Board and Chief Executive Officer of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. Previously he was Executive Vice President of Advest, Inc., an investment banking firm, from 1977 to January 1990. Mr. Everets also served as Chairman of the Board of Billings and Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets formerly was Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of the Connecticut Development Authority. Mr. Everets is also a director of Dairy Mart Convenience Stores, Inc., Crown/Northcorp, and the Eastern Company.

    Raymond R. Doherty has been President of HPSC since December 1989 and Chief Operating Officer of HPSC since August 1993. He was Treasurer of HPSC from December 1988 until May 1994. He was elected a director of HPSC in June 1991. Mr. Doherty previously served as Chairman and Chief Executive Officer of HPSC from October 1992 until July 1993, Chief Operating Officer of HPSC from December 1989 to October 1992, and Chief Financial Officer of HPSC from December 1988 to October 1992. He was Assistant Treasurer of HPSC from June 1986 to December 1988. He was Vice President and Chief Operating Officer of Healthco, a company engaged in sales of dental equipment and formerly affiliated with the Company, from October 1992 until August 1993. He was the Senior Vice President of Finance and Operational Controls of Healthco from January 1986 to October 1992.

    Rene Lefebvre has been Chief Financial Officer, Vice President of Finance and Treasurer of HPSC since May 1994. From June 1993 until May 1994, he was Chief Financial Officer of NETTS, Inc., a vocational training institution. He was an independent financial services consultant from February 1992 through May 1993. He served as interim Chief Financial Officer of the Business Funding Group from June through November of 1991. From September 1982 until March 1991, Mr. Lefebvre was Chief Financial Officer of Eaton Financial Corporation, a subsidiary of AT&T Capital Corporation.

    Joseph A. Biernat became a director of HPSC in December 1993. Since his retirement in 1987, Mr. Biernat has served as a consultant for several investment management firms. From 1965 until 1987, he was employed with United Technologies Corporation, most recently as Senior Vice President-Treasurer, and prior thereto as President, Treasurer and Chief Financial Officer of Philco-Ford Finance Corporation. He is also a director of the ITT Mutual Funds and previously has been a director of several financial and civic organizations.


    J. Kermit Birchfield became a director of HPSC in December 1993. He currently serves as Chairman of Displaytech, Inc., a privately-held manufacturer of miniature high-resolution ferrite liquid crystal display screens and as a consultant for various businesses. From 1990 until 1994, Mr. Birchfield served as Senior Vice President, Secretary, and General Counsel with M/A-COM, Inc., a publicly-held manufacturer of semiconductors and communications equipment. Before joining M/A-COM, he was Senior Vice President for Legal and Governmental Affairs and General Counsel for the Georgia Pacific Corporation. Mr. Birchfield is a Managing Director of Century Partners, Incorporated, a privately-held investment and operating company. He is also a director of Intermountain Industries Inc. and its wholly-owned public utility subsidiary, Intermountain Gas Company; Dairy Mart Convenience Stores, Inc.; and Massachusetts Financial Services Company's Compass group of mutual funds.


    Dollie A. Cole, a director of HPSC since 1991, has been involved for many years in the leadership of several business, charitable and civic organizations. She serves as Chairman of the Dollie Cole Corporation, a venture capital and industrial consulting firm. For seven years Ms. Cole was an owner and board member of Checker Motors and Checker Taxi until selling her interest in 1988. Ms. Cole was also Senior Editor of Curtis Publishing until 1977, and was director of Public Relations for Magnetic Video and Twentieth Century Fox Video until 1985. She serves as a consultant to the Solar and Electric 500 Company, and to Separation Dynamics, an international company involved in the energy and manufacturing industries. In addition to these business activities, Ms. Cole serves on the boards of Project Hope--the World Health Organization, the National Captioning Institute for the Hearing Impaired, the Smithsonian Institution and on the National Academy of Science--President's Circle Board.

    Samuel P. Cooley became a director of HPSC in December 1993. From 1955 until his retirement in 1993, Mr. Cooley was employed with Shawmut Bank Connecticut, N.A., and its predecessors and affiliates, including Hartford National Bank and Connecticut National Bank. His most recent position was Executive Vice President and Senior Credit Approval Officer. Mr. Cooley is also a director of Lydall, Inc. and serves as a director or trustee of numerous nonprofit organizations in Connecticut.

    Thomas M. McDougal, D.D.S., was elected a director of HPSC in 1991. He has been a practicing dentist for approximately 30 years. He is active in national, state and local dental organizations and has lectured extensively throughout the United States. He is a past President of the Dallas County Dental Society and is past Chairman of its Continuing Education Committee and its Banking, Nominating and Patient Relations Committee.

    Lowell P. Weicker, Jr. was elected a director in December 1995. Mr. Weicker began his political career in 1962, when he was elected as a member of Connecticut's House of Representatives for the Town of Greenwich, serving three terms. Mr. Weicker served concurrently as First Selectman of Greenwich from 1964 to 1968. He was elected to the United States House of Representatives from Connecticut's 4th District in 1968 and was subsequently elected to the United States Senate in 1970, 1976 and 1982, serving until January 1989. In January 1991, Mr. Weicker was elected Governor of Connecticut, a position which he held until January 1995. He is presently a visiting professor at the University of Virginia. Mr. Weicker is also a director of UST Corp., Phoenix Home Life Mutual Funds and Compuware Corp.

    Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee exercises all the powers of the Board of Directors in accordance with the policy of the Company, to the extent permitted by Delaware law, during intervals between meetings of the Board of Directors. The Audit Committee reviews the Company's external and internal auditing procedures, reviews with the Company's independent auditors the scope and results of their audit for the year, reviews with the Company's management the plan, scope and results of the Company's operations, and studies and makes recommendations periodically to the Board of Directors on these and related matters. The Compensation Committee's functions are to be available for consultation on compensation matters with the Chairman of the Board, to review the salaries and other forms of compensation of officers of the Company and to make recommendations to the Board of Directors regarding the grant of stock options and restricted stock to officers, key employees and consultants, and regarding stock option and restricted stock matters generally. None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

ELECTION OF DIRECTORS


    The Company's Restated Certificate of Incorporation classifies the Board of Directors into three classes, with the members of the respective classes serving for staggered three-year terms. The Class I directors are Messrs. Weicker and McDougal; the Class II directors are Messrs. Biernat, Doherty and Cooley; and the Class III directors are Messrs. Everets and Birchfield and Ms. Cole. The terms of the directors comprising each class expire upon the election and qualification of directors at the annual meetings of stockholders to be held following the fiscal years of the Company ending December 31, 1998, 1996 and 1997, respectively. At each annual meeting of stockholders, nominees for director will be eligible for re-election or election for full three-year terms.


DIRECTOR COMPENSATION

    The Company pays each non-employee director a fee of $5,000 per annum plus $2,500 per annum for each committee of the Board of Directors on which he or she serves and $500 for each meeting attended. In addition, the Company reimburses directors for their travel expenses incurred in attending meetings of the Board of Directors or its committees. Pursuant to the Company's 1995 Stock Incentive Plan (the "1995 Stock Plan"), each non-employee continuing director is granted 1,000 non-qualified stock options to purchase shares of Common Stock on the day of each annual meeting of stockholders during the term of the 1995 Stock Plan.

    Mr. Weicker received a non-qualified stock option exercisable for 4,000 shares of Common Stock at $4.75 per share, the fair market value of Common Stock on the date of grant, at the time that he joined the Board of Directors. This option was not granted under any of the Company's stock option plans.

EXECUTIVE COMPENSATION

    COMPENSATION SUMMARY

    The following table sets forth certain information regarding all compensation received by the Company's Chief Executive Officer and the other two current executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during the Company's past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION
                                             -------------------------------------  -------------------------

                                                                                     RESTRICTED   SECURITIES
                                                                     OTHER ANNUAL      STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS     COMPENSATION   AWARDS(1)(2)    OPTIONS    COMPENSATION(3)
--------------------------------  ---------  ----------  ----------  -------------  ------------  -----------  ----------------

John W. Everets(4)..............       1996  $  239,200  $   50,000    $  -0-        $  -0-           -0-         $   15,688
  Chairman of the Board,               1995     210,000         -0-       -0-           809,375       -0-             18,959
  Chief Executive Officer              1994     210,000     125,000       96,636(5)     -0-           -0-             15,904
  and Director

Raymond R. Doherty(6)...........       1996     197,300      33,000       -0-           -0-           -0-             14,738
  President, Chief                     1995     190,000         -0-       -0-         393,750         -0-             18,606
  Operating Officer                    1994     190,000      75,000       -0-           -0-           -0-             22,885
  and Director

Rene Lefebvre(7)................       1996     132,300      13,000       -0-           -0-           -0-             10,404
  Vice President of                    1995     125,000         -0-       -0-         109,375         -0-             10,905
  Finance, Chief Financial             1994      78,731      15,000       -0-           -0-           30,000           1,790
  Officer and Treasurer

------------------------

(1) The Company's stockholders approved the 1995 Stock Incentive Plan (the "1995 Stock Plan") at the 1995 annual meeting of stockholders. The 1995 Stock Plan provides for the issuance of up to 550,000 options and/or grants of shares of restricted stock to key employees and non-employee directors of the Company. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors. Upon the recommendation of the Compensation Committee, the Board of Directors adopted an amendment to the 1995 Stock Plan to provide service requirements for participation in the 1995 Stock Plan in addition to the performance conditions which were contained in the 1995 Stock Plan as originally adopted.

    The 1995 Stock Plan, as amended (the "Amended 1995 Stock Plan"), provides that shares of restricted stock granted under the Amended 1995 Stock Plan shall vest for participants when (i) certain performance conditions are met (50% vest if and when during the five-year period from the date of grant (the "Performance Period") the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market for a consecutive ten-day period, equals or exceeds 134.175% of the closing price on the grant date (the "Partial Performance Condition"), and the remaining 50% vest if and when during the Performance Period the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market for a consecutive ten-day period, equals or exceeds 168.35% of the closing price on the grant date (the "Full Performance Condition")) and (ii) the holder of the restricted stock has completed five (5) years of continuous service from the grant date (the "Service Requirement").


    The Partial Performance Condition for the shares of restricted stock granted to Messrs. Everets, Doherty and Lefebvre in 1995 is $5.90 per share and the Full Performance Condition is $7.37 per share. Upon a "change in control" of the Company (as defined in the Amended 1995 Stock Plan), all awards granted prior to such date become fully vested. Upon the termination of a participant's employment by the Company without "cause" (as defined in the Amended 1995 Stock Plan) or by reason of death or disability during the Performance Period, any awards for which the Partial Performance Condition or the Full Performance Condition shall have been satisfied no later than four months after the date of such termination of employment shall become fully vested and shall be deemed to satisfy the Service Requirement. The Partial Performance Condition for the restricted stock granted in 1995 to Messrs. Everets, Doherty and Lefebvre was met in 1996, but the shares of restricted stock held by these individuals remain subject to the Service Requirement.

(2) The amounts reported in this column represent the market price as reported on the Nasdaq National Market of the restricted stock awarded under the Amended 1995 Stock Plan on the grant date without diminution in value attributable to the restrictions on such stock. The aggregate non-vested restricted stock holdings at the end of fiscal 1996 were as follows: for Mr. Everets--185,000 shares (the value of these shares at the end of fiscal 1996 equaled $1,110,000, which is 137% of the value at the grant date); for Mr. Doherty--90,000 shares (the value of these shares at the end of fiscal 1996 equaled $540,000, which is 137% of the value at the grant date); and for Mr. Lefebvre--25,000 shares (the value of these shares at the end of fiscal 1996 equaled $150,000, which is 137% of the value at the grant date). Dividends on stock awards will be paid at the same rate as dividends, if any, are paid to all stockholders.

(3) Includes term life insurance premiums paid by the Company and Company contributions to the Named Executive Officer's 401(k) retirement plan account, respectively, in the following amounts for fiscal 1996: Mr. Everets, $3,024 and $4,750; Mr. Doherty, $3,024 and $3,800; and Mr.
    Lefebvre, $756 and $2,646. Also includes the value of shares of Common Stock in the Company's Employee Stock Ownership Plan ("ESOP") allocated to Named Executive Officers in fiscal 1996 (for services rendered during fiscal 1995) in the following amounts: Mr. Everets, $7,914; Mr. Doherty $7,914; and Mr. Lefebvre, $7,002. The value of the allocated ESOP shares was calculated by using the December 31, 1996 closing price for the Company's Common Stock of $6.00 per share as reported on the Nasdaq National Market. The Company has not allocated shares of Common Stock to participants in its ESOP for services rendered during fiscal 1996 as of the date of this Prospectus.

(4) Mr. Everets' employment with the Company commenced in July 1993. His compensation is governed by an employment agreement with the Company dated as of July 19, 1996. See "Employment Agreements."

(5) Includes relocation and temporary living expenses of $81,806 paid in fiscal 1994 in connection with Mr. Everets' relocation to the Boston area.

(6) Mr. Doherty's compensation is governed by an employment agreement with the Company dated as of August 2, 1996. See "Employment Agreements."

(7) Mr. Lefebvre's employment with the Company commenced in May 1994. His compensation is governed by an employment agreement with the Company dated April 6, 1994. See "Employment Agreements."

    EMPLOYMENT AGREEMENTS

        JOHN W. EVERETS AND RAYMOND R. DOHERTY

        As of July 19, 1996 and August 2, 1996, the Company entered into new employment agreements with John W. Everets and Raymond R. Doherty, respectively. The Company agreed to pay a base annual salary of $250,000 to Mr. Everets and $200,000 to Mr. Doherty as well as a bonus of up to 100% of base salary to each individual under an incentive plan developed by the Compensation Committee of the Board in consultation with management and approved by the full Board of Directors.

    Each employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement six months in advance of any anniversary. Either party to each employment agreement may terminate it at any time for any reason. In the event of a decision not to renew by either party or a termination by the Company which is not "for cause" (as defined in each agreement) with respect to either Mr. Everets or Mr. Doherty (or, in the case of Mr. Everets, in the event of voluntary termination), the Company will pay the employee his base monthly salary plus his maximum monthly bonus and normal employee benefits for the next 12 months. Upon a termination by the Company which is not "for cause," all of Mr. Everets' stock options will fully vest. Each employee has agreed not to compete with the business of the Company while receiving severance payments and to maintain in confidence all of the Company's confidential information. In the event of the employee's termination due to death or disability, the Company will pay the employee or his estate the employee's base monthly salary for six months from the date of death or disability. The employee and his family will also be entitled to receive the employee's benefits during this six-month period.

    If, within three years after a "change of control" of the Company (as defined in each agreement), either the Company terminates the employee other than "for cause" or the employee terminates his employment due to a "change in employment" (as defined in each agreement), the Company will pay the employee up to 2.99 times the employee's average annual compensation for the preceding five calendar years before the date of the change of control; the non-compete provisions will no longer apply; the employee's stock options will fully vest; and normal employee benefits will continue for 12 months. If, within three years after a "change of control," the employee terminates his employment for any reason other than a "change in employment," the Company will pay the employee his base monthly salary plus his maximum monthly bonus and normal employee benefits for 12 months.

        RENE LEFEBVRE

        On April 6, 1994, the Company entered into an employment agreement with Rene Lefebvre for employment commencing in May 1994. The Company agreed to pay Mr. Lefebvre an initial base annual salary of $125,000 (which has since been increased to $135,000) as well as a bonus of up to 50% of base salary at the discretion of the Chief Executive Officer and subject to approval of the Compensation Committee of the Board of Directors. The Company also granted to Mr. Lefebvre options to purchase 30,000 shares of Common Stock, which vest over a five-year period in equal annual installments, at a price of $3.5625 per share, which was the fair market value of a share of Common Stock on the date of grant.

    The employment agreement has a three-year term and thereafter will automatically renew from year to year unless either party to such agreement gives notice of intention to terminate the agreement 60 days in advance of any anniversary. Either party to Mr. Lefebvre's employment agreement may terminate it at any time for any reason. The Company is obligated to pay Mr. Lefebvre's salary for three months after termination, if it does not renew the agreement, and for six months after termination, if it otherwise terminates his employment other than "for cause" (as defined in his agreement). Mr. Lefebvre has agreed not to compete with the business of the Company while receiving severance payments and to maintain in confidence all of the Company's confidential information. In the event of a "change of control" of the Company (as defined in his agreement), Mr. Lefebvre's stock options will fully vest.

    OPTION GRANTS IN LAST FISCAL YEAR

    The Company made no option or SAR grants to the Named Executive Officers in its last fiscal year.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
     VALUES

    The following table provides information regarding the exercise of stock options by the Named Executive Officers during fiscal year 1996 and the value of unexercised "in-the-money" options at fiscal 1996 year-end. The columns showing the number of options exercised during fiscal year 1996 and the value realized thereby have been omitted because none of the Named Executive Officers exercised any options during fiscal year 1996.

           AGGREGATED UNEXERCISED OPTIONS AND YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED      IN-THE MONEY OPTIONS
                                                                    OPTIONS AT          AT FISCAL 1996 YEAR-END
                                                               FISCAL 1996 YEAR-END    EXERCISABLE/UNEXERCISABLE
                            NAME                              EXERCISABLE/UNEXERCISABLE            (1)
------------------------------------------------------------  -----------------------  --------------------------

John W. Everets.............................................         170,000/5,000        $    561,250/$13,750

Raymond R. Doherty..........................................        132,000/18,000        $    408,000/$60,750

Rene Lefebvre...............................................         18,000/12,000        $     43,875/$29,250

------------------------

(1) An "in-the-money" option is an option for which the exercise price to purchase the underlying stock is less than the December 31, 1996 market price per share of the Company's Common Stock as reported on the Nasdaq National Market ($6.00 per share); the value shown reflects stock price appreciation since the date of grant of the option.

    STOCK OPTION AND STOCK INCENTIVE PLANS


    The Company has outstanding options under three stock option plans which were terminated in May 1995 upon approval of the 1995 Stock Incentive Plan by the Company's stockholders at the 1995 annual meeting. As of December 31, 1996, the Company had 76,875 options to purchase Common Stock outstanding under its Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), 345,000 options to purchase Common Stock outstanding under its Stock Option Plan dated March 5, 1986 (the "1986 Plan") and 145,000 options to purchase Common Stock outstanding under its 1994 Stock Plan dated March 23, 1994 (the "1994 Plan"). Options exercisable under the 1983, 1986 and 1994 Plans at December 31, 1996 were 74,500, 306,000 and 65,667, respectively. As of December 31, 1996, the Company had 14,000 options to purchase Common Stock outstanding which were not granted pursuant to any plan, 6,000 of which were exercisable at that date.


    Options granted under the 1983 Plan are either incentive stock options or non-qualified options and were granted with an exercise price of no less than 100% or 85%, respectively, of the fair market value of the Common Stock of the Company on the date of grant. Under the 1986 Plan, only officers and directors of the Company and its subsidiaries were eligible to participate and only non-qualified stock options were granted. Key employees, directors of and consultants to the Company were eligible to participate in the 1994 Plan. Only non-qualified options were granted under the 1994 Plan and the option exercise price was in each case not less than 50% of the fair market value of the Common Stock on the date of grant.


    The stockholders of the Company approved the Company's 1995 Stock Incentive Plan (the "1995 Stock Plan") at the 1995 annual meeting. The 1995 Stock Plan provides for the issuance of up to 550,000 options and/or grants of shares of restricted stock to key employees and non-employee directors. The 1995 Stock Plan is administered by the Compensation Committee of the Board of Directors. As of December 31, 1996, the Company had 61,000 options to purchase Common Stock outstanding under the 1995 Stock Plan, 11,000 of which were exercisable.


    Pursuant to the recommendation of the Compensation Committee, the Board of Directors adopted an amendment to the 1995 Stock Plan to provide service requirements for participation in the 1995 Stock Plan in addition to the performance conditions which were contained in the 1995 Stock Plan as originally adopted. The 1995 Stock Plan, as amended (the "Amended 1995 Stock Plan"), provides that shares of restricted stock granted under the Amended 1995 Stock Plan shall vest for participants when (i) certain performance conditions are met (50% vest if and when during the five-year period from the date of grant (the "Performance Period") the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market for a consecutive ten-day period, equals or exceeds 134.175% of the closing price on the grant date (the "Partial Performance Condition"), and the remaining 50% vest if and when during the Performance Period the closing price of a share of the Company's Common Stock, as reported on the Nasdaq National Market for a consecutive ten-day period, equals or exceeds 168.35% of the closing price on the grant date (the "Full Performance Condition")) and (ii) the holder of the restricted stock has completed five (5) years of continuous service from the grant date (the "Service Requirement").

    The Partial Performance Condition for the shares of restricted stock granted to Messrs. Everets, Doherty and Lefebvre in fiscal year 1995 is $5.90 per share and the Full Performance Condition is $7.37 per share. Upon a "change in control" of the Company (as defined in the Amended 1995 Stock Plan), all restricted stock awards granted prior to such date become fully vested. Upon the termination of a participant's employment by the Company without "cause" (as defined in the Amended 1995 Stock Plan) or by reason of death or disability during the Performance Period, any restricted stock awards for which the Partial Performance Condition or the Full Performance Condition shall have been satisfied no later than four months after the date of such termination of employment shall become fully vested and shall be deemed to satisfy the Service Requirement. The Partial Performance Condition for the restricted stock granted to Messrs. Everets, Doherty and Lefebvre was met in fiscal year 1995, but the shares of restricted stock held by these individuals remain subject to the Service Requirement.

    Awards of 337,000 restricted shares of the Company's Common Stock were granted in May 1995. The Partial Performance Condition of these shares is $5.90 per share with respect to 332,000 shares and $6.04 per share with respect to 5,000 shares; the Full Performance Condition is $7.37 per share with respect to 332,000 shares and $7.58 with respect to 5,000 shares.

    The Amended 1995 Stock Plan provides that with respect to options granted to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted (except as delegated to the Chief Executive Officer for non-executive officer grants). Options granted to key employees of the Company may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee.


    At December 31, 1996, there were options exercisable for an aggregate of 8,000 shares of Common Stock outstanding to key employees and options exercisable for an aggregate of 11,000 shares of Common Stock outstanding to non-employee directors of the Company, pursuant to the automatic formula grant under the Amended 1995 Stock Plan.


    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Board of Directors has approved, upon the recommendation of the Compensation Committee, the adoption by the Company of a Supplemental Executive Retirement Plan (the "SERP"). Under the SERP, which became effective on January 1, 1997, the Company will provide certain retirement income benefits to certain of its executive employees, as such employees are designated from time to time by the Board upon recommendation of the Chairman of the Board. Currently, the beneficiaries of the SERP are Messrs. Everets, Doherty and Lefebvre. The SERP will be administered by an Administrative Committee of one or more members as appointed by the Board, which members shall be the members of the Compensation Committee if no other appointment is in effect at any given time. The SERP is intended to be unfunded for purposes of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended.

    Benefits under the SERP are intended to supplement the retirement benefits received by executive employees through other Company programs, such as the ESOP and SESOP and 401(k) Plan (as such terms are defined herein) described below, as well as Social Security benefits attributable to Company-paid FICA taxes. Benefits under the SERP, payable upon normal retirement at age 65 (or upon early retirement at age 62) as an actuarial equivalent of a life annuity, are based upon age, length of service (up to a maximum of 15 credited years of service) and an average of the participant's three highest consecutive calendar years of compensation out of the five calendar years immediately preceding the normal or early retirement date or other date of termination of employment ("Average Final Compensation"). The SERP provides for making payments to the executive in amounts equal to 65% of the employee's Average Final Compensation, offset by amounts deemed available under the 401(k) Plan and Social Security benefits, to the extent attributable to the Company's contribution and to Company-paid FICA taxes, respectively, as well as the deemed value of shares allocated to the employee under the Company's ESOP and SESOP. The amount deemed available under the Company's 401(k) Plan and the deemed value of shares in the ESOP and SESOP shall equal, respectively, (1) the amount of the Company's contributions to the 401(k) Plan accreted at a deemed simple annual interest rate of 7% and (2) the value of the HPSC shares allocated to the executive's account in the ESOP and SESOP as of the date of the executive's initial participation in the ESOP and SESOP, also accreted at a deemed simple annual interest rate of 7% until the date of the executive's termination of employment. Accrual and vesting of benefits are contingent on the executive's continued service as an employee of the Company, with accrual in equal amounts over the first 15 years of service and vesting over a period of 10 years, starting in the sixth year of service, provided that an executive's benefits will also fully accrue and vest upon a "change in control" of the Company (as defined in the SERP) unless such change in control is approved by at least a two-thirds vote of the incumbent Board of Directors. Limited service credit (up to a maximum of three years) is given for service before 1993 and full service credit is given for service between January 1, 1993 and the effective date of the SERP. For all periods prior to the effective date, service as either an employee of the Company or a member of its Board of Directors is credited. On and after the effective date, only service as an employee is credited. Benefits will be paid from the SERP only upon a participant's termination of employment and the occurrence of any one of the following: (i) attainment by the employee of his or her early or normal retirement age, (ii) the employee's death, (iii) if the Company's net worth decreases below $25 million, or (iv) if there is a change in control of the Company.


            SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN BENEFIT TABLE(1)

                                                YEARS OF SERVICE
                                           ---------------------------
        AVERAGE FINAL COMPENSATION            5        10       15+
 ----------------------------------------  -------  --------  --------

 $100,000................................  $16,250  $ 48,750  $ 65,000

  150,000................................   24,375    73,125    97,500

  200,000................................   32,500    97,500   130,000

  250,000................................   40,625   121,875   162,500

  300,000................................   48,750   146,250   195,000

  400,000................................   65,000   195,000   260,000

  500,000................................   81,250   243,750   325,000

------------------------

(1) Amounts shown do not reflect offset for benefits received and attributable to the Company under the Company's 401(k) plan, employee stock ownership plans, and FICA contributions.

    For the Named Executive Officers, the years of credited service and 1996 compensation as of December 31, 1996, were: Mr. Everets--7.0 years, $250,000; Mr. Doherty--7.0 years, $200,000; and Mr. Lefebvre--2.7 years, $135,000.


    The SERP will be unfunded for purposes of the Employment Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. However, the Company has purchased an annuity contract at an initial cost of $258,425 per year, the first payment of which was made in November 1996, to cover its obligations under the SERP. It is anticipated that the Company will recover all of its costs related to the SERP, other than potential earnings thereon. The Company is not obligated to continue the SERP, and may terminate the SERP at any time provided that no termination shall reduce any participant's vested benefits thereunder. Any disputes arising under the SERP shall be determined by binding arbitration.

    EMPLOYEE STOCK OWNERSHIP PLANS

    In December 1993, the Company established an Employee Stock Ownership Plan (the "ESOP") for the benefit of all eligible employees. The ESOP is invested primarily in Common Stock of the Company on behalf of the participating employees. The Company made contributions of $105,000 in fiscal year 1996 for the 1995 allocation to the ESOP, $110,000 in fiscal year 1995 for the 1994 allocation to the ESOP and $99,000 in fiscal year 1994 for the 1993 allocation to the ESOP.


    Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of service. Upon the retirement or other termination of an ESOP participant, the shares of Common Stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed to the participant. The unvested shares are allocated to the remaining ESOP participants. The Company has issued 300,000 shares of Common Stock to the ESOP in consideration of a Promissory Note in the principal amount of $1,050,000, payable in ten equal annual installments beginning September 1, 1994, with interest at prime plus 1%; 28,282 shares of Common Stock were allocated to participant accounts for fiscal year 1994 under the ESOP, 31,372 shares of Common Stock were allocated to participant accounts for fiscal year 1995 and 30,000 shares of Common Stock were allocated to participant accounts for fiscal year 1996.


    In July 1994, the Company adopted a Supplemental Employee Stock Ownership Plan (the "SESOP") for the benefit of all eligible employees. Eligibility requirements are similar to the ESOP described above except that any amounts allocated under the SESOP will be allocated first to the accounts of certain highly compensated employees, to make up for certain limitations on Company contributions under the ESOP imposed by the Internal Revenue Code, and next to all eligible employees on a non-discriminatory basis. The Company has issued 350,000 shares of Common Stock to this plan in consideration of a Promissory
Note in the principal amount of $1,225,000, payable in ten equal annual installments beginning September 1, 1995, with interest at prime plus 1%. As of December 31, 1996, no allocations of Common Stock had been made to participant accounts under the SESOP.

    401(K) SAVINGS PLAN

    The Company has established a Savings Plan pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plan"), available to substantially all employees, which allows participants to make contributions to the 401(k) Plan through salary deductions. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Amounts contributed to the 401(k) Plan and any earnings or interest accrued thereon are generally not subject to federal income tax until distributed to the participant. Both employee and employer contributions to the 401(k) Plan vest immediately. The Company's contributions to the 401(k) Plan were $62,841 in fiscal year 1996, $49,419 in fiscal year 1995, and $37,975 in fiscal year 1994.

    STOCK LOAN PROGRAM

    On January 5, 1995 the Compensation Committee approved a Stock Loan Program whereby executive officers and other senior personnel of the Company earning more than $80,000 per year may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter of the Company, $200,000 per employee or $400,000 during the term of the loan program for all employees. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five (5) years after the date of the loan. As of the date of this Prospectus, the Company has loans outstanding to executive officers in the following amounts secured by the number of shares of Common Stock listed: Mr. Everets,

$98,000, secured by 26,133 shares; Mr. Doherty, $37,500, secured by 10,000 shares; and Mr. Lefebvre, $37,500, secured by 10,000 shares. None of the loans to the Named Executive Officers has been repaid as of December 31, 1996, other than monthly interest payments thereon. The largest aggregate amount of outstanding indebtedness under the Stock Loan Program since its inception has been $218,000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Ms. Cole (Chair) and Messrs. Birchfield and Cooley. None of these individuals is or has been an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              CERTAIN TRANSACTIONS

STOCK LOAN PROGRAM


    On January 5, 1995 the Compensation Committee approved a Stock Loan Program whereby executive officers and other senior personnel of the Company earning more than $80,000 per year may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter of the Company, $200,000 per employee or $400,000 during the term of the loan program for all employees. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five (5) years after the date of the loan. As of the date of this Prospectus, the Company has loans outstanding to executive officers in the following amounts secured by the number of shares of Common Stock listed: Mr. Everets, $98,000, secured by 26,133 shares; Mr. Doherty, $37,500, secured by 10,000 shares; and Mr. Lefebvre, $37,500, secured by 10,000 shares. None of the loans to the Named Executive Officers has been repaid as of December 31, 1996, other than monthly interest payments thereon. The largest aggregate amount of outstanding indebtedness under the Stock Loan Program since its inception has been $218,000.


REPURCHASE OF SHARES FORMERLY HELD BY HEALTHCO INTERNATIONAL, INC.


    On November 1, 1994, the Company executed an agreement with certain secured creditors of Healthco International, Inc. ("Healthco") under which the Company made a cash payment of approximately $1.8 million and issued a note payable of $4.5 million to such creditors to (i) settle net liabilities of approximately $1.3 million due to Healthco and (ii) purchase the 1,225,182 shares of the Company's Common Stock. The secured creditors also released the Company from any claims that may arise out of the bankruptcy of Healthco. Before its bankruptcy, Healthco had pledged the shares of the Company's Common Stock to secure its obligations to the secured creditors. In July 1995, the shares were released from the pledge agreement upon the Company's completion of payment of the note. The Company retired 1,125,182 of these shares and holds 100,000 of these shares in its treasury.


CONSULTING AGREEMENT BETWEEN MR. EVERETS AND ADVEST, INC.

    In January 1990, in connection with Mr. Everets' termination of his employment with Advest, Inc. ("Advest"), one of the Underwriters, Mr. Everets agreed to provide consulting services on a limited basis to Advest on various matters. Since that date, Mr. Everets has received $1,000 per month from Advest for such services. The agreement has no fixed term and is terminable by either party at any time without notice.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth as of March 1, 1997 certain information with respect to the beneficial ownership of the Common Stock by: (i) each person or entity known by the Company to beneficially own 5% or more of the Common Stock;
(ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. The information in the table and in the related notes has been furnished by or on behalf of the indicated owners. Unless otherwise noted, the Company believes the persons and entities referred to in this table have sole voting and investment power with respect to the shares listed in this table. The percentage owned is calculated with respect to each person by treating shares issuable to such person within 60 days of March 1, 1997 as outstanding, in accordance with rules of the Securities and Exchange Commission ("SEC"). The Company had 4,657,930 shares of Common Stock outstanding as of March 1, 1997.



                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL
                                                           OWNERSHIP OF
                                                           COMMON STOCK       PERCENT
NAME (AND ADDRESS OF OWNER OF MORE THAN 5%)                   (1)(2)         OF CLASS
-------------------------------------------------------  -----------------   ---------
John W. Everets........................................  461,733(3)(4)(5)(6)    9.6%
  60 State Street, 35th Floor
  Boston, MA 02109-1803

Tweedy, Browne Company, L.P............................  385,562(7)             8.3%
  52 Vanderbilt Avenue
  New York, NY 10017

Harder Management Company, Inc.........................  364,390(8)             7.8%
  Somerset Court
  281 Winter Street, Suite 340
  Waltham, MA 02154

Fidelity Management and Research Corporation...........  352,500(9)             7.6%
  82 Devonshire Street
  Boston, MA 02109-3605

Hollybank Investments, LP..............................  352,000(10)            7.6%
  One Financial Center, Suite 1600
  Boston, MA 02111

John W. Everets and Raymond R. Doherty.................  350,000(11)            7.5%
  as Trustees of the HPSC, Inc.
  Supplemental Employee Stock
  Ownership Plan and Trust
    60 State Street, 35th Floor
    Boston, MA 02109-1803

Dimensional Fund Advisors, Inc.........................  342,900(12)            7.4%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

John W. Everets and Raymond R. Doherty.................  300,000(13)            6.4%
  as Trustees of the HPSC, Inc.
  Employee Stock Ownership Plan
    60 State Street, 35th Floor
    Boston, MA 02109-1803

Raymond R. Doherty.....................................  245,280(3)(4)(6)       5.1%

Rene Lefebvre..........................................   66,766(4)(6)          1.4%

Joseph A. Biernat......................................   10,000                  *

J. Kermit Birchfield...................................   40,667(14)              *

Dollie A. Cole.........................................   42,500                  *

Samuel P. Cooley.......................................   11,000                  *

Thomas M. McDougal.....................................   27,000                  *

Lowell P. Weicker, Jr..................................    5,900(15)              *

All Directors and Executive Officers as a group (9
  persons).............................................  910,846(3)(6)         17.9%

------------------------

*   Percent of class less than 1%.


(1) Includes shares of the Company's Common Stock which the named security holder has the right to acquire within 60 days of December 31, 1996 through the exercise of options granted by the Company to the named individuals or group as follows: Messrs. Biernat, Birchfield and Cooley, 10,000 shares each; Ms. Cole and Dr. McDougal, 27,000 shares each; Mr. Weicker, 5,000 shares; Mr. Everets, 175,000 shares; Mr. Doherty, 132,000 shares; Mr. Lefebvre, 24,000 shares; and all such persons collectively, 420,000 shares.


(2) Includes allocated shares under the HPSC, Inc. Employee Stock Ownership Plan (the "ESOP") of 6,033 for Mr. Everets, 8,030 for Mr. Doherty, 2,766 for Mr. Lefebvre and 16,829 for all executive officers and directors as a group.

(3) Excludes the 300,000 shares held in the ESOP for the benefit of the employee participants (other than the shares allocated to the respective ESOP accounts of Messrs. Doherty and Everets listed in Note (2) above) and the 350,000 shares held in the HPSC, Inc. Supplemental Employee Stock Ownership Plan and Trust (the "SESOP") for the benefit of the employee participants. Although Messrs. Doherty and Everets are the trustees of both the ESOP and SESOP and accordingly share voting power with respect to all unallocated shares and share dispositive power with respect to all shares in the ESOP and the SESOP, they disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note
    (2) above.

(4) Includes 26,133 shares, 10,000 shares and 10,000 shares, respectively, for Messrs. Everets, Doherty and Lefebvre, purchased under the Stock Loan Program described in "Management--Executive Compensation--Stock Loan Program" and "Certain Transactions--Stock Loan Program." All such shares are pledged to the Company pursuant to the Stock Loan Program.

(5) Includes 100 shares held by Mr. Everets' son, A. Hale W. Everets. Mr. Everets disclaims beneficial ownership of such shares.

(6) Includes 185,000, 90,000 and 25,000 restricted shares granted to Messrs. Everets, Doherty and Lefebvre, respectively, on May 12, 1995, as described in "Management--Executive Compensation-- Summary Compensation Table."


(7) Based solely upon information reported on Schedule 13D as filed with the SEC. Tweedy, Browne Company, L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") filed an Amendment No. 5 to its
    Schedule 13D with the SEC on February 18, 1997. TBC is the beneficial owner of 360,562 shares of the Company's Common Stock. TBK and Vanderbilt own directly 15,000 and 10,000 shares of the Company's Common Stock, respectively. The aggregate number of shares of the Company's Common Stock of which TBC, TBK and Vanderbilt could be deemed to be beneficial owners is 385,562. TBC has investment discretion with respect to 360,562 shares and sole power to dispose or direct the disposition of all of such shares. TBC has shared power to vote or direct the vote of 331,465 shares. TBK has the sole power to vote or direct the voting of and to dispose or direct the disposition of the 15,000 shares it holds. Vanderbilt has the sole power to vote or direct the voting of and dispose or direct the disposition of the 10,000 shares it holds. The general partners of TBC and Vanderbilt are Christopher H. Browne, William H. Browne and John D. Spears. The general partners of TBK are Christopher H. Browne, William H. Browne, Thomas P. Knapp and John D. Spears. The general partners of TBC, by reason of their positions as such, may be deemed to have shared power to dispose of or to direct the disposition of 360,562 shares and shared power to vote or to direct the vote of 331,465 shares. Each of the general partners of TBK and Vanderbilt, by reason of his position as such, may be deemed to have shared power to vote or direct the vote of and to dispose or direct the disposition of the 15,000 shares held by TBK and the 10,000 shares held by Vanderbilt, respectively.

(8) Harder Management Company, Inc. ("Harder") filed a Schedule 13G with the SEC reporting that it is a registered investment adviser and that the 364,390 shares of the Company's Common Stock held by Harder is held on behalf of its clients in accounts over which Harder has complete investment discretion. Harder disclaims beneficial ownership of the 364,390 shares except in its capacity as an investment adviser.



(9) Based solely upon information reported on Schedule 13G as filed with the SEC. Fidelity Management and Research Corporation ("FMRC") filed an Amendment No. 1 to its Schedule 13G with the SEC on February 14, 1997 for the year ended December 31, 1996 reporting that it is a registered investment adviser and as such, has sole power to dispose or to direct the disposition of 352,500 shares of Common Stock of the Company. FMRC reports that it has no voting authority with respect to such shares.



(10) Hollybank Investments, LP ("Hollybank") reports that Dorsey R. Gardner, Hollybank's general partner, has sole voting power with respect to an additional 30,580 shares of Common Stock of the Company held in his name. Mr. Gardner disclaims beneficial ownership, except to the extent of his partnership interest, in the 352,000 shares of Company Common Stock held by Hollybank.



(11) None of the 350,000 shares have been allocated to the accounts of participants in the SESOP. Messrs. Doherty and Everets disclaim beneficial ownership of all such shares.



(12) Based solely on information reported on Schedule 13G as filed with the SEC. Dimensional Fund Advisors, Inc. ("Dimensional") filed an Amendment No. 6 to its Schedule 13G with the SEC in February 1997 reporting that it is a registered investment adviser and is deemed to have beneficial ownership of the 342,900 shares of Common Stock of the Company held by it, all of which shares are owned by advisory clients of Dimensional. Officers of Dimensional also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end managment investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these officers vote 74,800 shares which are owned by the Fund and 43,800 shares which are owned by the Trust, all of which shares are included in the 342,900 shares over which Dimensional is deemed to have sole dispositive power.


(13) 89,654 of these shares have been allocated to the accounts of ESOP participants and 210,346 shares are unallocated. Messrs. Doherty and Everets disclaim beneficial ownership of all such shares, other than the shares allocated to their respective ESOP accounts listed in Note (2) above.

(14) Includes 3,000 shares held by Mr. Birchfield's spouse. Mr. Birchfield disclaims beneficial ownership of such shares.

(15) Includes 200 shares held by Mr. Weicker's spouse. Mr. Weicker disclaims beneficial ownership of such shares.

                              DESCRIPTION OF NOTES


    The Notes will be issued pursuant to an indenture (the "Indenture") to be
dated as of March   , 1997, by and between HPSC and State Street Bank and Trust
Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.


GENERAL


    The Notes will mature on April 1, 2007. Interest on the Notes will accrue at
the rate of   % per annum from the date of issuance or from the most recent
Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997, to the Persons in whose names such Notes are registered at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.


    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of HPSC maintained for such purpose, which office or agency shall be maintained in the City of Boston, Massachusetts. At the option of HPSC, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of HPSC. No service charge will be made for any registration of transfer or exchange of Notes, but HPSC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by HPSC, HPSC's office or agency will be the corporate trust office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

RANKING; SUBORDINATION OF THE NOTES


    The Notes are unsecured, general obligations of HPSC, limited in aggregate principal amount to $23.0 million. The payment of the principal of, premium (if any) and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Secured Portfolio Debt of HPSC, including, without limitation, Indebtedness under the Revolver Agreement and Savings Bank Indebtedness. In addition, none of HPSC's existing or future Subsidiaries has guaranteed or will guarantee the Indebtedness under the Notes. Accordingly, the Indebtedness under the Notes will effectively be "structurally subordinated" to any Indebtedness of any Subsidiary of HPSC. At December 31, 1996, after giving effect to the sale of the Notes and the application of the estimated net proceeds therefrom as described herein under "Use of Proceeds", the outstanding Secured Portfolio Debt of the Company would have been $98.2 million, of which $74.3 million would have been Indebtedness of Subsidiaries of HPSC. In addition, under the recourse provisions of the agreements evidencing sales of financing contracts, the Company had a contingent obligation of approximately $16.7 million at December 31, 1996 to repurchase the Customer Receivables securing such agreements and/or make payments on such receivables under certain circumstances, including delinquencies of the underling debtors. Upon the occurrence of a triggering event under the recourse provisions of such agreements, such obligation to repurchase and/or make payments on such receivables would constitute Secured Portfolio Debt. Although the Indenture contains limitations on the amount of additional Funded Recourse Debt which the Company may incur, the Indenture contains no restrictions on the amount of Secured Portfolio Debt which the Company may incur and, under certain circumstances, the amount of additional Funded Recourse Debt permitted to be incurred could be substantial. See "Certain Covenants--LIMITATION ON INCURRENCE OF FUNDED RECOURSE DEBT AND DISQUALIFIED CAPITAL STOCK" below.



    Indebtedness of HPSC that is Secured Portfolio Debt will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank (i) PARI PASSU with any and all other existing unsecured Funded Recourse Debt of HPSC and (ii) senior in right of payment with all future unsecured Funded Recourse Debt of HPSC. HPSC has agreed in the Indenture that it will not incur, directly or indirectly, any additional unsecured Funded Recourse Debt which is subordinate or junior in ranking in any respect to any Indebtedness of HPSC unless such unsecured Funded Recourse Debt is expressly subordinated in right of payment to the Notes. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured. HPSC does not currently have outstanding any indebtedness that is subordinate or junior in right of payment to the Notes. In the event of the bankruptcy, liquidation, reorganization or other dissolution of HPSC, there may not be sufficient assets remaining to satisfy the holders of the Notes after satisfying the claims of any holders of Secured Portfolio Debt and Indebtedness of any existing or future subsidiaries of HPSC.


    Upon any payment or distribution of assets of HPSC or upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to HPSC or its property, the holders of Secured Portfolio Debt will be entitled to receive payment in full of the Secured Portfolio Debt before Holders of Notes are entitled to receive any payment and, until the Secured Portfolio Debt is paid in full, any payment or distribution to which Holders of Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Secured Portfolio Debt as their interest may appear. If a distribution is made to Holders of Notes that due to the subordination provisions should not have been made to them, such Holders of Notes are required to hold the distribution in trust for the holders of Secured Portfolio Debt and pay it over to them as their interests may appear.


    If payment of the Notes is accelerated because of an Event of Default, HPSC shall promptly notify the holders of the Designated Secured Portfolio Debt (or their Representative) of the acceleration. If any Designated Secured Portfolio Debt is outstanding, HPSC may not pay the Notes until five days after such holders or the Representative of the Designated Secured Portfolio Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.



    HPSC may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase or retire any Notes if any Secured Portfolio Debt is not paid when due. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Legal Defeasance or Covenant Defeasance" below is not subordinated to any Secured Portfolio Debt or subject to the restrictions described herein. In addition, the Company may pay the Notes without regard to the foregoing if HPSC and the Trustee receive written notice approving such payment from the Representative of any such Secured Portfolio Debt which is not paid when due.



    By reason of such subordination provisions contained in the Indenture, in the event of insolvency (i) creditors of HPSC who are holders of Secured Portfolio Debt may recover ratably more than holders of the Notes, (ii) funds which would otherwise be payable to the holders of the Notes will be paid to holders of Secured Portfolio Debt (or their representatives) to the extent necessary to pay such Secured Portfolio Debt in full and (iii) HPSC may be unable to meet its obligations fully with respect to the Notes or such other indebtedness and obligations in respect thereof.


REDEMPTION

    SINKING FUND


    On or after April 1, 2002, the Company is required to redeem on January 1, April 1, July 1 and October 1 of each year (each, a "Sinking Fund Payment Date"), a portion of the aggregate principal amount of the Notes as set forth below (each, a "Sinking Fund Payment") at a Redemption Price equal to

100% of the aggregate principal amount of the Notes so redeemed, plus accrued but unpaid interest to the Redemption Date:

                                SINKING FUND                                  PRINCIPAL AMOUNT
                                PAYMENT DATE                                   TO BE REDEEMED
----------------------------------------------------------------------------  ----------------


    The principal amount of Notes to be redeemed may at the option of HPSC be reduced in inverse order of maturity by an amount equal to the sum of (i) the principal amount of Notes theretofore issued and acquired at any time by HPSC and delivered to the Trustee for cancellation and not theretofore made the basis for the reduction of a Sinking Fund Payment and (ii) the principal amount of Notes at any time redeemed and paid pursuant to the provisions set forth below under the heading "OPTIONAL REDEMPTION," or which shall at any time have been duly called for redemption (otherwise than through operation of the Sinking
Fund) and the Redemption Price shall have been deposited in trust for that purpose and which theretofore have not been made the basis for the reduction of a Sinking Fund Payment.

    OPTIONAL REDEMPTION


    HPSC will not have the right to redeem any Notes prior to April 1, 2002. The Notes will be redeemable at the option of HPSC, in whole or in part, otherwise than through operation of the Sinking Fund, at any time on or after April 1, 2002, at the following redemption prices (expressed as percentages of the
principal amount) if redeemed during the 12-month period commencing       1, of
the years indicated below, in each case together with accrued and unpaid interest thereon to the Redemption Date:


YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------  -------------


    Except as described above and as set forth below under "--Certain Covenants--REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL and--REPURCHASE OF NOTES UPON DEATH OF HOLDER," HPSC is not required to make any mandatory redemption with respect to the Notes.

    SELECTION AND NOTICE

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part, but only in multiples of $1,000. Notice of any redemption, whether through operation of the Sinking Fund or otherwise, will be sent by first class mail at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state, among other things, that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such date of redemption).

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control (as defined below) has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by HPSC (the "Change of Control Offer"), to require HPSC to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date determined by HPSC (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days (or such later date as may be required by applicable law, rule or regulation) following the commencement (the "Change of Control Offer Period") thereof. Upon expiration of the Change of Control Offer Period, HPSC shall purchase all Notes properly tendered in response to the Change of Control Offer and such offer shall terminate.

    As used herein, a "Change of Control" means (i) any sale, merger or consolidation with or into any Person or any transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of HPSC, on a consolidated basis, in one transaction or in a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of HPSC then outstanding normally entitled to vote in elections of directors or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of HPSC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of HPSC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, recommendation, or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of HPSC then in office.

    On or before the Change of Control Purchase Date, HPSC will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued but unpaid interest) of all Notes so tendered. Promptly following the Change of Control Purchase Date, HPSC will deliver to the Trustee the Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by HPSC. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued but unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by HPSC to the Holder thereof. HPSC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The phrase "all or substantially all" of the assets of HPSC will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of HPSC has occurred, in which case a Holder's ability to obtain the benefit of a Change of Control Offer may be impaired.

    The Revolver Agreement contains, and other Indebtedness that may be incurred in the future could contain, prohibitions on certain events that would constitute a Change in Control and on a repurchase of the Notes upon a Change in Control. Moreover, the exercise by the Holders of their right to require HPSC to repurchase the Notes could cause a default under such Indebtedness even if the Change of Control itself does not, due to the prohibition on repurchases and the financial effect of such repurchase on HPSC. The breach of any such prohibitions or any such default could result in a default and subsequent acceleration of any such Indebtedness and the enforcement of available remedies thereunder. In addition, HPSC's ability to pay cash to the Holders of Notes upon a repurchase may be limited by HPSC's then existing financial resources.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of HPSC, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between HPSC and the Underwriters.

    REPURCHASE OF NOTES UPON DEATH OF HOLDER

    Upon the death of any Holder of Notes, HPSC will repurchase such Holder's Notes on request, if (i) the Notes have been registered in the Holder's name since their date of issuance or for a period of six months prior to the date of such Holder's death, whichever is less, (ii) the repurchase payments with respect to such Holder's Notes will not exceed $25,000 in aggregate principal amount in any calendar year, (iii) HPSC will not, after giving effect to such payment, have made repurchase payments on Notes of deceased Holders in an aggregate principal amount exceeding $250,000 in any calendar year (if such aggregate principal amount exceeds $250,000, the Trustee will repay such Notes up to $250,000 in aggregate principal amount in the order in which such requests for repurchase were received), (iv) either the Company or the Trustee has been notified in writing of the request for repurchase within one year after the Holder's death, and if less than all of such Holder's Notes are repurchased pursuant to such initial request, either HPSC or the Trustee has been notified in writing of subsequent requests for repurchase of additional Notes of such Holder within one year after any such preceding notice, (v) HPSC is not, after giving effect to such payment, in default under any Indebtedness and (vi) HPSC is not subject to any law, regulation, agreement or administrative directive preventing such repurchase. The Revolver contains a prohibition on any repurchase of the Notes without the consent of the holders of 66 2/3% of the outstanding principal amount under the Revolver. Notes for which such repurchase is requested shall, subject to the limitations described above, be repaid at 100% of the principal amount thereof, together with accrued but unpaid interest to the repurchase date, within 30 days following receipt by HPSC of the following: (A) a written request for payment signed by a duly authorized representative of the deceased Holder, which shall indicate the name of the deceased Holder, the date of death of the deceased Holder and the principal amount of Notes to be repurchased, (B) the certificates, if any, representing the Notes to be repurchased and (C) evidence satisfactory to HPSC and the Trustee of the death of the Holder and evidence of authority of the representative to the extent required by the Trustee. Authorized representatives of a deceased Holder shall include executors, administrators or other legal representatives of an estate, trustees of a trust, joint owners of Notes owned in joint tenancy or tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact and other persons generally recognized as having legal authority to act on behalf of others.

    The death of a person owning a Note in joint tenancy or tenancy by the entirety with another or others shall be deemed the death of the Holder of the Note, and the entire principal amount of the Note so held shall be subject to repurchase, together with accrued but unpaid interest thereon to the repurchase date. The death of a person owning a Note by tenancy in common shall be deemed the death of a Holder of a Note only with respect to the deceased Holder's interest in the Note so held by tenancy in common, except that in the event a
Note is held by husband and wife as tenants in common, the death of either shall be deemed the death of the Holder of the Note, and the entire principal amount of the Note so held shall be subject to repurchase. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note, will be deemed the death of the Holder thereof for purposes of this provision, regardless of the registered Holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers (or Gifts) to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interests in the Note during his or her lifetime.

    LIMITATION ON INCURRENCE OF FUNDED RECOURSE DEBT AND DISQUALIFIED CAPITAL
     STOCK


    (a) The Indenture provides that, except as described below, HPSC will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Funded Recourse Debt (including Acquired Recourse Debt) or any Disqualified Capital Stock; PROVIDED that (i) HPSC may, and may permit any of its Subsidiaries to, incur Funded Recourse Debt (including Acquired Recourse Debt) or any Disqualified Capital Stock if (A) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Funded Recourse Debt or Disqualified Capital Stock and the application of proceeds therefrom and (B) on the date of such incurrence (the "Incurrence Date"), the Consolidated Interest Coverage Ratio of HPSC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Funded Recourse Debt or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Interest Coverage Ratio, the use of proceeds therefrom, would be at least 1.55 to 1.0 and
(ii) HPSC may, and may permit any of its Subsidiaries to, incur any Permitted Recourse Debt (including, without limitation, Secured Portfolio Debt).



    (b) The Indenture provides that HPSC will not, directly or indirectly, incur any unsecured Funded Recourse Debt unless such unsecured Funded Recourse Debt is subordinated in right of payment to payment of the Notes upon terms and conditions no less favorable to the holders of the Notes than the subordination provisions contained in the Indenture.


    (c) The Indenture provides that HPSC will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any unsecured Funded Recourse Debt which by its terms (or by the terms of any agreement governing such unsecured Funded Recourse Debt) is subordinated to any other Indebtedness of HPSC unless such unsecured Funded Recourse Debt is also by its terms (or by the terms of any agreement governing such Funded Recourse Debt) made expressly subordinate to the Notes to the same extent and in the same manner as such unsecured Funded Recourse Debt is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of HPSC. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    (d) Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of HPSC or is merged with or into or consolidated with HPSC or a Subsidiary of HPSC shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of HPSC or is merged with or into or consolidated with HPSC or a Subsidiary of the Company, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that HPSC will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) HPSC is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (3) the aggregate amount of all Restricted Payments made by HPSC and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) $2.5 million, plus (b) 50% of the aggregate Consolidated Net Income of HPSC for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (c) 100% of the aggregate Net Cash Proceeds received by HPSC and not applied in connection with a Qualified Exchange from the issue or sale by HPSC after the Issue Date of its Qualified Capital Stock or its debt securities that have been converted into Qualified Capital Stock (other than an issue or sale to a Subsidiary of HPSC), including the Net Cash Proceeds received by HPSC upon the exercise, exchange or conversion of such securities into Qualified Capital Stock, plus (d) the Net Cash Proceeds received by HPSC or any of its Subsidiaries from its investment in, and the sale, disposition or other liquidation of, any Restricted Investment.


    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) a Qualified Exchange; (w) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions; (x) any redemption or repurchase or payment on account of Capital Stock of HPSC permitted to be made under (i) the Restricted Stock Plan or (ii) the Stock Option Plan, in an amount equal to the sum of the exercise prices paid to HPSC by the holder of such Capital Stock upon the exercise of such stock options; (y) (i) any redemption or repurchase by HPSC of its Capital Stock, (ii) any contribution or dividend paid by HPSC to the ESOP or (iii) any loan made by HPSC to the ESOP, in each case (A) only to the extent made in the ordinary course of business consistent with past practice and pursuant to the terms of the ESOP and the provisions of ERISA and the Code and (B) not to exceed in the aggregate $300,000 per calendar year; and
(z) any contribution or dividend paid by the ESOP, in each case only to the extent used by the ESOP (i) to pay administrative expenses of the ESOP in an amount not to exceed $100,000 per year or (ii) to repay Indebtedness of the ESOP owed to HPSC or its Subsidiaries. The full amount of any Restricted Payment made pursuant to the foregoing clauses (w) and (x) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made which is referred to in clause (3) of the immediately preceding paragraph.


    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES


    The Indenture provides that HPSC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of HPSC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to, or make or pay loans or advances to or on behalf of, HPSC or any Subsidiary of HPSC, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date or under any Acquired Recourse Debt not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by HPSC or any of its Subsidiaries, which restrictions, in each case, existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than to the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by Indebtedness of HPSC and its Subsidiaries under the Revolver Agreement (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part, including any extended maturity or increase in the amount thereof), provided such restriction or requirement is no more restrictive than that imposed by the Revolver Agreement in effect as of the Issue Date, (e) restrictions with respect solely to a Subsidiary of HPSC imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided such restrictions apply solely to the Capital Stock or assets of such Subsidiary which are being sold,
(f) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clause (c) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, (g) any such restriction or requirement imposed by non-recourse or limited-recourse Indebtedness of a special purpose Subsidiary of HPSC which was or is incurred solely in connection with securitization of Customer Receivables in the ordinary course of business consistent with past practice and (h) any Lien permitted by the covenant "Limitation on Liens."


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
    LIMITATION ON LIENS

    The Indenture provides that HPSC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective Non-Receivable Assets, whether now owned or hereinafter acquired, securing any Funded Recourse Debt of HPSC unless the Notes are equally and ratably secured; PROVIDED that (i) the foregoing restrictions shall not prohibit HPSC or its Subsidiaries from incurring Permitted Liens and (ii) if such Funded Recourse Debt is by its terms expressly subordinate to the Notes, the Lien securing such Funded Recourse Debt shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated Funded Recourse Debt shall have with respect to the Notes.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that HPSC will not, and will not permit any of its Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction") or any series of related Affiliate Transactions, unless such Affiliate Transaction is made in good faith, the terms of such Affiliate Transaction are fair and reasonable to HPSC or such Subsidiary, as the case may be, and are on terms at least as favorable as the terms which could be obtained by HPSC or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not Affiliates; provided, however, that the foregoing restrictions will not apply to Exempted Affiliate
Transactions.

    Without limiting the foregoing, any Affiliate Transaction or series of related Affiliate Transactions (i) involving consideration to either party in excess of $2.0 million, must be evidenced by a resolution of a committee of non-employee directors of HPSC who are disinterested with respect to such transaction (an "Independent Committee"), set forth in an Officers' Certificate addressed and delivered to the Trustee, certifying that (a) the terms of such Affiliate Transaction are fair and reasonable to HPSC or such Subsidiary, as the case may be, and no less favorable to HPSC or such Subsidiary, as the case may be, than could have been obtained in an arm's-length transaction with a non-Affiliate and (b) such Affiliate Transaction has been approved by a majority of the members of an Independent Committee, and (ii) involving consideration to either party in excess of $5.0 million must be evidenced by a resolution of an Independent Committee in accordance with the foregoing clause (i) and, prior to the consummation thereof, a written favorable opinion as to the fairness of such transaction to HPSC or such Subsidiary, as the case may be, from a financial point of view from an independent investment banking firm of national reputation; provided, however, that the foregoing restrictions will not apply to Exempted Affiliate Transactions.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that HPSC will not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) HPSC is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of HPSC in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated resulting, surviving or transferee entity is at least equal to the Consolidated Net Worth of HPSC immediately prior to such transaction; and
(iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Funded Recourse Debt pursuant to the Consolidated Interest Coverage Ratio set forth in the covenant "Limitation on Incurrence of Additional Funded Recourse Debt and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of HPSC in accordance with the foregoing, the successor corporation formed by such consolidation or into which

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HPSC is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, HPSC under the Indenture with the same effect as if such successor corporation had been named therein as HPSC, and when a successor corporation duly assumes all of the obligations of HPSC pursuant to the Indenture and the Notes, HPSC shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that neither HPSC nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of HPSC, is a Related Business.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits HPSC and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation as an investment company.

REPORTS

    The Indenture provides that whether or not HPSC is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, HPSC shall deliver to the Trustee and each Holder of Notes, within ten days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if HPSC were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by HPSC's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with management's discussion and analysis of financial condition and results of operations which would be so required. In addition, whether or not required by the rules and regulations of the Commission, HPSC will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing).

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by HPSC to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 15 days, (ii) the failure by HPSC to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, upon redemption or repurchase, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price, (iii) the failure by HPSC to comply with the provisions described under the covenant "Limitation on Merger, Sale or Consolidation," (iv) the failure by HPSC to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to HPSC by the Trustee or to HPSC and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of HPSC or any of its Subsidiaries, (vi) a default in any Indebtedness of HPSC or any of its Subsidiaries with an aggregate principal amount in excess of $1 million (a) resulting from the failure to pay principal of, premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, or (vii) the failure by HPSC or any of its Subsidiaries to pay final judgments aggregating in excess of $1.0 million if (A) any creditor has commenced an enforcement proceeding with respect to such final judgements or (B) such final judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 30 days after their entry.

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    If an Event of Default occurs and is continuing (other than an Event of
Default specified in clause (vi) above relating to HPSC or any Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to HPSC (and to the Trustee if given by Holders), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (v) above relating to HPSC or any Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration) have been cured or waived, except a default with respect to any provision which cannot be modified or amended by majority approval.


    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, premium on, or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that HPSC may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that HPSC shall be deemed to have paid and discharged the entire Indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds described in the following paragraph; (ii) HPSC's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and HPSC's obligations in connection therewith; and (iv) the Legal Defeasance and Covenant Defeasance (as defined) provisions of the Indenture. In addition, HPSC may, at its option and at any time, elect to have the obligations of HPSC released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described in the Indenture under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) HPSC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, first priority security interest in such trust; (ii) in the case of Legal Defeasance, HPSC shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to the Trustee confirming that (A) HPSC has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, HPSC shall have delivered to the Trustee an opinion of counsel in the U.S. reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which HPSC or any of its Subsidiaries is a party or by which any of them is bound; (vi) HPSC shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by HPSC with the intent of preferring the Holders of such Notes over any other creditors of HPSC or with the intent of defeating, hindering, delaying or defrauding any other creditors of HPSC or others; and (vii) HPSC shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii) (if applicable), (iii) and (v) of this paragraph have been complied with. The Revolver Agreement prohibits the Company from making the payments required for defeasance without the consent of the holders of 66 2/3% of the outstanding principal amount under the Revolver.

AMENDMENTS AND SUPPLEMENTS


    The Indenture contains provisions permitting HPSC and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, HPSC and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of or the Change of Control Purchase Date on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date), or reduce the Change of Control Purchase Price or alter the redemption provisions or the provisions under the covenants "Repurchase of Notes at the Option of the Holder Upon a Change of Control" or "Repurchase of Notes Upon Death of Holder" in a manner adverse to the Holders, (ii) make a change that would adversely affect the contractual ranking of the Notes, (iii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; PROVIDED that no such amendment or supplement to the subordination provisions of the Indenture, or indenture or indentures supplemental thereto which add any provision to or change in any manner or eliminate any of the subordination provisions of the Indenture will be effective unless such amendment, supplement or indenture or indentures supplemental thereto has been approved in writing by the Representative or Representatives of all Designated Secured Portfolio Debt then outstanding.

PAYMENTS FOR CONSENT

    The Indenture prohibits HPSC and any of its Subsidiaries from, directly or indirectly, paying or causing to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of HPSC or any successor entity shall have any personal liability in respect of the obligations of HPSC under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer or director.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company is the Trustee under the Indenture. State Street Bank and Trust Company is a Massachusetts corporation.

    The Indenture contains certain limitations on the right of the Trustee, should it be or become a creditor of HPSC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with HPSC; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with applicable laws or the Indenture, is unduly prejudicial to the rights of other Holders of the Notes or would involve the Trustee in personal liability. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee satisfactory indemnity.

CERTAIN DEFINITIONS

    "ACFC" means American Commercial Finance Corporation, a Delaware corporation, together with its successors and permitted assigns.

    "Acquired Recourse Debt" means Funded Recourse Debt or Disqualified Capital Stock of any Person existing at the time such Person becomes a direct or indirect Subsidiary of HPSC or is merged or consolidated into or with HPSC or one of its Subsidiaries.

    "Acquisition" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

    "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with HPSC. For purposes of this definition, the term "control" means the power

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
to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, provided that a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the product of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument, multiplied by (b) the amount of each such respective principal (or redemption) payment, by (ii) the sum of all such principal (or redemption) payments.

    "Beneficial Owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Boston, Massachusetts are authorized or obligated by law or executive order to close.

    "Capitalized Lease Obligation" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "Capital Stock" means, (i) with respect to any Person formed as a corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation and (ii) with respect to any Person formed other than as a corporation, any and all partnership or other equity interests of such Person.

    "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) maturing within one year after the date of acquisition, (ii) time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $1 billion, (iii) commercial paper issued by any other issuer which at the time of purchase is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation ("S&P") or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's"), (iv) securities commonly known as "short-term bank notes" issued by any commercial bank denominated in U.S. Dollars which at the time of purchase is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any commercial bank meeting the qualifications specified in clause (ii) above and (vi) shares of any money market fund, or similar fund, in each case having assets in excess of $1 billion, which invests predominantly in investments of the type described in clauses (i), (ii), (iii), (iv) or (v) above.


    "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of consolidated income tax expense for such period, (ii) consolidated depreciation and amortization expense for such period, (iii) non-cash charges of such Person and its Consolidated Subsidiaries during such period less the amount of all cash payments made during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period, (iv) Consolidated Interest Expense for such period and (v) to the extent not excluded from the Consolidated Net Income of such Person for such period, losses (determined on a consolidated basis in accordance with GAAP) which are either extraordinary (as determined in accordance with GAAP) or are unusual or nonrecurring.

    "Consolidated Interest Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of
(a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts, whether positive or negative, attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (including any Consolidated EBITDA associated with such Acquisition) shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence or repayment of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness), other than under a revolving credit or similar facility to the extent that the proceeds were used to finance working capital requirements in the ordinary course of business, shall be assumed to have occurred on the first day of such Reference Period and (iv) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Hedging and Interest Swap Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (i) original issue discount and noncash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financing and currency and Hedging and Interest Swap Obligations, in each case to the extent attributable to such period and (b) the amount of dividends accrued or payable (other than in additional shares of such Preferred Stock) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Consolidated Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by HPSC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP,
(y) interest expense attributable to any Indebtedness represented by the guaranty of such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed, and (z) dividends in respect of Preferred Stock shall be deemed to be an amount equal to the actual dividends paid divided by one minus the applicable actual combined Federal, state, local and foreign income tax rate of HPSC and its Consolidated Subsidiaries (expressed as a decimal).


    "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) net gains (but not net losses) from the sale, lease, transfer or other disposition of property or assets not in the ordinary course of business; (b) net gains (but not net losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring, (c) the net income, if positive, of any other Person accounted for by the equity method of accounting, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's PRO RATA share of such Person's net income for such period, (d) the net income, if positive, of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such acquisition, (e) the net income, if positive, of any of such Person's Consolidated Subsidiaries in the event and solely to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, (f) all gains (but not losses) from currency exchange transactions not in the ordinary course of business consistent with past practice, and (g) any non-cash expense determined in accordance with GAAP in connection with a transaction between the Company and the ESOP.


    "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

    "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "Customer" means any Person for whom HPSC or any of its Subsidiaries finances property, equipment, practice acquisition, goods, leasehold improvements or working capital requirements.

    "Customer Receivable" means any obligation of any kind or nature, however denominated, to HPSC or any of its Subsidiaries (i) incurred by Customers in the ordinary course of the respective business of HPSC and its Subsidiaries or (ii) arising from the purchase or acquisition by HPSC or any of its Subsidiaries of any lease, promissory note, account receivable, loan or similar financial arrangement, or any right or asset reasonably related to any of the foregoing.


    "Designated Secured Portfolio Debt" means (a) the Indebtedness under the Revolver Agreement and (b) any other Secured Portfolio Debt which (i) at the date of determination has an aggregate principal amount outstanding of, or under which at the date of determination the holders thereof are committed to lend up to, at least $10,000,000 and (ii) is specifically designated by HPSC in the instrument governing such Secured Portfolio Debt as "Designated Secured Portfolio Debt" for purposes of the Indenture.



    "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of any Person (including with respect to any Subsidiary of HPSC), any Capital Stock of such Subsidiary other than any common stock with no preference, privileges, or redemption or repayment provisions.


    "ESOP" means, collectively, the HPSC, Inc. Employee Stock Ownership Plan and the HPSC, Inc. Supplemental Employee Stock Ownership Plan, and any successor employee stock ownership plans having terms similar to the foregoing plans, as amended from time to time by a resolution of the Board of Directors of HPSC or a duly authorized committee thereof.

    "Exempted Affiliate Transaction" means (a) transactions solely between HPSC and any of its Wholly-Owned Subsidiaries or solely among Wholly-Owned Subsidiaries of HPSC, (b) transactions permitted under the terms of the covenant "Limitation on Restricted Payments", (c) customary employee compensation and retirement arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of HPSC, (d) reasonable fees and compensation paid to, and indemnities to, and directors and officers and ERISA-based fiduciary liability insurance provided on behalf of, officers, directors, agents or employees of HPSC or any of its Subsidiaries or the ESOP or any trustee thereof, in each case in the ordinary course of business and as determined in good faith by the Board of Directors of HPSC and (e) any guarantee by HPSC or any of its Subsidiaries of any Indebtedness of HPSC and/or any Wholly-Owned Subsidiary of HPSC (but not of any other Person).

    "Funded Recourse Debt" means, without duplication, any Indebtedness of HPSC or any Subsidiary of HPSC which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more then one year after the date of the creation or incurrence of such obligation; provided, however, that Funded Recourse Debt shall not include any Non-Recourse Indebtedness of HPSC or any Subsidiary of HPSC.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "Hedging and Interest Swap Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" of any Person means, without duplication; (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date, unless contested in good faith) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Hedging and Interest Swap Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; and (d) all immediately enforceable obligations to purchase, redeem or acquire any Capital Stock of such Person (other than, in the case of HPSC or any of its Subsidiaries, obligations under the Restricted Stock Plans or the Stock Option Plans).

    "Investment" by any Person in any other Person means (without duplication);
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of HPSC or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Funded

Recourse Debt and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; and (d) the making of any capital contribution by such Person to such other Person.

    "Issue Date" means the date of first issuance of the Notes under the Indenture.

    "Net Cash Proceeds" means the aggregate amount of Cash and Cash Equivalents received by HPSC in the case of a sale of Qualified Capital Stock, plus in the case of any issuance of Qualified Capital Stock by HPSC upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of HPSC that were issued for cash on or after the Issue Date, the amount of cash originally received by HPSC upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock.


    "Non-Receivable Asset" means any asset, property or right of HPSC or any of its Subsidiaries, other than any Customer Receivable, or asset related to such Customer Receivable, such as inventory, records, intellectual property and proceeds of Customer Receivables.


    "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness (i) as to which neither HPSC nor any of its Subsidiaries (a) provide credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (b) is directly or indirectly liable or (c) constitutes the lender and (ii) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of HPSC or any Subsidiary to declare a default on such other Indebtedness or cause the payment therefor to be accelerated or payable prior to its stated maturity.

    "Permitted Lien" means any of the following:

        (a) Liens existing on the Issue Date;

        (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of HPSC in accordance with GAAP;

        (c) statutory Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of HPSC in accordance with GAAP;

        (d) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by HPSC or any of its Subsidiaries) or interfere with the ordinary conduct of the business of HPSC or any of its Subsidiaries;

        (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

        (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

        (h) Liens on the property or assets of a Person existing at the time such Person becomes a Subsidiary or is merged with or into HPSC or a Subsidiary, provided in each case that such Liens were

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in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets;


        (i) Liens on property or assets existing at the time of the acquisition thereof by HPSC or any of its Subsidiaries, provided that such Liens were in existence prior to the date of such acquisition and were not incurred in anticipation thereof;

        (j) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness;

        (k) Liens securing Secured Portfolio Debt;

        (l) Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred under clause (c) of the definition of "Permitted Recourse Debt;"

        (m) Liens in favor of HPSC or any Subsidiary; and

        (n) Liens securing the Notes.

    "Permitted Recourse Debt" means any of the following:

        (a) Indebtedness of HPSC evidenced by the Notes pursuant to the Indenture up to the amounts specified therein as of the Issue Date;

        (b) Indebtedness of HPSC and its Subsidiaries under the Revolver Agreement (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part, including any extended maturity or increase in the amount thereof);

        (c) Indebtedness of HPSC and its Subsidiaries (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace or refund such Indebtedness in whole or in part) of up to $1.5 million;

        (d) Refinancing Indebtedness of HPSC and its Subsidiaries incurred with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (ii) of the proviso contained in the description of the covenant "Limitation on Incurrence of Funded Recourse Debt and Disqualified Capital Stock" or described in clause (e) of this definition of "Permitted Recourse Debt";

        (e) Indebtedness of HPSC owed to any Wholly-Owned Subsidiary, and Indebtedness of any Subsidiary of HPSC owed to any other Wholly-Owned Subsidiary or to HPSC; provided that any such obligations of HPSC owed to any Wholly-Owned Subsidiary shall be unsecured and subordinated in all respects to HPSC's obligations pursuant to the Notes; and, provided, further, that if any Wholly-Owned Subsidiary ceases to be a Wholly-Owned Subsidiary of HPSC or if HPSC or any Wholly-Owned Subsidiary transfers such Indebtedness to any Person (other than to HPSC or another Wholly-Owned Subsidiary), such events, in each case, shall constitute the incurrence of such Indebtedness by HPSC or such Wholly-Owned Subsidiary, as the case may be, at the time of such event;

        (f) Indebtedness of HPSC and its Subsidiaries existing on the Issue
    Date;

        (g) Indebtedness of HPSC and its Subsidiaries incurred solely in respect of bankers acceptances, letters of credit, surety bonds and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others) issued (i) in connection with the incurrence or refinancing of Secured Portfolio Debt and (ii) in the ordinary course of business consistent with past practice;

        (h) Indebtedness of HPSC and its Subsidiaries represented by Hedging and Interest Swap Obligations entered into in the ordinary course of business consistent with past practice and related to Indebtedness of HPSC and its Subsidiaries otherwise permitted to be incurred pursuant to the Indenture; and

        (i) Secured Portfolio Debt.

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
    "Purchase Money Indebtedness" means Indebtedness of HPSC or its Subsidiaries to the extent that (i) such Indebtedness is incurred in connection with the acquisition of specified assets and property (the "Subject Assets") for the business of HPSC or the Subsidiaries, including Indebtedness which existed at the time of the acquisition of such Subject Asset and was assumed in connection therewith, and (ii) the Liens securing such Indebtedness are limited to the Subject Asset.

    "Qualified Capital Stock" means any Capital Stock of HPSC that is not Disqualified Capital Stock.

    "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Subordinated Indebtedness of HPSC issued on or after the Issue Date with the Net Cash Proceeds received by HPSC from the substantially concurrent (i.e., within 60 days) sale (other than to a Subsidiary of HPSC or the ESOP) of Qualified Capital Stock or any issuance of Qualified Capital Stock in exchange for any Capital Stock or Subordinated Indebtedness issued on or after the Issue Date.

    "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of (each of (a) and (b) above is a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so refinanced and (ii) if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of HPSC shall only be used to refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "Related Business" means the business conducted by HPSC and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of HPSC are related businesses.

    "Restricted Investment" means any Investment other than:

        (a) Investments in Customer Receivables;

        (b) Investments in Cash Equivalents;

        (c) Investments existing on the Issue Date;

        (d) Investments in HPSC or a Wholly-Owned Subsidiary;

        (e) Investments in any Person engaged in a Related Business if, as a consequence of such Investment, (i) such Person becomes a Wholly-Owned Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or conveys substantially all of its assets to HPSC or a Wholly-Owned Subsidiary;

        (f) Investments consisting of loans or advances to employees of HPSC or any of its Subsidiaries (i) for moving, entertainment, travel and other similar expenses in the ordinary course of business not exceeding $250,000 outstanding in the aggregate at any one time or (ii) pursuant to the HPSC Stock

    Loan Program not exceeding $400,000 (or such greater amount as may be permitted under Federal Reserve regulations from time to time) outstanding in the aggregate at any one time;

        (g) Investments made as a result of the receipt of non-cash consideration in connection with the sale, lease, disposal, pledge, encumbrance or other transfer of Customer Receivables;

        (h) Investments not otherwise specified in clauses (a) through (g) above not exceeding $1 million outstanding in the aggregate at any one time; and

        (i) Investments not otherwise specified in clauses (a) through (h) above which are from time to time permitted to be made by HPSC or any of its Subsidiaries under Section 8.3 (or any successor provision) of the Revolver Agreement.

    "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of any Capital Stock of such Person or any Subsidiary of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or any Subsidiary of such Person, (c) other than with the proceeds from the substantially concurrent (i.e., within 60 days) sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness of such Person or any Affiliate or Subsidiary of such Person, directly or indirectly, by such Person or any Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or any scheduled sinking fund payment, as the case may be, of such Subordinated Indebtedness and (d) any Restricted Investment by such Person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to, or on account of the purchase, redemption or other acquisition or retirement for value of, Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer or (ii) any dividend, distribution or other payment to HPSC or to any of its Wholly-Owned Subsidiaries by HPSC or any of its Subsidiaries.

    "Restricted Stock Plans" shall mean collectively, (i) HPSC's 1995 Stock Incentive Plan and (ii) comparable plans providing for the issuance of Capital Stock of HPSC to officers, directors and employees of HPSC and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of HPSC or a duly authorized committee thereof.


    "Revolver Agreement" means the credit agreement dated as of December 12, 1996, as amended on the Issue Date, by and among HPSC and ACFC, certain financial institutions, and The First National Bank of Boston, as agent, providing for an aggregate $95.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may by HPSC be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Revolver Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Revolver Agreement by HPSC and all refundings, refinancings and replacements of any such Revolver Agreement by HPSC, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers thereunder include HPSC and its successors and assigns,
(iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.



    "Savings Bank Indebtedness" of HPSC or any Subsidiary means Indebtedness to a savings bank or other financial institution which Indebtedness is (i) created, incurred, assumed or guaranteed by HPSC or such Subsidiary of HPSC in order to finance one or more Customer Receivables created in the ordinary course of business of HPSC or such Subsidiary and (ii) secured by a lien on such Customer Receivable(s).



    "Secured Portfolio Debt" of HPSC or any Subsidiary means (a) any Indebtedness, including principal, interest (including, without limitation, interest accruing after the commencement of any bankruptcy case or proceedings whether or not allowed as a claim in such case or proceeding), fees, collateral protection expenses and enforcement costs, of HPSC or such Subsidiary under the Revolver Agreement, (b) Savings Bank Indebtedness and (c) any other Indebtedness of HPSC or such Subsidiary, whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed by HPSC or such Subsidiary, which Indebtedness described in clause (c) is (i) created, incurred, assumed or guaranteed by HPSC or such Subsidiary of HPSC in order to finance one or more Customer Receivables created in the ordinary course of business of HPSC or such Subsidiary and (ii) secured by a Lien on such Customer Receivable(s).


    "Senior Indebtedness" of HPSC or any Subsidiary means any Indebtedness of HPSC or such Subsidiary, whether outstanding on the Issue Date or thereafter created, incurred, assumed or guaranteed by HPSC or such Subsidiary, other than Indebtedness as to which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness is subordinated or junior to the Notes. Notwithstanding the foregoing, however, in no event shall Senior Indebtedness include (a) Indebtedness to any Subsidiary of HPSC or any officer, director or employee of HPSC or any Subsidiary of HPSC or
(b) Indebtedness incurred in violation of the terms of the Indenture.

    "Sinking Fund" means the method provided for in the Indenture and the Notes of amortizing the aggregate principal amount of the Notes.


    "Stated Maturity," when used with respect to any Note, means April 1, 2007.


    "Stock Option Plans" shall mean collectively, (i) HPSC's 1995 Stock Incentive Plan and (ii) comparable plans providing for the issuance of options to purchase Capital Stock of HPSC to officers, directors and employees of HPSC and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of HPSC or a duly authorized committee thereof.

    "Subordinated Indebtedness" means Indebtedness of HPSC that is (i) subordinated in right of payment to the Notes in any respect or (ii) any Indebtedness which is expressly subordinate to Senior Indebtedness and has a stated maturity on or after the Stated Maturity.


    "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation described in clause (i) above) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not constitute a Subsidiary of HPSC or any of HPSC's Subsidiaries.


    "Wholly-Owned Subsidiary" means a Subsidiary of HPSC of which all of the outstanding Capital Stock or other ownership interests shall at the time be owned by HPSC or by one or more Wholly-Owned Subsidiaries of HPSC or by HPSC and one or more Wholly-Owned Subsidiaries of HPSC.

BOOK-ENTRY, DELIVERY AND FORM; CERTIFICATED NOTES

    The Notes will initially be issued in the form of one or more registered notes in global form (the "Global Notes"). Each Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of Cede & Co., as nominee of the Depository.


    DTC has advised HPSC that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers, banks and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Beneficial owners may elect to hold Notes purchased by them through the Depository. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

    HPSC expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Underwriters with an interest in the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

    So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such beneficial owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such beneficial owner owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. HPSC understands that under existing industry practice, in the event HPSC requests any action of Holders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of such beneficial owners. Neither HPSC nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

    Payments with respect to the principal of, premium, if any, interest on any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, HPSC and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither HPSC nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the Indirect Participants.

    CERTIFICATED NOTES

    If (i) HPSC notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and HPSC is unable to locate a qualified successor within 90 days or (ii) HPSC, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depository of its Global Note, Certificated Notes will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither HPSC nor the Trustee shall be liable for any delay by the Depository or any participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Depositary or its nominee. With respect to Notes represented by Certificated Notes, however, HPSC will make all payments of principal, premium, if any, and interest by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds.

TRUSTEE AND REGISTRAR

    The trustee and registrar for the Company's Notes is State Street Bank and Trust Company, of Boston, Massachusetts.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The Second Amended and Restated Credit Agreement (referred to herein as the Revolver) by and among the Company, The First National Bank of Boston, individually and as Managing Agent, NationsBank, N.A., individually and as Agent, and certain other lending banks (the "Banks"), contains numerous operating and financial covenants that impose limitations on the Company's ability to operate its business. These covenants include restrictions on indebtedness, liens and investments of the Company; prohibitions on dividends, mergers or consolidations and disposition of assets of the Company; requirements relating to certain receivables, reserve and delinquency ratios; and limitations on capital expenditures. The Revolver also permits the Banks, upon an Event of Default by the Company (as defined in the Revolver Agreement), to declare all amounts owed by the Company under the Revolver immediately due and payable. The Revolver currently expires in December 1997 and provides for borrowing by the Company of up to $95 million, approximately $40 million of which was outstanding as of December 31, 1996. The net proceeds from the offering of the Notes will be used by the Company to repay, in part, amounts outstanding under the Revolver.

CERTAIN NEGATIVE COVENANTS

    RESTRICTIONS ON INDEBTEDNESS. The Company has covenanted and agreed that, so long as any obligation is outstanding under the Revolver, it will not, and will not permit any of its subsidiaries to, incur, assume or guarantee any indebtedness other than (i) indebtedness under the Revolver, (ii) current liabilities incurred in the ordinary course of business, (iii) taxes and other governmental charges, (iv) subordinated debt, (v) lease obligations not exceeding $1 million at any time outstanding, (vi) indebtedness of subsidiaries to the Company, as long as the subsidiary has executed a guaranty in favor of the Banks and Agent secured by a perfected first priority security interest in all assets of the debtor subsidiary, (vii) indebtedness under the asset sales agreements with the savings banks, subject to certain conditions, (viii) indebtedness incurred by Bravo under the credit agreement pertaining to the securitization facility and (ix) certain other pre-existing or ordinary course indebtedness.

    RESTRICTIONS ON LIENS. For so long as the Revolver remains outstanding, the Company has agreed that it will not and will not permit its subsidiaries to (i) create or incur any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest on its property or assets or the income or profits therefrom, (ii) transfer any property or assets, or income or profits therefrom, to pay for other indebtedness or priority obligations, (iii) acquire property or assets upon a conditional sale or other title retention or a purchase money security agreement, (iv) allow to remain unpaid for more than 30 days any indebtedness that may be given priority over general creditors, or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse. However, the Company may create or incur liens on property of the subsidiaries in favor of the Company to secure indebtedness owed to the Company by the Subsidiaries, liens to secure taxes and other governmental charges, liens in favor of the Agent for the benefit of the Banks under the Revolver, liens on margin stock, liens granted by Bravo in connection with the securitization facility, and liens on Company assets granted to certain savings banks in connection with loans against and sales of the Company's contract receivables.

    RESTRICTIONS ON INVESTMENTS. For so long as the Revolver remains outstanding, the Company and its subsidiaries may not permit to exist or remain outstanding any investments other than (i) one-year, marketable direct or guaranteed obligations of the United States, (ii) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks with total assets over $1 billion, (iii) commercial paper securities rated at least P1 by Moody's Investors Services, Inc. or A1 by Standard and Poor's or short-term bank notes rated at least P2 or A2, (iv) investments in the Company's subsidiaries so long as such entities remain subsidiaries, the aggregate amount of investments made by the Company and its subsidiaries in ACFC does not exceed $15 million in fiscal 1997 and the aggregate investment by the Company in Credident does not exceed $100,000 in any fiscal year, (v) promissory notes received for asset dispositions, (vi) advances to employees for moving, entertainment, travel and similar business expenses, not to exceed $250,000 in the aggregate at any time outstanding, (vii) investments made pursuant to the Stock Purchase Agreement and (viii) other investments not exceeding $1 million.

    RESTRICTIONS ON CORPORATE POWERS. For so long as the Revolver remains outstanding, the Company may not make any distributions to its shareholders, including (i) dividends on, and purchase, redemption or other retirement of, shares of capital stock of the Company, (ii) return of capital to its shareholders, or (iii) any other distribution on or in respect of any shares of any class of Company capital stock. In addition, the Company and its subsidiaries may not be party to any merger or consolidation or asset or stock acquisition, other than in the ordinary course of business, may not dispose of any assets other than in the ordinary course of business, and may not transfer a material amount of Customer Receivables (as defined in the Revolver Agreement) without the prior written approval of the Banks. The Company also may not engage in any sale and leaseback transaction, and may not amend, supplement or otherwise modify the terms of any subordinated debt agreement or prepay or repurchase any subordinated debt or indebtedness outstanding under the securitizations with Funding I and Bravo or the asset transactions with the savings banks listed above in "Funding Sources--Savings Bank Loans and Asset Sales." The Company may not sell, assign or otherwise dispose of, or grant options with respect to, the capital stock of Funding I. Neither HPSC nor ACFC may change the character of its business or its credit policy if such change would impair the collectibility of any outstanding financing contract.

FINANCIAL COVENANTS

    The Revolver also imposes several financial and operating requirements and limitations on the Company, including (i) maintenance of a minimum consolidated tangible net worth; (ii) a limitation on capital expenditures of $700,000 in the aggregate; (iii) a limitation on lease obligations of $5 million in the aggregate; (iv) a permitted ratio of indebtedness plus security deposits received on accounts receivable to consolidated tangible net worth plus subordinated debt; (v) permitted reissued customer receivables as a percentage of gross customer receivables; (vi) permitted delinquent customer receivables as a percentage of gross customer receivables; (vii) minimum reserves as a percentage of contractually delinquent customer receivables at the end of any fiscal quarter; (viii) minimum allowance for doubtful accounts of both the Company and ACFC as a percentage of net investment in leases and notes; (ix) minimum average collections at the end of any three month period as a percentage of billings; (x) a ratio of consolidated earnings before interest and taxes to consolidated total interest expense; and (xi) maximum aggregate accounts receivable by any single equipment supplier as a percentage of total accounts receivable.

EVENTS OF DEFAULT

    Events of Default by the Company under the Revolver Agreement include: (i) failure to pay principal or interest on loans under the Revolver as it becomes due and payable; (ii) failure to comply with covenants under the Revolver; (iii) false representation or warranty under the Revolver; (iv) failure to pay any obligation under any other borrowing arrangement or lease agreement which could require acceleration of all obligations thereunder; (v) commencement of proceedings in bankruptcy, including dissolution or liquidation; (vi) acceleration of payment, prepayment or repurchase of debt under the securitization arrangements with Funding I and Bravo, subject to certain limitations; (vii) certain violations under the Employee Retirement Income Security Act of 1974, as amended; (viii) a change of control of the Company;
(ix) any default or event of default under the Company's credit agreement with Springfield Institution for Savings; and (x) ceasing to hold 100% of the capital stock of ACFC.

    There can be no assurance that the Company will be able to continue to comply with all of its obligations under the Revolver. Any failure to comply with such obligations which leads to an Event of Default under the Revolver would have a material adverse effect on the Company's business, operating results and financial condition. In July and August 1996, the level of delinquencies under certain of the Company's financing transactions triggered a payment restriction event under Funding I, which event was considered a technical default under the previous Revolver agreement. This default subsequently was waived by the Banks; however, a payment restriction event is not unusual during the later stages of a static pool securitization and may occur again before Funding I is fully paid out. The current Revolver provides that such a payment restriction event will not constitute a default unless it continues for at least six months. There can be no assurance that the Company will be able to secure further waivers from the Banks in the event of a subsequent payment restriction event that constitutes a default under the Revolver. See "Risk Factors--Dependence on Funding Sources; Restrictive Covenants," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Funding Sources."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Advest, Inc. and Legg Mason Wood Walker, Incorporated (the "Underwriters"), have severally agreed to purchase from the Company the following respective principal amounts of Notes at face value less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                   PRINCIPAL
UNDERWRITER                                                                         AMOUNT
-------------------------------------------------------------------------------  -------------
Advest, Inc....................................................................  $  10,000,000
Legg Mason Wood Walker, Incorporated...........................................     10,000,000
                                                                                 -------------
    Total......................................................................  $  20,000,000
                                                                                 -------------
                                                                                 -------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is that they are committed to purchase all Notes offered hereby if any of such Notes are purchased.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at face value as set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of    %. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of    % to certain other dealers. After the offering
of the Notes hereby, the offering price and other selling terms may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to $3,000,000 principal amount of Notes, at face value less the underwriting discounts set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the principal amount of Notes to be purchased by it shown in the above table bears to the total principal amount of Senior Notes offered hereby. The Company will be obligated, pursuant to the option, to sell such Notes to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Notes offered hereby. If purchased, the Underwriters will offer such additional senior notes on the same terms as those on which the $20,000,000 principal amount of Notes are being offered.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Company has no plans to list the Notes on any securities exchange. The Company has been advised by each of the Underwriters that each presently intends to make a market in the Notes, although neither is obliged to do so. Any such market making activity may be discontinued at any time, for any reason, without notice. If both Underwriters cease to act as a market maker for the Notes for any reason, there can be no assurance that another firm or person will make a market therein. There can be no assurance that an active market for the Notes will develop, or, if developed, at what prices the Notes will trade.

                                 LEGAL MATTERS

    The validity of the Notes being offered hereby will be passed upon for the Company by Hill & Barlow, a Professional Corporation, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS


    The consolidated financial statements of HPSC, Inc. as of and for the year ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



    The consolidated financial statements as of December 31, 1995 and for the fiscal years ended December 31, 1995 and December 31, 1994 included in this Prospectus, have been so included in reliance on the report of Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, given on the authority of said firm as experts in auditing and accounting.


    Coopers & Lybrand resigned as independent accountants for the Company on June 12, 1996. None of the reports of Coopers & Lybrand on the financial statements of the Company for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Coopers & Lybrand, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make reference to the subject matter of the disagreement in connection with its report. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company during the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Coopers & Lybrand.


    On June 19, 1996, the Company engaged Deloitte & Touche as its independent accountants.


                             ADDITIONAL INFORMATION


    The Company intends to furnish to the holders of the Notes unaudited quarterly financial statements and annual reports containing consolidated financial statements audited by an independent accounting firm.


    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder.

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission (collectively, "Exchange Act Filings").

    The Registration Statement, including exhibits and schedules thereto, as well as the Company's Exchange Act Filings, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is: http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          HPSC, INC. AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Reports of Independent Accountants.........................................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995...............................................        F-4

Consolidated Statements of Operations for Each of the Years Ended December 31, 1996, 1995 and 1994.........        F-5

Consolidated Statements of Changes in Stockholders' Equity.................................................        F-6

Consolidated Statements of Cash Flows for Each of the Years Ended December 31, 1996, 1995 and 1994.........        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of HPSC, Inc.:



    We have audited the accompanying consolidated balance sheet of HPSC, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of HPSC, Inc. and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP



Boston, Massachusetts



February 28, 1997

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of HPSC, Inc.:



    We have audited the accompanying consolidated balance sheet of HPSC, Inc. as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HPSC, Inc. as of December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



    As discussed in Note A to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure," effective January 1, 1995.



Coopers & Lybrand L.L.P.



Boston, Massachusetts



March 25, 1996

                          HPSC, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                       ASSETS
Cash and Cash Equivalents............................................................   $    2,176    $      861
Restricted Cash......................................................................        6,769         5,610
Investment in Leases and Notes:
  Lease contracts and notes receivable due in installments...........................      160,049       128,687
  Notes receivable...................................................................       18,688        12,002
  Estimated residual value of equipment at end of lease term.........................        9,259         9,206
  Less unearned income...............................................................      (34,482)      (25,875)
  Less allowance for losses..........................................................       (4,082)       (4,482)
  Less security deposits.............................................................       (4,522)       (3,427)
  Deferred origination costs.........................................................        4,312         3,805
                                                                                       ------------  ------------
      Net investment in leases and notes.............................................      149,222       119,916
                                                                                       ------------  ------------
Other Assets:
  Other assets.......................................................................        3,847         3,096
  Refundable income taxes............................................................        1,203         1,088
                                                                                       ------------  ------------
      Total Assets...................................................................   $  163,217    $  130,571
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving Credit Borrowings..........................................................   $   40,000        39,000
Senior Notes.........................................................................       76,737        49,523
Accounts Payable and Accrued Liabilities.............................................        5,916         3,537
Accrued Interest.....................................................................          450           339
Estimated Recourse Liabilities.......................................................          480            30
Income Taxes:
  Currently payable..................................................................          300           368
  Deferred...........................................................................        5,002         4,613
                                                                                       ------------  ------------
      Total Liabilities..............................................................   $  128,885        97,410
                                                                                       ------------  ------------
Stockholders' Equity:
  Preferred Stock, $1.00 par value; authorized 5,000,000 shares;
    Issued--None.....................................................................       --            --
  Common Stock, $.01 par value; 15,000,000 shares authorized; and issued 4,786,530 in
    1996 and 1995....................................................................           48            48
  Treasury Stock (at cost) 128,600 shares in 1996 and 100,000 in 1995................         (587)         (410)
  Additional paid-in capital.........................................................       12,305        11,311
  Retained earnings..................................................................       25,351        24,476
                                                                                       ------------  ------------
                                                                                            37,117        35,425
  Less: Deferred compensation........................................................       (2,590)       (2,066)
      Notes receivable from officers and employees...................................         (195)         (198)
                                                                                       ------------  ------------
      Total Stockholders' Equity.....................................................       34,332        33,161
                                                                                       ------------  ------------
      Total Liabilities and Stockholder's Equity.....................................   $  163,217    $  130,571
                                                                                       ------------  ------------
                                                                                       ------------  ------------


   The accompanying notes are an integral part of the consolidated financial statements.

                          HPSC, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1995        1994
                                                                             ----------  ----------  ----------
Revenues
  Earned income on leases and notes........................................  $   17,515  $   12,871  $   11,630
  Gain on sales of leases and notes........................................       1,572          53      --
  Provision for losses.....................................................      (1,564)     (1,296)       (754)
                                                                             ----------  ----------  ----------
      Net Revenues.........................................................      17,523      11,628      10,876
Operating and Other (Income) Expenses
  Selling, general and administrative......................................       8,059       5,984       6,970
  Interest expense.........................................................       8,146       5,339       3,514
  Interest income on cash balances.........................................        (261)       (375)       (358)
  Loss on write-off of foreign currency translation adjustment.............      --             601      --
                                                                             ----------  ----------  ----------
Income before Income Taxes.................................................       1,579          79         750
Provision for Income Taxes.................................................         704         204         300
                                                                             ----------  ----------  ----------
Net Income (Loss)..........................................................  $      875  $     (125) $      450
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Net Income (Loss) per Share................................................  $      .22  $     (.03) $      .09
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Shares Used to Compute Net Income (Loss) per Share.........................   4,067,236   3,881,361   4,989,391



   The accompanying notes are an integral part of the consolidated financial statements.

                          HPSC, INC. AND SUBSIDIARIES



           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                                                         NOTES
                                                                                                       RECEIVABLE   CUMULATIVE
                                                                                                          FROM       FOREIGN
                                    COMMON STOCK       ADDITIONAL                                       OFFICERS     CURRENCY
                                --------------------   PAID-IN    RETAINED   TREASURY     DEFERRED        AND       TRANSLATION
                                  SHARES     AMOUNT    CAPITAL    EARNINGS    STOCK     COMPENSATION   EMPLOYEES    ADJUSTMENT
                                ----------   -------   --------   --------   --------   ------------   ----------   ----------
Balance at December 25,
  1993........................   4,923,571   $   49    $13,645    $24,151    $ --         $--            $--          $(224)
Issuance of Common Stock......         824     --            3      --         --          --            --           --
Net Income....................      --         --        --           450      --          --            --           --
Purchase of Treasury Stock....      --         --        --         --        (5,023)      --            --           --
Issuance of Common Stock to
  ESOP & SESOP................     650,000        7      2,268      --         --          (2,275)       --           --
ESOP Compensation.............      --         --        --         --         --              99        --           --
Foreign currency translation
  adjustments.................      --         --        --         --         --          --            --            (328)
                                ----------   -------   --------   --------   --------   ------------     -----        -----
Balance at December 31,
  1994........................   5,574,395       56     15,916     24,601     (5,023)      (2,176)       --            (552)
Issuance of Common Stock......         317     --        --         --         --          --            --           --
Net Loss......................      --         --        --          (125)     --          --            --           --
Retirement of Treasury
  Stock.......................  (1,125,182)     (12)    (4,601)     --         4,613       --            --           --
Restricted Stock Awards.......     337,000        4         (4)     --         --          --            --           --
ESOP Compensation.............      --         --        --         --         --             110        --           --
Foreign currency translation
  adjustments.................      --         --        --         --         --          --            --             (49)
Recognized in current period
  upon liquidation of foreign
  subsidiary..................      --         --        --         --         --          --            --             601
Increase in Notes Receivable
  from Officers and
  Employees...................      --         --        --         --         --          --             (198)       --
                                ----------   -------   --------   --------   --------   ------------     -----        -----
Balance at December 31,1995...   4,786,530       48     11,311     24,476       (410)      (2,066)        (198)       --
Net Income....................      --         --        --           875      --          --            --           --
Restricted Stock Awards.......      --         --          994      --         --            (994)       --           --
Purchase of Treasury Stock....      --         --        --         --          (177)      --            --           --
Restricted Stock
  Compensation................                 --        --                                   365        --
ESOP Compensation.............      --         --        --         --         --             105        --           --
Decrease in Notes Receivable
  from Officers and
  Employees...................      --         --        --         --         --          --                3        --
                                ----------   -------   --------   --------   --------   ------------     -----        -----
Balance at December 31,
  1996........................   4,786,530   $   48    $12,305    $25,351    $  (587)     $(2,590)       $(195)       $--
                                ----------   -------   --------   --------   --------   ------------     -----        -----
                                ----------   -------   --------   --------   --------   ------------     -----        -----


                                 TOTAL
                                --------
Balance at December 25,
  1993........................  $37,621
Issuance of Common Stock......        3
Net Income....................      450
Purchase of Treasury Stock....   (5,023)
Issuance of Common Stock to
  ESOP & SESOP................    --
ESOP Compensation.............       99
Foreign currency translation
  adjustments.................     (328)
                                --------
Balance at December 31,
  1994........................   32,822
Issuance of Common Stock......    --
Net Loss......................     (125)
Retirement of Treasury
  Stock.......................    --
Restricted Stock Awards.......    --
ESOP Compensation.............      110
Foreign currency translation
  adjustments.................      (49)
Recognized in current period
  upon liquidation of foreign
  subsidiary..................      601
Increase in Notes Receivable
  from Officers and
  Employees...................     (198)
                                --------
Balance at December 31,1995...   33,161
Net Income....................      875
Restricted Stock Awards.......    --
Purchase of Treasury Stock....     (177)
Restricted Stock
  Compensation................      365
ESOP Compensation.............      105
Decrease in Notes Receivable
  from Officers and
  Employees...................        3
                                --------
Balance at December 31,
  1996........................  $34,332
                                --------
                                --------



   The accompanying notes are an integral part of the consolidated financial statements.

                          HPSC, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Cash Flows from Operating Activities
  Net income (loss)...........................................................  $      875  $     (125) $      450
  Adjustments to reconcile net income to net cash provided by operating activities:
    Foreign currency translation adjustments..................................      --             601      --
    Depreciation and amortization.............................................       2,862       2,340       1,872
    Deferred income taxes.....................................................         389        (926)     (1,093)
    Restricted stock compensation.............................................         365      --          --
    Gain on sale of receivables...............................................      (1,572)        (53)     --
    Provision for losses on lease contracts and notes receivable..............       1,564       1,296         754
    Increase (decrease) in accrued interest...................................         111          46      (3,141)
    Increase (decrease) in accounts payable and accrued liabilities...........       2,379       1,087      (2,898)
    (Decrease) increase in accrued income taxes...............................         (68)        348        (290)
    Decrease (increase) in refundable income taxes............................        (115)        358         827
    (Increase) decrease in other assets.......................................        (110)       (458)        921
                                                                                ----------  ----------  ----------
  Cash provided by (used in) operating activities.............................       6,680       4,514      (2,598)
                                                                                ----------  ----------  ----------
Cash Flows from Investing Activities
  Origination of lease contracts and notes receivable due in installments.....     (90,729)    (63,945)    (29,710)
  Portfolio receipts, net of amounts included in income.......................      38,445      37,654      43,727
  Proceeds from sales of lease contracts and notes receivable due in
    installments..............................................................      24,344       1,500       6,958
  Net increase in notes receivable............................................      (6,730)     (7,570)     (4,370)
  Net increase (decrease) in security deposits................................       1,095         788        (221)
  Net increase in other assets................................................        (834)       (844)       (700)
  Loans to employees..........................................................           3        (198)         (9)
                                                                                ----------  ----------  ----------
  Cash (used in) provided by investing activities.............................     (34,406)    (32,615)     15,675
                                                                                ----------  ----------  ----------
Cash Flows from Financing Activities
  Repayment of senior notes and subordinated debt.............................     (26,019)    (23,385)    (98,976)
  Proceeds from issuance of senior notes, net of debt issue costs.............      52,973      28,422      69,033
  Repayment of notes payable-treasury stock purchase..........................      --          (4,500)     --
  Net proceeds from demand and revolving notes payable to banks...............       1,000      25,570       9,370
  Purchase of treasury stock..................................................        (177)     --            (523)
  Increase (decrease) in restricted cash......................................       1,159       2,326      (7,936)
  Proceeds from issuance of common stock......................................      --          --               3
  Repayment of employee stock ownership plan promissory note..................         105         110          99
  Other.......................................................................      --          --            (328)
                                                                                ----------  ----------  ----------
  Cash provided by (used in) financing activities.............................      29,041      28,543     (29,258)
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................       1,315         442     (16,181)
Cash and cash equivalents at beginning of year................................         861         419      16,600
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year......................................  $    2,176  $      861  $      419
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosures of cash flow information:
  Interest paid...............................................................  $    7,719  $    4,510  $    6,630
  Income taxes paid...........................................................         765       1,423       2,018



   The accompanying notes are an integral part of the consolidated financial statements.

                          HPSC, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    BUSINESS--HPSC, Inc. ("HPSC") and its consolidated subsidiaries (the "Company") provide credit primarily to healthcare professionals throughout the United States.



    The Company leases dental, ophthalmic, chiropractic, veterinary, podiatry and other medical equipment utilized in the healthcare professions. The Company does not carry any inventory. The Company acquires the financed equipment from vendors at their customary selling price to other customers. All leases are classified as direct financing leases.



    The Company also finances the acquisition of healthcare practices by healthcare professionals and provides financing on leasehold improvements, office furniture and equipment and certain other costs involved in opening or maintaining a healthcare provider's office. In connection with sales of leases and notes receivable, the Company may retain the rights to service the assets sold and receive a service fee in connection with such activities. In addition, through its wholly-owned subsidiary, ACFC, the Company provides asset-based financing to commercial enterprises.



    CONSOLIDATION--The accompanying consolidated financial statements include HPSC, Inc. and the following wholly-owned subsidiaries: HPSC Funding Corp. I ("Funding I"), a special purpose corporation formed in connection with a securitization transaction in 1993; Credident, Inc. ("Credident") the Company's Canadian subsidiary; American Commercial Finance Corporation ("ACFC"), an asset-based lender focused primarily on accounts receivable and inventory financing at variable rates; and HPSC Bravo Funding Corp. ("Bravo"), a special purpose corporation formed in connection with securitizations in 1995 and 1996. All intercompany transactions have been eliminated.



    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant area requiring the use of management estimates is the allowance for losses on lease and notes receivable, including the recourse provisions related to lease and note receivables sold. Actual results could differ from those estimates.



    REVENUE RECOGNITION--The Company finances equipment only after a customer's credit has been approved and a financing agreement for the transaction has been executed. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. When a transaction is initially activated, the Company records the minimum payments and the estimated residual value, if any, associated with the transaction. An amount equal to the sum of the payments due plus residual less the cost of the transaction is recorded as unearned income. The unearned income is recognized as revenue over the life of the transaction using the interest method in essentially all cases. Recognition of revenue on these assets is suspended no later than when a transaction becomes 145 days delinquent. Also included in earned income are fee income from service charges on portfolio accounts, gains and losses on residual transactions plus miscellaneous income items net of initial direct cost amortization.



    SALES OF LEASES AND NOTES RECEIVABLE--The Company sells leases and notes receivable to third parties. Gains on sales of leases and notes are recognized at the time of the sale in an amount equal to the present value of the anticipated future cash flows, net of initial direct costs, expenses and estimated credit losses under certain recourse provisions of the related sale agreements. Generally, the Company retains the servicing of lease receivables sold. Servicing fees specified in the sale agreements, which approximate

                          HPSC, INC. AND SUBSIDIARIES

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


market-rate servicing fees, are deferred and recognized as revenue in proportion to the estimated periodic servicing costs.



    DEFERRED ORIGINATION COSTS--The Company capitalizes initial direct costs that relate to the origination of leases and notes receivable. These initial direct costs are comprised of certain specific activities related to processing requests for financing. Deferred origination costs are amortized over the life of the receivable as an adjustment of yield.



    ALLOWANCE FOR LOSSES--The Company records an allowance for losses in its portfolio. The extent of the allowance is based on a specific analysis of potential loss accounts, delinquencies and historical loss experiences. An account is specifically reserved for or written off when deemed uncollectible.



    The Company occasionally repossesses equipment from lessees who have defaulted on their obligations to the Company. There was no such equipment held for sale at December 31, 1996 or December 31, 1995.



    Effective January 1, 1995, the Company adopted prospectively, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards, which do not apply to the Company's lease contracts, apply to the Company's practice acquisition and asset-based loans, the two major risk classifications used to aggregate loans for purposes of SFAS No. 114. The standards require that a loan be classified and accounted for as an impaired loan when it is probable that the Company will be unable to collect all principal and interest due on the loan in accordance with the loan's original contractual terms.



    Impaired practice acquisition and asset-based loans are valued based on the present value of expected future cash flows, using the interest rate in effect at the time the loan was placed on nonaccrual status. A loan's observable market value or collateral value may be used as an alternative valuation technique. Impairment exists when the recorded investment in a loan exceeds the value of the loan measured using the above-mentioned valuation techniques. Such impairment is recognized as a valuation reserve, which is included as a part of the Company's allowance for losses. The Company had no impaired loans at December 31, 1996 or 1995.



    ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard was effective January 1, 1996. The standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements and would supersede the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." An entity may continue to apply APB No. 25 provided the entity discloses its pro forma net income and earnings per share as if the fair value-based method had been applied in measuring compensation cost. The Company continues to apply APB No. 25 and has disclosed the pro forma information required by SFAS No. 123.



    ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES--Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125), effective for the Company on January 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 127 has delayed the effective date of certain sections of SFAS No. 125 until January 1, 1998. The Company's adoption of the appropriate sections of SFAS No. 125 is not expected to have a material effect on the Company's financial position or results of operations.

                          HPSC, INC. AND SUBSIDIARIES

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    INCOME TAXES--The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Current tax liabilities or assets are recognized, through charges or credits to the current tax provision, for the estimated taxes payable or refundable for the current year. Net deferred tax liabilities or assets are recognized, through charges or credits to the deferred tax provision, for the estimated future tax effects, based on enacted tax rates, attributable to temporary differences. Deferred tax liabilities are recognized for temporary differences that will result in amounts taxable in the future, and deferred tax assets are recognized for temporary differences and tax benefit carryforwards that will result in amounts deductible or creditable in the future. The effect of enacted changes in tax law, including changes in tax rates, on these deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A deferred tax valuation reserve is established if it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized. Changes in the deferred tax valuation reserve are recognized through charges or credits to the deferred tax provision.



    FOREIGN CURRENCY TRANSLATION--The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" (SFAS No. 52). Over a number of years, the accounts of the Company's Canadian subsidiary, Credident, when translated into US dollars, lost value as a result of the decline in the Canadian dollar in relation to the U.S. dollar. In accordance with SFAS No. 52, the cumulative amount of such translation losses had been presented as a reduction of stockholders' equity. The Company discontinued its Canadian operations in 1994, and during 1995, the Company substantially liquidated its investment in Credident. In accordance with SFAS No. 52, upon substantial liquidation in 1995, the cumulative exchange losses were reflected in the statement of operations and eliminated as a separate component of stockholders' equity. During 1996, such translation adjustments, which were not significant, were reflected in current operations.



    NET INCOME (LOSS) PER SHARE--Earnings per share computations are based on the weighted average number of common and common share equivalents outstanding. The weighted average number of common and common share equivalents outstanding do not include unallocated shares under the Company's ESOP and SESOP plans, unvested restricted stock awards and treasury stock. Fully diluted and primary income per share are the same for each of the periods presented.



    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.



    INTEREST RATE CONTRACTS--The Company utilizes interest rate contracts to reduce the interest rate risk associated with the Company's variable rate borrowings. The Company has established a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes. The differentials to be received or paid under contracts designated as hedges are recognized in income as they accrue over the life of the contracts as adjustments to interest expense.



    PROPERTY AND EQUIPMENT--Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income. Net property, plant and equipment is included in other assets and was not material at December 31, 1996 and 1995.

                          HPSC, INC. AND SUBSIDIARIES

NOTE A. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    DEFERRED COMPENSATION--Deferred compensation includes notes receivable from the Company's Employee Stock Ownership Plan ("ESOP") and Supplemental Employee Stock Ownership Plan ("SESOP"), and deferred compensation related to restricted stock awards. Deferred compensation consists of the following:



(IN THOUSANDS)                                                       1996       1995       1994
-----------------------------------------------------------------  ---------  ---------  ---------
ESOP.............................................................  $     736  $     841  $     951
SESOP............................................................      1,225      1,225      1,225
Restricted Stock.................................................        629     --             --
                                                                   ---------  ---------  ---------
  Total..........................................................  $   2,590  $   2,066  $   2,176
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------



    NON-CASH OPERATING, INVESTING AND FINANCING ACTIVITIES--On November 1, 1994, the Company executed an agreement with certain secured creditors of Healthco International, Inc. ("Healthco") under which it settled all existing and potential claims between the Company and Healthco and purchased 1,225,182 shares of stock. In 1994, the Company made a cash payment of $1,785,000 and issued a note payable of $4,500,000 to the secured creditors of Healthco to (i) settle net liabilities of $1,262,000 due to Healthco and (ii) to purchase the 1,225,182 shares of stock.



    In 1996, the Company recognized $365,000 in compensation expense relating to restricted stock awards under its 1995 Stock Incentive Plan (Note G).



    FISCAL YEAR--For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53-week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year-end to December 31.



    RECLASSIFICATIONS--Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the current year presentation.



NOTE B. LEASES AND NOTES RECEIVABLE



    The Company considers its finance portfolio assets to consist of two general categories of assets based on such assets' relative risk.



    The first category of assets consists of the Company's lease contracts and notes receivable due in installments, which comprise approximately 87.7% of the Company's net investment in leases and notes at December 31, 1996 (90.1% at December 31, 1995). Substantially all of such contracts and notes are due from licensed medical professionals, principally dentists, who practice in individual or small group practices. Such contracts and notes are at fixed interest rates and have terms ranging from 12 to 84 months. The Company believes that leases and notes entered into with medical professionals are generally "small-ticket," homogeneous transactions with similar risk characteristics. Except for the amounts described in the following paragraph related to asset-based lending, all of the Company's historical provision for losses, charge offs, recoveries and allowance for losses have related to its lease contracts and notes due in installments.



    The second category of assets consists of the Company's notes receivable, which comprise approximately 12.3% of the Company's net investment in leases and notes at December 31, 1996 (9.9% at December 31, 1995). Such notes receivable consist of commercial, asset-based, revolving lines of credit to small and medium size manufacturers and distributors, at variable interest rates, and typically have terms of two years. The Company began commercial lending activities in mid-1994. Through December 31, 1996,

                          HPSC, INC. AND SUBSIDIARIES

NOTE B. LEASES AND NOTES RECEIVABLE (CONTINUED)


the Company has not had any charge offs of commercial notes receivable. The provision for losses related to the commercial notes receivable was $146,000, $95,000 and $43,000 on 1996, 1995 and 1994, respectively. The amount of the allowance for losses related to the commercial notes receivable was $284,000 and $138,000 at December 31, 1996 and 1995, respectively.



    A summary of activity in the Company's allowance for losses which relates to the Company's investment in leases and notes for each of the years in the three-year period ended December 31, 1996 is as follows:



(IN THOUSANDS)                                                    1996       1995       1994
--------------------------------------------------------------  ---------  ---------  ---------
Beginning balance.............................................  $  (4,482) $  (4,595) $  (6,897)
Provision for losses..........................................     (1,114)    (1,266)      (754)
Charge offs...................................................      1,609      1,504      3,350
Recoveries....................................................        (95)      (125)      (294)
                                                                ---------  ---------  ---------
Balance, end of year..........................................  $  (4,082) $  (4,482) $  (4,595)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------



    The Company's receivables are exposed to credit risk. To reduce the risk to the Company, stringent underwriting policies in approving leases and notes are closely monitored by management.



    The total contractual balances of delinquent lease contracts and notes receivable due in installments over 90 days past due amounted to $5,763,000 at December 31, 1996 compared to $4,964,000 at December 31, 1995. An account is initially considered delinquent when not paid within thirty days of the billing due date.



    The Company's agreements with its customers, except for notes receivable related to ACFC (approximately $18,688,000 in 1996 and $12,002,000 in 1995), are non-cancelable and provide for a full payout at a fixed financing rate with a fixed payment schedule over a term of three to seven years. Scheduled future receipts on lease contracts and notes receivable due in installments, including interest and excluding the residual value of the equipment and ACFC receivables, as of December 31 are as follows:



(IN THOUSANDS):
---------------------------------------------------------------------------------------
    1997...............................................................................  $  50,156
    1998...............................................................................  $  37,740
    1999...............................................................................  $  31,221
    2000...............................................................................  $  22,941
    2001 and thereafter................................................................  $  17,991



    At December 31, 1996 and 1995, the Company had outstanding unfunded asset-based lending commitments of approximately $14,853,000 and $7,100,000. These amounts represent the aggregate difference between committed lines of credit and advances on such lines. The rates on such commitments fluctuate based on the prime rate. As a result, the Company is not exposed to interest rate risk on such commitments. In addition, at December 31, 1996 and 1995, the Company had approved fixed rate lease and practice finance applications outstanding but not yet activated of approximately $47,500,000 and $39,900,000, respectively. These approved applications are subject to reevaluation if not accepted within 60 days. While the Company is not legally bound to honor such approvals prior to activation, it has historically honored such approvals. The Company may be exposed to unfavorable movements in interest rates between the approval date and the activation date.

                          HPSC, INC. AND SUBSIDIARIES

NOTE C. SALES OF LEASE AND NOTES RECEIVABLE



    In November 1995, the Company received a total of approximately $1,500,000 in connection with a sale of notes receivable due in installments. In 1996, the Company sold additional leases and notes receivable due in installments, received a total of $24,344,000 in initial proceeds and is scheduled to receive $4,074,000 in future payments from such sales. The related sales agreements are subject to certain covenants that, among other matters, may require the Company to repurchase the assets sold and/or make payments under certain circumstances, primarily on the failure of the underlying debtors to pay when due (the "recourse provisions"). At the time of sale, the Company recognizes its estimated liability under the recourse provisions. In connection with the sale of leases and notes during 1996 and 1995, the Company recognized estimated recourse liability of $450,000 and $30,000 respectively. The Company has contingent obligations to repurchase leases and notes due in installments, which had an outstanding balance of $16,696,000 at December 31, 1996 and $1,466,000 at December 31, 1995. In addition, under the sales agreements the Company is obligated to continue to service the assets sold. The Company recorded a servicing liability of approximately $395,000 and $20,000 related to sale transactions in 1996 and 1995, respectively, which will be recognized as revenue in proportion to the estimated future periodic servicing costs. The Company recognized approximately $15,000 of such revenue in 1996. Gains of approximately $1,572,000 and $53,000 were recognized by the Company in 1996 and 1995, respectively, related to sales of notes and leases.



NOTE D. REVOLVING CREDIT BORROWINGS AND OTHER DEBT



    Debt of the Company as of December 31, 1996 and December 31, 1995 is summarized below.



(IN THOUSANDS)                                                              1996       1995
-----------------------------------------------------------------------  ----------  ---------
Revolving credit arrangement Due Dec. 31, 1997.........................  $   40,000  $  39,000
                                                                         ----------  ---------
Senior Notes:
Senior Notes (Funding I)
  Due Dec., 1999.......................................................       6,861     20,150
Senior Notes (Bravo)
  Due Nov., 2000 through Aug., 2001....................................      67,524     26,303
Senior Notes (SIS)
  Due Mar., 2001.......................................................       2,352      3,070
                                                                         ----------  ---------
Total Senior Notes.....................................................      76,737     49,523
                                                                         ----------  ---------
Total..................................................................  $  116,737  $  88,523
                                                                         ----------  ---------
                                                                         ----------  ---------



    REVOLVING CREDIT ARRANGEMENT--In May 1995, the Company executed an Amended and Restated Revolving Loan agreement with the First National Bank of Boston as Managing Agent (the "Revolving Loan Agreement"), increasing availability under this arrangement to $50,000,000. The Revolving Loan Agreement was amended in December 1995 to increase availability to $60,000,000 and to extend the term to December 31, 1996. In December, 1996, the Revolving Loan Agreement was further amended to increase availability to $95,000,000 and extend the term to December 30, 1997. Under the Revolving Loan Agreement, the Company may borrow at variable rates of prime or in Eurodollar loans at LIBOR plus 1.25% to 1.75%, dependent upon certain performance covenants. Such rates on the outstanding borrowings were 7.5% and 8.0% at December 31, 1996 and 1995, respectively. In connection with the arrangement, all HPSC and ACFC assets, including ACFC stock but excluding assets collateralized under the senior notes, have been pledged as collateral. The Revolving Loan Agreement has not been historically hedged, and is not hedged at December 31, 1996, and is, therefore, exposed to upward movements in

                          HPSC, INC. AND SUBSIDIARIES

NOTE D. REVOLVING CREDIT BORROWINGS AND OTHER DEBT (CONTINUED)


interest rates. Management believes that the Company's liquidity is adequate to meet current obligations and future projected levels of financings, and to carry on normal operations. The Company will continue to seek to raise additional capital from bank and non-bank sources, and from selective use of asset-sale transactions in the future. The Company expects that it will be able to obtain additional capital at competitive rates, but there can be no assurance that it will be able to do so.



    In July and August of 1996, the level of delinquencies of the contracts held in Funding I rose above certain levels, as defined in the operative documents, and triggered a payment restriction event. This restriction had the effect of "trapping" any cash distribution that the Company otherwise would have been eligible to receive. The event was considered a technical default under the Revolving Loan Agreement, which default was waived by the lending banks. In September 1996, delinquency levels improved and the payment restrictions were removed. A payment restriction is not unusual during the later stages of a static pool securitization and may occur again before Funding I is fully paid out. The default provisions of the Revolving Credit Agreement were amended on December 12, 1996 to conform to the default provisions of the Funding I agreements. As a result, a payment restriction event under Funding I will not constitute a default under the Revolving Loan Agreement unless such event continues for at least six months.



    SENIOR NOTES (FUNDING I)--The Company borrowed $70,000,000 in a receivable-backed securitization transaction ("Securitization") on December 27, 1993. Under the terms of the Securitization, the Company formed a wholly-owned, special-purpose subsidiary, Funding I, to which the Company sold or contributed certain of its equipment lease contracts, conditional sales agreements, leasehold improvement loans, equipment residual rights and rights to underlying equipment ("Collateral"). Funding I subsequently issued $70,000,000 of secured notes ("Notes"), bearing interest at a fixed rate of 5.01%, secured by the Collateral. The Notes are rated "AAA" by Standard & Poor's. Monthly payments of interest and principal on the Notes are made through the application of regularly scheduled monthly receivable payments on the Collateral. The Company is the servicer of the Collateral portfolio, subject to its meeting certain covenants. The required monthly payments of interest and principal to holders of the Notes are unconditionally guaranteed by Municipal Bond Investor Assurance Corporation pursuant to the terms of a Note guarantee insurance policy.



    As of December 31, 1996 and 1995, Funding I had gross receivables of approximately $9,758,000 and $26,984,000, respectively, which were pledged as Collateral. The Agreement also provides for restrictions on cash balances under certain conditions relating to default and delinquency ratios applicable to the Collateral. At December 31, 1996 and 1995, restricted cash amounted to approximately $4,014,000 and approximately $4,693,000, respectively.



    Note payments to investors, based on projected cash flows from the Collateral, for the years 1997 through 1999 are expected to be as follows:
$5,328,000, $1,307,000, and $226,000, respectively. However, the agreement also contains a provision that requires early termination and payment to investors when the restricted cash contains an amount equal to investor balances. This event may occur during 1997.



    SENIOR NOTES (BRAVO)--As of January 31, 1995, the Company, along with its wholly-owned, special-purpose subsidiary, HPSC Bravo Funding Corp. ("Bravo") had available borrowings of $50,000,000 under a revolving credit facility structured and guaranteed by Capital Markets Assurance Corporation ("CapMAC"). Under the terms of the facility, Bravo, to which the Company sells and may continue to sell or contribute certain of its portfolio assets, pledges its interests in these assets to a commercial-paper conduit entity. Bravo incurs interest at variable rates in the commercial paper market and enters into interest rate swap agreements to assure fixed rate funding. In November 1996, the facility was amended to

                          HPSC, INC. AND SUBSIDIARIES

NOTE D. REVOLVING CREDIT BORROWINGS AND OTHER DEBT (CONTINUED)


increase available borrowing to $100,000,000 and to allow up to $30,000,000 of the facility to be used for sales of financing contracts.



    Monthly settlements of principal and interest payments are made from the collection of payments on Bravo's transactions. The terms of the facility restrict the use of certain collected cash. Such restricted cash amounted to approximately $2,755,000 and $917,000 at December 31, 1996 and 1995,
respectively. Additional sales to Bravo from HPSC may be made subject to certain covenants regarding Bravo's portfolio performance and borrowing base calculations.



    The Company is the servicer of the Bravo portfolio, subject to its meeting certain covenants. The required monthly payments of principal and interest to purchasers of the commercial paper are guaranteed by CapMAC pursuant to the terms of the agreement.



    In the normal course of its business, the Company enters into interest rate swap contracts to hedge its interest rate risk related to its variable rate notes payable. Under such interest rate swap contracts, the Company pays a fixed rate of interest and receives a variable rate from the counterparty. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. The notional amount of interest rate contracts is the amount upon which interest and other payments under the contract are based.



    At December 31, 1996, the Company had approximately $67,524,000 outstanding under the loan portion of this facility and, in connection with these borrowings, had 14 separate interest rate swap agreements with the Bank of Boston with a total notional value of approximately $65,231,000. The Company had utilized approximately $6,991,000 of the sale pool and in connection with such sale, had one interest rate swap agreement with a total notional value of approximately $6,713,000.



    At December 31, 1995, the Company had approximately $26,303,000 outstanding under the loan facility. In connection with these borrowings, the Company had six interest rate swap agreements with a notional value of approximately $27,500,000.



    The amounts of borrowings outstanding under the loan portion of the Bravo facility, the notional amount of swaps outstanding related to such loans and the effective interest rate under the swaps, assuming payments are made as scheduled will be as follows:



(IN THOUSANDS EXCEPT FOR %)                                      BORROWINGS     SWAPS      RATE
---------------------------------------------------------------  -----------  ---------  ---------
December 31, 1996..............................................   $  67,524   $  65,231       6.29%
December 31, 1997..............................................   $  46,493   $  46,576       6.28%
December 31, 1998..............................................   $  28,255   $  29,152       6.24%
December 31, 1999..............................................   $  13,593   $  14,338       6.19%
December 31, 2000..............................................   $   4,155   $   4,553       6.16%
December 31, 2001..............................................   $     675   $     854       6.14%



    SENIOR NOTES (SIS)--In April 1995, the Company entered into a secured, fixed rate, fixed term loan agreement with Springfield Institution for Savings under which the Company borrowed $3,500,000 at 9.5% subject to certain recourse and performance covenants.



    Certain debt/securitization agreements contain restrictive covenants which, among other things, include minimum net worth, interest coverage ratios, capital expenditures, and portfolio performance guidelines. At December 31, 1996, the Company was in compliance with the provisions of its debt covenants.

                          HPSC, INC. AND SUBSIDIARIES

NOTE D. REVOLVING CREDIT BORROWINGS AND OTHER DEBT (CONTINUED)


    The scheduled maturities of the Company's revolving credit borrowings and other debt at December 31, 1996 are as follows (in thousands):



1997...............................................................  $  67,004
1998...............................................................  $  20,248
1999...............................................................  $  15,534
2000...............................................................  $   9,770
2001...............................................................  $   3,508
Thereafter.........................................................  $     673



NOTE E. LEASE COMMITMENTS



    The Company leases various office locations under noncancelable lease arrangements that have terms of from three to five years and that generally provide renewal options from one to five years. Rent expense under all operating leases was $391,000, $318,000, and $198,000 for 1996, 1995 and 1994,
respectively.



    Future minimum lease payments for commitments exceeding twelve months under non-cancelable operating leases as of December 31, 1996, are as follows (in thousands):



1997....................................................................  $     324
1998....................................................................  $     324
1999....................................................................  $     146
2000....................................................................        -0-
2001 & thereafter.......................................................        -0-



NOTE F. INCOME TAXES



    Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.



    The components of income (loss) before income taxes are as follows (in thousands):



                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
(IN THOUSANDS)                                                           1996       1995       1994
---------------------------------------------------------------------  ---------  ---------  ---------
Domestic.............................................................  $   1,699  $     154  $     891
Foreign..............................................................       (120)       (75)      (141)
                                                                       ---------  ---------  ---------
Income (loss) before income taxes....................................  $   1,579  $      79  $     750
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

                          HPSC, INC. AND SUBSIDIARIES

NOTE F. INCOME TAXES (CONTINUED)


    Income taxes consist of the following:



                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------
(IN THOUSANDS)                                                           1996       1995       1994
---------------------------------------------------------------------  ---------  ---------  ---------
Federal:
  Current............................................................  $     251  $     832  $     808
  Deferred...........................................................        310       (569)      (530)
State
  Current............................................................         64        426        635
  Deferred...........................................................         79       (357)      (563)
Foreign
  Current............................................................     --           (128)       (50)
  Deferred...........................................................     --         --         --
                                                                       ---------  ---------  ---------
Provision (credit) for income taxes..................................  $     704  $     204  $     300
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------



    Deferred income taxes arise from the following:



                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
(IN THOUSANDS)                                                       1996       1995       1994
-----------------------------------------------------------------  ---------  ---------  ---------
Operating method.................................................        142  $  (2,501) $  (3,498)
Alternative minimum tax credit...................................     --            609      2,147
Other............................................................        247        966        258
                                                                   ---------  ---------  ---------
                                                                   $     389  $    (926) $  (1,093)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------



    A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pre-tax income for each year is as follows:



                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
Statutory rate...................................................       34.0%      34.0%      34.0%
State taxes net of US federal income tax benefit.................        6.0       55.7        5.2
Effect of prior year foreign tax recovery........................     --         (162.0)    --
Foreign loss not benefited.......................................        2.6       22.7     --
Non-deductible write-off of foreign currency translation
  adjustment.....................................................     --          258.5     --
Other............................................................        2.0       49.3         .8
                                                                         ---  ---------        ---
                                                                        44.6%     258.2%      40.0%
                                                                         ---  ---------        ---
                                                                         ---  ---------        ---

                          HPSC, INC. AND SUBSIDIARIES

NOTE F. INCOME TAXES (CONTINUED)


    The items which comprise a significant portion of deferred tax liabilities as of December 31, 1996 and December 31, 1995 are as follows:



(IN THOUSANDS)                                                                 1996       1995
---------------------------------------------------------------------------  ---------  ---------
Operating method...........................................................  $   5,146  $   5,004
Other......................................................................       (144)      (391)
                                                                             ---------  ---------
Deferred income taxes......................................................  $   5,002  $   4,613
                                                                             ---------  ---------
                                                                             ---------  ---------



    At December 31, 1996 consolidated retained earnings included $260,000 of unremitted earnings from the Company's foreign subsidiary. In the event of repatriation, the Company does not anticipate any significant additional income taxes.



NOTE G. STOCK OPTION AND STOCK INCENTIVE PLANS



    STOCK OPTION PLANS--The Company had three stock option plans in place which provided for the granting of options to purchase up to 801,875 shares of common stock: the Employee Stock Option Plan dated March 23, 1983, as amended (the "1983 Plan"), the Stock Option Plan dated March 5, 1986 (the "1986 Plan") and the 1994 Stock Plan dated March 23, 1994 (the "1994 Plan"). These three plans were terminated in May 1995 upon the approval of the 1995 Stock Incentive Plan discussed below.



    Options granted under the 1983 Plan are either incentive stock options or non-qualified options and were granted at no less than 85% of the fair market value of the Common Stock on the date of grant. Officers and directors of the Company and its subsidiaries were eligible to participate under the 1986 Plan and only non-qualified stock options were granted under the 1986 Plan. Options under the Plan were granted at an exercise price equal to the market price on the date of grant. Key employees, directors of and consultants to the Company were eligible to participate in the 1994 Plan. Only non-qualified options were granted under the 1994 Plan. The Plan required that the option exercise price in each case be at least 50% of the fair market value of the Common Stock on the date of grant. All options granted under the Plan had an exercise price equal to the fair market value of the Common Stock on the grant date. Options vest over five years of service.



    1995 STOCK INCENTIVE PLAN--The Company has outstanding stock options and awards of restricted stock under its 1995 Stock Incentive Plan dated March 8, 1995, as amended March 14, 1996, (the "1995 Stock Plan") pursuant to which 550,000 shares of Common Stock are reserved. A total of 138,000 shares of the Company's Common Stock remained available for grants of options or awards of restricted stock under the 1995 Stock Plan at December 31, 1996.



    1995 STOCK PLAN--RESTRICTED STOCK--The 1995 Stock Plan provides that restricted shares of Common Stock awarded under the plan will remain unvested until certain performance and service conditions are both met.



    The performance condition is met with respect to 50% of the restricted shares if and when during the five-year period after the date of grant ("the Performance Period") the closing price of the Company's Common Stock, as reported on the Nasdaq National Market System for a consecutive ten-day period, equals at least 134.175% of the closing price on the grant date (the "Partial Performance Condition"). The performance condition is met with respect to the remaining 50% of the restricted shares if and when during the Performance Period the closing price of the Company's Common Stock, as reported on the

                          HPSC, INC. AND SUBSIDIARIES

NOTE G. STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)


Nasdaq National Market System for a consecutive ten-day period, equals at least 168.35% of the closing price on the grant date (the "Full Performance Condition").



    The service condition is met with respect to all restricted shares (provided that the applicable performance condition has also been met) by the holder's continuous service for the Company throughout the Performance Period provided that such holder shall also have completed five (5) years of continued service with the Company from the date of grant. Upon a change of control of the Company (as defined in the 1995 Stock Plan), all restricted stock awards granted prior to such change of control become fully vested.



    Upon the termination of a holder's employment by the Company without cause or by reason of death or disability during the Performance Period, any restricted stock awards for which the applicable performance condition is satisfied no later than four months after the date of such termination of employment shall become fully vested.



    Awards of 337,000 restricted shares of the Company's Common Stock were made in May 1995. The Partial Performance Condition of these shares is $5.90 per share with respect to 332,000 shares and $6.04 with respect to 5,000 shares, and the Full Performance Condition is $7.37 per share with respect to 332,000 shares and $7.58 with respect to 5,000 shares. Additional paid in capital and deferred compensation of $994,000 was recorded when the performance criteria was achieved with respect to 50% of the restricted shares in June 1996. Compensation expense of $365,000 was recognized in 1996 and the remaining deferred compensation will be recognized over the remaining term of the service condition.



    1995 STOCK PLAN--STOCK OPTIONS--The 1995 Stock Plan provides that with respect to options made to key employees (except non-employee directors), the option term and the terms and conditions upon which the options may be exercised will be determined by the Compensation Committee of the Company's Board of Directors for each such option at the time it is granted (except so delegated to the chief executive officer for non-executive officer grants). Options granted to key employees of the Company may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 and subject to the restrictions of that section on certain terms of such options) or non-qualified options, as designated by the Compensation Committee.



    With respect to automatic options to non-employee directors of the Company (which must be non-qualified options), the 1995 Stock Plan specifies the option term and the terms and conditions upon which the options may be exercised. Each non-employee director who is such at the conclusion of any regular annual meeting of the Company's stockholders while the 1995 Stock Plan is in effect and who will continue to serve on the Board of Directors is granted such automatic options to purchase 1,000 shares of the Company's Common Stock at a price equal to the closing price of the Common Stock, as reported on the Nasdaq National Market System, on the date of grant of the option. Each automatic option is exercisable immediately in full or for any portion thereof and remains exercisable for ten years after the date of grant, unless terminated earlier (as provided in the Plan) upon or following termination of the holder's service as a director.



    OTHER OPTION GRANTS--At December 31, 1996, there were options exercisable for an aggregate of 2,000 shares of Common Stock outstanding to a consultant and options exercisable for an aggregate of 4,000 shares of Common Stock outstanding to a non-employee director of the Company.

                          HPSC, INC. AND SUBSIDIARIES

NOTE G. STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)


    The following table summarizes stock option and restricted stock activity:



                                                                                         OPTIONS
                                                                                 ------------------------
                                                                                               WEIGHTED
                                                                                                AVERAGE
                                                                                  NUMBER OF    EXERCISE    RESTRICTED
                                                                                   OPTIONS       PRICE        STOCK
                                                                                 -----------  -----------  -----------
Outstanding at January 1, 1994.................................................     471,875    $    2.96
  Granted......................................................................     190,000    $    3.70
  Exercised....................................................................
  Expired......................................................................
  Forfeited....................................................................     (25,000)   $    3.25
                                                                                 -----------       -----   -----------
Outstanding at December 31, 1994...............................................     636,875    $    3.17       --
  Granted......................................................................      25,000    $    4.33      337,000
  Exercised....................................................................
  Expired......................................................................
  Forfeited....................................................................     (50,000)   $    3.56
                                                                                 -----------       -----   -----------
Outstanding at December 31, 1995...............................................     611,875    $    3.19      337,000
  Granted......................................................................      60,000    $    5.15
  Exercised....................................................................
  Expired......................................................................
  Forfeited....................................................................     (30,000)   $    3.31
                                                                                 -----------       -----   -----------
Outstanding at December 31, 1996...............................................     641,875    $    3.36      337,000
                                                                                 -----------       -----   -----------
                                                                                 -----------       -----   -----------



    The following table sets forth information regarding options outstanding at December 31, 1996:



    RANGE OF                           NUMBER OF OPTIONS    WEIGHTED AVERAGE    WEIGHTED AVERAGE
    EXERCISE                               CURRENTLY         OPTIONS GRANTED   OPTIONS EXERCISABLE     WEIGHTED AVERAGE
     PRICES       NUMBER OF OPTIONS       EXERCISABLE       EXERCISABLE PRICE         PRICE         REMAINING LIFE (YEARS)
----------------  ------------------  --------------------  -----------------  -------------------  -----------------------
    2.63--3.25           391,875              356,500           $    2.87           $    2.86                   6.10
    3.38--4.00           175,000               89,667           $    3.75           $    3.76                   7.42
    4.50--4.88            59,000               18,000           $    4.70           $    4.72                   8.78
    6.13--6.63            16,000                7,000           $    6.40           $    6.19                   9.16
                         -------              -------               -----               -----                    ---
    2.63--6.63           641,875              471,167           $    3.37           $    3.15                   6.29
                         -------              -------               -----               -----                    ---
                         -------              -------               -----               -----                    ---



    The weighted average grant date fair values of options granted for the years ending December 31, 1996 and 1995 were $3.07 and $4.24, respectively.



    STOCK PURCHASE PLAN--Under the Stock Purchase Plan, eligible employees were granted options to acquire, through authorized payroll deductions, shares of common stock. The Stock Purchase Plan provided for options to be granted twice each year, on the first day of a six-month payment period, with exercise of the option to take place on the last business day of each such payment period at a purchase price of the lesser of 85% of the fair market value of the shares on the option grant date or on the option exercise date. The Stock Purchase Plan was terminated upon the approval of the Stock Incentive Plan in May, 1995. During 1995 and 1994, 317 and 824 shares, respectively, were issued under the Stock Purchase Plan.

                          HPSC, INC. AND SUBSIDIARIES

NOTE G. STOCK OPTION AND STOCK INCENTIVE PLANS (CONTINUED)


    NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES (STOCK LOAN PROGRAM)--On January 5, 1995, the Compensation Committee approved a Stock Loan Program whereby executive officers and other senior personnel of the Company earning more than $80,000 per year may borrow from the Company an amount equal to the cost of purchasing two shares of Common Stock, solely for the purpose of acquiring such stock, for each share of Common Stock purchased by the employee from sources other than Company funds. Such borrowings may not exceed $200,000 in any fiscal quarter of the Company, $200,000 per employee or $400,000 during the term of the loan program for all employees. The loans are recourse, bear interest at a variable rate which is one-half of one percent above the Company's cost of funds, payable monthly in arrears, and are payable as to principal no later than five years after the date of the loan. All shares purchased with such loans are pledged to the Company as collateral for repayment of the loans.



    PRO FORMA DISCLOSURE--As described in Note A, the Company uses the intrinsic value method to measure compensation expense associated with the grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation, reported net income and earnings per share would have been as follows (in thousands, except per share amounts):



                                                                               1996       1995
                                                                             ---------  ---------
Income before income taxes.................................................  $   1,598  $     (64)
Provision for income taxes.................................................        735        204
                                                                             ---------  ---------
Net income (loss)..........................................................  $     863  $    (140)
                                                                             ---------  ---------
                                                                             ---------  ---------
Net income (loss) per share................................................  $    0.21  $   (0.04)
                                                                             ---------  ---------
                                                                             ---------  ---------



    For purposes of determining the above disclosure requires by Statement of Financial Accounting Standards No. 123, the fair value of options on their grant date was measured using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:



                                                                           1996       1995
                                                                         ---------  ---------
Risk-free interest rate................................................       6.0%       6.7%
Expected life of option grants.........................................   10 years   10 years
Expected volatility of underlying stock................................      36.4%      46.6%



    The pro forma presentation only includes the effects of grants made subsequent to January 1, 1995.



NOTE H. EMPLOYEE BENEFIT PLANS



    EMPLOYEE STOCK OWNERSHIP PLAN--In December 1993, the Company established a stock bonus type of Employee Stock Ownership Plan ("ESOP") for the benefit of all eligible employees. The ESOP is expected to be primarily invested in common stock of the Company on behalf of the employees. ESOP contributions are at the discretion of the Company's Board of Directors and are determined annually. However, it is the Company's present intention to make contributions sufficient to repay the ESOP's Promissory Note on a level funding basis over a 10-year period. The Company measures the expense related to such contributions based on the original cost of the stock which was originally issued to the ESOP. Shares of stock which were issued to the ESOP are allocated to the participants based on a calculation of the ratio of the annual contribution amount to the original principal of the Promissory Note. The Company made contributions of $105,000 in 1996, $110,000 in 1995, and $99,000 in 1994.



    Employees with five or more years of service with the Company from and after December 1993 at the time of termination of employment will be fully vested in their benefits under the ESOP. For a participant

                          HPSC, INC. AND SUBSIDIARIES

NOTE H. EMPLOYEE BENEFIT PLANS (CONTINUED)


with fewer than five years of service from December 1993 through his or her termination date, his or her account balance will vest at the rate of 20% for each year of employment. Upon the retirement or other termination of an ESOP participant, the shares of common stock in which he or she is vested, at the option of the participant, may be converted to cash or may be distributed. The unvested shares are allocated to the remaining participants. The Company has issued 300,000 shares of Common Stock to this plan in consideration of a Promissory Note in the principal amount of $1,050,000. As of December 31, 1996, 89,654 shares of Common Stock have been allocated to participant accounts under the ESOP and 210,346 shares remain unallocated. The market value of unallocated share was $1,262,076.



    SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN--In July, 1994, the Company adopted a Supplemental Employee Stock Ownership Plan ("SESOP") for the benefit of all eligible employees. Eligibility requirements are similar to the ESOP discussed above except that any amounts allocated under the SESOP would first be allocated to the accounts of certain highly compensated employees to make up for certain limitations on Company contributions under the ESOP required by the 1993 Tax Act and next to all eligible employees on a non-discriminatory basis. The Company has issued 350,000 shares of Common Stock to this plan in consideration for a Promissory Note in the principal amount of $1,225,000. SESOP contributions are at the discretion of the Company's Board of Directors's and are determined annually. No contributions have been made nor have any allocations yet been made to participant accounts.



    SAVINGS PLAN--The Company has established a Savings Plan covering substantially all full-time employees, which allows participants to make contributions by salary deductions pursuant to Section 401(k) of the Internal Revenue Code. The Company matches employee contributions up to a maximum of 2% of the employee's salary. Both employee and employer contributions are vested immediately. The Company's contributions to the Savings Plan were $62,841 in 1996, $49,419 in 1995 and $37,975 in 1994.



NOTE I. PREFERRED STOCK PURCHASE RIGHTS PLAN



    Pursuant to a rights agreement between the Company and the First National Bank of Boston, as rights agent, dated August 3, 1993, the Board of Directors declared a dividend on August 3, 1993 of one preferred stock purchase right ("Right") for each share of the Company's common stock (the "Shares") outstanding on or after August 13, 1993. The Right entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock, which fractional share is substantially equivalent to one share of Common Stock, at an exercise price of $20. The Rights will not be exercisable or transferable apart from the Common Stock until the earlier to occur of (i) 10 days following a public announcement that a person or affiliated group has acquired 15 percent or more of the outstanding Common Stock (such person or group, an "Acquiring Person"), or (ii) 10 business days after an announcement or commencement of a tender offer which would result in a person or group's becoming an Acquiring Person, subject to certain exceptions. The Rights beneficially owned by the Acquiring Person and its affiliates become null and void upon the Rights becoming exercisable.



    If a person becomes an Acquiring Person or certain other events occur, each Right entitles the holder, other than the Acquiring Person, to purchase common stock (or one one-hundredths of a share of Preferred Stock, in the discretion of the Board of Directors) having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination, each exercisable Right entitles the holder, other than the Acquiring Person, to purchase Common Stock of the acquiring company having a market value of two times the exercise price of the Right.



    At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may direct the Company to

                          HPSC, INC. AND SUBSIDIARIES

NOTE I. PREFERRED STOCK PURCHASE RIGHTS PLAN (CONTINUED)


exchange the Rights held by any person other than an Acquiring Person at an exchange ratio of one share of Common Stock per Right. The Rights may be redeemed by the Company, subject to approval of the Board of Directors, for one cent per Right in accordance with the provisions of the Rights Plan. The Rights have no voting or dividend privileges.



NOTE J. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS



    FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in SFAS No. 107.



    Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.



    Quoted market prices are used when available; otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair values presented would not necessarily be realized in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. Additionally, SFAS No. 107 allows companies to use a wide range of valuation techniques; therefore, it may be difficult to compare the Company's fair value information to other companies' fair value information.



    The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996:



                                                                         CARRYING   ESTIMATED
IN THOUSANDS                                                              VALUE     FAIR VALUE
----------------------------------------------------------------------  ----------  ----------
Financial assets:
  Cash and cash equivalents...........................................  $    2,176  $    2,176
  Restricted cash.....................................................  $    6,769  $    6,769

  Net investment in leases and notes..................................  $  149,222  $  149,222

Financial liabilities:
  Notes payable.......................................................  $  116,737  $  116,130
  Interest rate contracts.............................................  $      -0-  $     (336)



    The following table presents a comparison of the carrying value and estimated fair value of the
Company's financial instruments at December 31, 1995:



                                                                         CARRYING   ESTIMATED
IN THOUSANDS                                                              VALUE     FAIR VALUE
----------------------------------------------------------------------  ----------  ----------
Financial assets:
  Cash and cash equivalents...........................................  $      861  $      861
  Restricted cash.....................................................  $    5,610  $    5,610

  Net investment in leases and notes..................................  $  119,916  $  119,916

Financial liabilities:
  Notes payable.......................................................  $   88,523  $   88,523

                          HPSC, INC. AND SUBSIDIARIES

NOTE J. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:



        Cash, cash equivalents and restricted cash: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.



        Net investment in leases and notes: The estimated fair value of net investment in leases and notes approximates carrying value. Loans at rates similar to those in the current portfolio could be made to borrowers with similar credit ratings and for similar remaining maturities. For nonaccrual practice acquisition and asset-based loans, fair value is estimated by discounting management's estimate of future cash flows with a discount rate commensurate with the risk associated with such assets.



        Notes payable: The fair market value of the Company's senior notes is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturity. At December 31, 1995, the Company's senior notes, as shown on the accompanying balance sheet, reflect their approximate fair market value.



        Interest rate contracts: The fair value of interest rate contracts is estimated based on the estimated amount necessary to terminate the agreements. At December 31, 1995, this amount was not material to the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
The Company......................................           8
Risk Factors.....................................           9
Use of Proceeds..................................          14
Capitalization...................................          14
Selected Consolidated Financial Data.............          15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          18
Business.........................................          26
Management.......................................          42
Certain Transactions.............................          52
Principal Stockholders...........................          53
Description of Notes.............................          56
Description of Certain Indebtedness..............          79
Underwriting.....................................          81
Legal Matters....................................          81
Experts..........................................          82
Additional Information...........................          82
Index to Financial Statements....................         F-1


                                  $20,000,000

                                     [LOGO]

                             % SENIOR SUBORDINATED
                                 NOTES DUE 2007

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  ADVEST, INC.

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Notes being registered hereby. All the amounts shown are estimated, except the SEC registration fee and the NASD filing fee.

SEC registration fee..............................................  $   6,970
NASD filing fee...................................................      2,800
Blue Sky fees and expenses........................................      5,000
Printing and engraving expenses...................................    100,000
Legal fees and expenses...........................................    250,000
Auditors' accounting fees and expenses............................    100,000
Trustee and Registrar fees........................................     15,000
Miscellaneous expenses............................................     20,230
                                                                    ---------
      Total.......................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

    In accordance with Section 102(b)(7) of the DGCL, Article 9 of the Company's Restated Certificate of Incorporation, as amended, provides that "[n]o director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except to the extent required by law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 9 shall not increase the personal liability or alleged liability of any director for any act or omission occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director existing at the time of such repeal or modification. The provisions of this Article 9 shall not affect rights or indemnification under the corporation's by-laws or otherwise."

    The Company's Amended and Restated By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Company, its directors and executive officers, and each person, if any, who controls the Company, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Company granted a non-qualified stock option to Lowell P. Weicker, Jr., a director of the Company, on December 7, 1995 for the purchase of 4,000 shares of Common Stock of the Company at an exercise price of $4.75 per share (the market price per share on the date of grant). Any shares purchased by Mr. Weicker under this option will not be registered under the Securities Act. Mr. Weicker's option will expire on December 7, 2005 unless terminated earlier in accordance with the terms of the option agreement.

    The Company granted a non-qualified stock option to Terry Lierman effective April 9, 1996 for the purchase of 10,000 shares of Company Common Stock at an exercise price of $4.50 per share, in recognition of Mr. Lierman's agreement to assist the Company in obtaining certain financing transactions. Any shares purchased by Mr. Lierman under this option will not be registered under the Securities Act. Mr. Lierman's option will expire on April 9, 2001 unless terminated earlier in accordance with the terms of the option agreement.

    No underwriters were engaged in connection with the foregoing issuances of securities. Such issuances were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a. Exhibits


   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------

      1.1  Form of Underwriting Agreement by and among HPSC,    Previously filed
           Inc. and the Underwriters

      3.1  Restated Certificate of Incorporation of HPSC, Inc.  Incorporated by reference to Exhibit 3.1 to HPSC's
           filed in the State of Delaware on April 25, 1983     Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

      3.2  Certificate of Amendment to Restated Certificate of  Incorporated by reference to Exhibit 3.2 to HPSC's
           Incorporation of HPSC, Inc. filed in Delaware on     Annual Report on Form 10-K for the fiscal year
           September 14, 1987                                   ended December 31, 1995

      3.3  Certificate of Amendment to Restated Certificate of  Incorporated by reference to Exhibit 3.3 to HPSC's
           Incorporation of HPSC, Inc. filed in Delaware on     Annual Report on Form 10-K for the fiscal year
           May 22, 1995                                         ended December 31, 1995

      3.4  Amended and Restated By-Laws                         Previously filed

      4.1  Rights Agreement dated as of August 3, 1993 between  Incorporated by reference to Exhibit 4 to HPSC's
           the Company and The First National Company and The   Amendment No. 1 to its Current Report on Form 8-K
           First National Bank of Boston, N.A., including as    filed August 11, 1993
           Exhibit B thereto the form of Rights Certificate

      4.2  Form of Indenture                                    Previously filed

      4.3  Form of Senior Subordinated Note                     Included in Exhibit 4.2

      5.1  Opinion of Hill & Barlow regarding legality of       Previously filed
           Senior Subordinated Notes

     10.1  Lease dated as of March 8, 1994 between the          Incorporated by reference to Exhibit 10.1 to HPSC's
           Trustees of 60 State Street Trust and HPSC, Inc.,    Annual Report on Form 10-K for the fiscal year
           dated September 10, 1970 and relating to the         ended December 31, 1994
           principal executive offices of HPSC, Inc. at 60
           State Street, Boston, Massachusetts

     10.2  HPSC, Inc. Stock Option Plan, dated March 5, 1986    Incorporated by reference to Exhibit 10.6 to HPSC's
                                                                Annual Report on Form 10-K for the fiscal year
                                                                ended December 30, 1989

     10.3  Employment Agreement between HPSC, Inc. and John W.  Previously filed
           Everets, dated as of July 19, 1996

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
     10.4  Employment Agreement between HPSC, Inc. and Raymond  Previously filed
           R. Doherty dated as of August 2, 1996

     10.5  Employment Agreement between HPSC, Inc. and Rene     Incorporated by reference to Exhibit 10.5 to HPSC's
           Lefebvre dated April 6, 1994                         Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

     10.6  HPSC, Inc. Employee Stock Ownership Plan Agreement   Incorporated by reference to Exhibit 10.9 to HPSC's
           dated December 22, 1993 between HPSC, Inc. and John  Annual Report on Form 10-K for the fiscal year
           W. Everets and Raymond R. Doherty, as trustees       ended December 25, 1993

     10.7  First Amendment effective January 1, 1993 to HPSC,   Incorporated by reference to Exhibit 10.2 to HPSC's
           Inc. Employee Stock Ownership Plan                   Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

     10.8  Second Amendment effective January 1, 1994 to HPSC,  Incorporated by reference to Exhibit 10.11 to
           Inc. Employee Stock ownership Plan                   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

     10.9  Third Amendment effective January 1, 1993 to HPSC,   Incorporated by reference to Exhibit 10.12 to
           Inc. Employee Stock Ownership Plan                   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

    10.10  HPSC, Inc. Supplemental Employee Stock Ownership     Incorporated by reference to Exhibit 10.3 to HPSC's
           Plan and Trust dated July 25, 1994                   Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

    10.11  HPSC, Inc. 1994 Stock Plan dated as of March 23,     Incorporated by reference to Exhibit 10.4 to HPSC's
           1994 and related forms of Nonqualified Option Grant  Quarterly Report on Form 10-Q for the quarter ended
           and Option Exercise Form                             June 25, 1994

    10.12  HPSC, Inc. Supplemental Executive Retirement Plan    Previously filed
           dated as of January 1, 1997

    10.13  HPSC, Inc. 401(k) Plan dated February, 1993 between  Incorporated by reference to Exhibit 10.15 to
           HPSC, Inc. and Metropolitan Life Insurance Company   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 25, 1993

    10.14  Indenture and Service Agreement dated as of          Incorporated by reference to Exhibit 10.10 to
           December 23, 1993 by and among HPSC Funding Corp.    HPSC's Annual Report on Form 10-K for the fiscal
           I, HPSC, Inc. and State Street Bank and Trust        year ended December 25, 1993
           company of Connecticut, N.A.

    10.15  Sale and Contribution Agreement dated as of          Incorporated by reference to Exhibit 10.11 to
           December 23, 1993 between HPSC Funding Corp. I and   HPSC's Annual Report on Form 10-K for the fiscal
           HPSC, Inc.                                           year ended December 25, 1993

    10.16  Note Purchase Agreement dated as of December 23,     Incorporated by reference to Exhibit 10.12 to
           1993 among HPSC Funding Corp. I, HPSC, Inc. and the  HPSC's Annual Report on Form 10-K for the fiscal
           Prudential Life Insurance Company of America         year ended December 25, 1993

    10.17  Insurance Agreement dated as of December 23, 1993    Incorporated by reference to Exhibit 10.13 to
           among Municipal Bond Investors Assurance             HPSC's Annual Report on Form 10-K for the fiscal
           Corporation, HPSC Funding Corp. I, HPSC, Inc. and    year ended December 25, 1993
           State Street Bank and Trust Company of Connecticut,
           N.A.

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
    10.18  Undertaking with respect to Exhibits to certain      Incorporated by reference to Exhibit 10.14 to
           Agreements                                           HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 25, 1993

    10.19  Second Amended and Restated Revolving Credit         Previously filed
           Agreement dated as of December 12, 1996 between
           HPSC, Inc., The First National Bank of Boston,
           individually and as Managing Agent, NationsBank,
           N.A., individually and as Agent, and the banks
           named therein

    10.20  Loan Agreement dated April 13, 1995 between HPSC,    Incorporated by reference to Exhibit 10.1 to HPSC's
           Inc. and Springfield Institution for Savings         Quarterly Report on Form 10-Q for the quarter ended
                                                                March 31, 1995

    10.21  Sale Agreement dated November 16, 1995 between       Incorporated by reference to Exhibit 10.24 to
           HPSC, Inc. and Springfield Institution for Savings   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

    10.22  Stock Purchase Agreement, dated as of November 1,    Incorporated by reference to Exhibit 10.3 to HPSC's
           1994, by and among HPSC, Inc. and each of Chemical   Quarterly Report on Form 10-Q for the quarter ended
           Bank; The CIT Group/ Business Credit, Inc.; Van      September 24, 1994
           Kampen Merritt Prime Rate Income Trust; the Nippon
           Credit Bank, Ltd.; Union Bank of Finland, Grand
           Cayman Branch; HPSC, Inc.; The Bank of Tokyo Trust
           Company; and Morgens, Waterfall, Vintiadis & Co.
           Inc., and related Schedules

    10.23  Purchase and Contribution Agreement dated as of      Incorporated by reference to Exhibit 10.31 to
           January 31, 1995 between HPSC, Inc. and HPSC Bravo   HPSC's Annual Report on Form 10-K for the fiscal
           Funding Corp.                                        year ended December 31, 1994

    10.24  Credit Agreement dated as of January 31, 1995 among  Incorporated by reference to Exhibit 10.32 to
           HPSC Bravo Funding Corp., Triple-A One Funding       HPSC's Annual Report on Form 10-K for the fiscal
           Corporation, as lender, and CapMAC, as               year ended December 31, 1994
           Administrative Agent and as Collateral Agent

    10.25  Agreement to furnish copies of Omitted Exhibits to   Incorporated by reference to Exhibit 10.33 to
           Certain Agreements with HPSC Bravo Funding Corp.     HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

    10.26  Amendment documents, effective November 5, 1996, to  Previously filed
           Credit Agreement dated as of January 31, 1995 among
           HPSC Bravo Funding Corp., Triple-A One Funding
           Corporation, as lender, and CapMAC, as
           Administrative Agent and as Collateral Agent

    10.27  Amended and Restated HPSC, Inc. 1995 Stock           Incorporated by reference to Exhibit 10.29 to
           Incentive Plan                                       HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

    10.28  Stock Option grant to Lowell P. Weicker effective    Incorporated by reference to Exhibit 10.30 to
           December 7, 1995                                     HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
     11.1  Statement of Computation of Earnings per Share       Filed herewith

     12.1  Statement re computation of ratio of earnings to     Filed herewith
           fixed charges

     13.1  Annual Report to Stockholders for the fiscal year    Incorporated by reference to Exhibit 13 to HPSC's
           ended December 31, 1995                              Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

     16.1  Letter from Coopers & Lybrand L.L.P. re change in    Incorporated by reference to Exhibit 16 to HPSC's
           certifying accountant                                Current Report on Form 8-K dated June 16, 1996

     21.1  Subsidiaries of HPSC, Inc.                           Incorporated by reference to Exhibit 21 to HPSC's
                                                                Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

     23.1  Consent of Deloitte & Touche LLP                     Filed herewith

     23.2  Consent of Coopers & Lybrand L.L.P.                  Filed herewith

     23.3  Consent of Hill & Barlow, a Professional             Included in Exhibit 5.1
           Corporation

     25.1  Statement of Eligibility of Trustee on Form T-1      Previously filed

     27.1  HPSC, Inc. Financial Data Schedule                   Filed herewith

       b.  Financial Statement Schedules.
           None.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Company hereby undertakes to provide at the closing of this offering to the Underwriters specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 18th day of March, 1997.


                                HPSC, INC.

                                By:  /s/ JOHN W. EVERETS
                                     -----------------------------------------
                                     John W. Everets
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                     OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 18th day of March, 1997.


          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board,
     /s/ JOHN W. EVERETS          Chief Executive Officer
------------------------------    and Director (Principal
       John W. Everets            Executive Officer)

                                Vice President of Finance,
      /s/ RENE LEFEBVRE           Chief Financial Officer
------------------------------    and Treasurer (Principal
        Rene Lefebvre             Financial and Accounting
                                  Officer)

    /s/ RAYMOND R. DOHERTY
------------------------------  President, Chief Operating
      Raymond R. Doherty          Officer and Director

    /s/ JOSEPH A. BIERNAT
------------------------------  Director
      Joseph A. Biernat

   /s/ J. KERMIT BIRCHFIELD
------------------------------  Director
     J. Kermit Birchfield

      /s/ DOLLIE A. COLE
------------------------------  Director
        Dollie A. Cole

     /s/ SAMUEL P. COOLEY
------------------------------  Director
       Samuel P. Cooley

    /s/ THOMAS M. MCDOUGAL
------------------------------  Director
      Thomas M. McDougal

  /s/ LOWELL P. WEICKER, JR.
------------------------------  Director
    Lowell P. Weicker, Jr.

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997.



                                                      REGISTRATION NO. 333-20733

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                   HPSC, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX


   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------

      1.1  Form of Underwriting Agreement by and among HPSC,    Previously filed
           Inc. and the Underwriters

      3.1  Restated Certificate of Incorporation of HPSC, Inc.  Incorporated by reference to Exhibit 3.1 to HPSC's
           filed in the State of Delaware on April 25, 1983     Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

      3.2  Certificate of Amendment to Restated Certificate of  Incorporated by reference to Exhibit 3.2 to HPSC's
           Incorporation of HPSC, Inc. filed in Delaware on     Annual Report on Form 10-K for the fiscal year
           September 14, 1987                                   ended December 31, 1995

      3.3  Certificate of Amendment to Restated Certificate of  Incorporated by reference to Exhibit 3.3 to HPSC's
           Incorporation of HPSC, Inc. filed in Delaware on     Annual Report on Form 10-K for the fiscal year
           May 22, 1995                                         ended December 31, 1995

      3.4  Amended and Restated By-Laws                         Previously filed

      4.1  Rights Agreement dated as of August 3, 1993 between  Incorporated by reference to Exhibit 4 to HPSC's
           the Company and The First National Company and The   Amendment No. 1 to its Current Report on Form 8-K
           First National Bank of Boston, N.A., including as    filed August 11, 1993
           Exhibit B thereto the form of Rights Certificate

      4.2  Form of Indenture                                    Previously filed

      4.3  Form of Senior Subordinated Note                     Included in Exhibit 4.2

      5.1  Opinion of Hill & Barlow regarding legality of       Previously filed
           Senior Subordinated Notes

     10.1  Lease dated as of March 8, 1994 between the          Incorporated by reference to Exhibit 10.1 to HPSC's
           Trustees of 60 State Street Trust and HPSC, Inc.,    Annual Report on Form 10-K for the fiscal year
           dated September 10, 1970 and relating to the         ended December 31, 1994
           principal executive offices of HPSC, Inc. at 60
           State Street, Boston, Massachusetts

     10.2  HPSC, Inc. Stock Option Plan, dated March 5, 1986    Incorporated by reference to Exhibit 10.6 to HPSC's
                                                                Annual Report on Form 10-K for the fiscal year
                                                                ended December 30, 1989

     10.3  Employment Agreement between HPSC, Inc. and John W.  Previously filed
           Everets, dated as of July 19, 1996

     10.4  Employment Agreement between HPSC, Inc. and Raymond  Previously filed
           R. Doherty dated as of August 2, 1996

     10.5  Employment Agreement between HPSC, Inc. and Rene     Incorporated by reference to Exhibit 10.5 to HPSC's
           Lefebvre dated April 6, 1994                         Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

     10.6  HPSC, Inc. Employee Stock Ownership Plan Agreement   Incorporated by reference to Exhibit 10.9 to HPSC's
           dated December 22, 1993 between HPSC, Inc. and John  Annual Report on Form 10-K for the fiscal year
           W. Everets and Raymond R. Doherty, as trustees       ended December 25, 1993

     10.7  First Amendment effective January 1, 1993 to HPSC,   Incorporated by reference to Exhibit 10.2 to HPSC's
           Inc. Employee Stock Ownership Plan                   Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

     10.8  Second Amendment effective January 1, 1994 to HPSC,  Incorporated by reference to Exhibit 10.11 to
           Inc. Employee Stock ownership Plan                   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
     10.9  Third Amendment effective January 1, 1993 to HPSC,   Incorporated by reference to Exhibit 10.12 to
           Inc. Employee Stock Ownership Plan                   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

    10.10  HPSC, Inc. Supplemental Employee Stock Ownership     Incorporated by reference to Exhibit 10.3 to HPSC's
           Plan and Trust dated July 25, 1994                   Quarterly Report on Form 10-Q for the quarter ended
                                                                June 25, 1994

    10.11  HPSC, Inc. 1994 Stock Plan dated as of March 23,     Incorporated by reference to Exhibit 10.4 to HPSC's
           1994 and related forms of Nonqualified Option Grant  Quarterly Report on Form 10-Q for the quarter ended
           and Option Exercise Form                             June 25, 1994

    10.12  HPSC, Inc. Supplemental Executive Retirement Plan    Previously filed
           dated as of January 1, 1997

    10.13  HPSC, Inc. 401(k) Plan dated February, 1993 between  Incorporated by reference to Exhibit 10.15 to
           HPSC, Inc. and Metropolitan Life Insurance Company   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 25, 1993

    10.14  Indenture and Service Agreement dated as of          Incorporated by reference to Exhibit 10.10 to
           December 23, 1993 by and among HPSC Funding Corp.    HPSC's Annual Report on Form 10-K for the fiscal
           I, HPSC, Inc. and State Street Bank and Trust        year ended December 25, 1993
           company of Connecticut, N.A.

    10.15  Sale and Contribution Agreement dated as of          Incorporated by reference to Exhibit 10.11 to
           December 23, 1993 between HPSC Funding Corp. I and   HPSC's Annual Report on Form 10-K for the fiscal
           HPSC, Inc.                                           year ended December 25, 1993

    10.16  Note Purchase Agreement dated as of December 23,     Incorporated by reference to Exhibit 10.12 to
           1993 among HPSC Funding Corp. I, HPSC, Inc. and the  HPSC's Annual Report on Form 10-K for the fiscal
           Prudential Life Insurance Company of America         year ended December 25, 1993

    10.17  Insurance Agreement dated as of December 23, 1993    Incorporated by reference to Exhibit 10.13 to
           among Municipal Bond Investors Assurance             HPSC's Annual Report on Form 10-K for the fiscal
           Corporation, HPSC Funding Corp. I, HPSC, Inc. and    year ended December 25, 1993
           State Street Bank and Trust Company of Connecticut,
           N.A.

    10.18  Undertaking with respect to Exhibits to certain      Incorporated by reference to Exhibit 10.14 to
           Agreements                                           HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 25, 1993

    10.19  Second Amended and Restated Revolving Credit         Previously filed
           Agreement dated as of December 12, 1996 between
           HPSC, Inc., The First National Bank of Boston,
           individually and as Managing Agent, NationsBank,
           N.A., individually and as Agent, and the banks
           named therein

    10.20  Loan Agreement dated April 13, 1995 between HPSC,    Incorporated by reference to Exhibit 10.1 to HPSC's
           Inc. and Springfield Institution for Savings         Quarterly Report on Form 10-Q for the quarter ended
                                                                March 31, 1995

    10.21  Sale Agreement dated November 16, 1995 between       Incorporated by reference to Exhibit 10.24 to
           HPSC, Inc. and Springfield Institution for Savings   HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
    10.22  Stock Purchase Agreement, dated as of November 1,    Incorporated by reference to Exhibit 10.3 to HPSC's
           1994, by and among HPSC, Inc. and each of Chemical   Quarterly Report on Form 10-Q for the quarter ended
           Bank; The CIT Group/ Business Credit, Inc.; Van      September 24, 1994
           Kampen Merritt Prime Rate Income Trust; the Nippon
           Credit Bank, Ltd.; Union Bank of Finland, Grand
           Cayman Branch; HPSC, Inc.; The Bank of Tokyo Trust
           Company; and Morgens, Waterfall, Vintiadis & Co.
           Inc., and related Schedules

    10.23  Purchase and Contribution Agreement dated as of      Incorporated by reference to Exhibit 10.31 to
           January 31, 1995 between HPSC, Inc. and HPSC Bravo   HPSC's Annual Report on Form 10-K for the fiscal
           Funding Corp.                                        year ended December 31, 1994

    10.24  Credit Agreement dated as of January 31, 1995 among  Incorporated by reference to Exhibit 10.32 to
           HPSC Bravo Funding Corp., Triple-A One Funding       HPSC's Annual Report on Form 10-K for the fiscal
           Corporation, as lender, and CapMAC, as               year ended December 31, 1994
           Administrative Agent and as Collateral Agent

    10.25  Agreement to furnish copies of Omitted Exhibits to   Incorporated by reference to Exhibit 10.33 to
           Certain Agreements with HPSC Bravo Funding Corp.     HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1994

    10.26  Amendment documents, effective November 5, 1996, to  Previously filed
           Credit Agreement dated as of January 31, 1995 among
           HPSC Bravo Funding Corp., Triple-A One Funding
           Corporation, as lender, and CapMAC, as
           Administrative Agent and as Collateral Agent

    10.27  Amended and Restated HPSC, Inc. 1995 Stock           Incorporated by reference to Exhibit 10.29 to
           Incentive Plan                                       HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

    10.28  Stock Option grant to Lowell P. Weicker effective    Incorporated by reference to Exhibit 10.30 to
           December 7, 1995                                     HPSC's Annual Report on Form 10-K for the fiscal
                                                                year ended December 31, 1995

     11.1  Statement of Computation of Earnings per Share       Filed herewith

     12.1  Statement re computation of ratio of earnings to     Filed herewith
           fixed charges

     13.1  Annual Report to Stockholders for the fiscal year    Incorporated by reference to Exhibit 13 to HPSC's
           ended December 31, 1995                              Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

     16.1  Letter from Coopers & Lybrand L.L.P. re change in    Incorporated by reference to Exhibit 16 to HPSC's
           certifying accountant                                Current Report on Form 8-K dated June 16, 1996

     21.1  Subsidiaries of HPSC, Inc.                           Incorporated by reference to Exhibit 21 to HPSC's
                                                                Annual Report on Form 10-K for the fiscal year
                                                                ended December 31, 1995

     23.1  Consent of Deloitte & Touche LLP                     Filed herewith

     23.2  Consent of Coopers & Lybrand L.L.P.                  Filed herewith

     23.3  Consent of Hill & Barlow, a Professional             Included in Exhibit 5.1
           Corporation

   NO.                   DESCRIPTION OF DOCUMENT                                 METHOD OF FILING
---------  ---------------------------------------------------  ---------------------------------------------------
     25.1  Statement of Eligibility of Trustee on Form T-1      Previously filed

     27.1  HPSC, Inc. Financial Data Schedule                   Filed herewith